   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1997.


                                                      REGISTRATION NO. 333-33223
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          NEBCO EVANS HOLDING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 5142                                06-1444203
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                               545 STEAMBOAT ROAD

                          GREENWICH, CONNECTICUT 06830

                                 (203)661-2500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES)


                                             Copies of all communications to:



              A. PETTER OSTBERG                        ADAM O. EMMERICH, ESQ.
               VICE PRESIDENT                      WACHTELL, LIPTON, ROSEN & KATZ
         NEBCO EVANS HOLDING COMPANY                     51 WEST 52ND STREET
             545 STEAMBOAT ROAD                       NEW YORK, NEW YORK 10019
        GREENWICH, CONNECTICUT 06830                       (212) 403-1000
               (203) 661-2500
   (NAME, ADDRESS, INCLUDING ZIP CODE AND
               TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF AGENT FOR SERVICE)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon consummation of the Exchange Offer referred to herein.
                            ------------------------


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of an aggregate principal amount of $100,387,000 of 12 3/8% New Senior Discount Notes due 2007 (the "New Senior Discount Notes" or "New Notes") of Nebco Evans Holding Company. ("NEHC") that may be exchanged for equal principal amounts of NEHC's outstanding 12 3/8% Senior Subordinated Discount Notes due 2007 (the "Senior Discount Notes" or "Notes") (the "Exchange Offer"). This Registration Statement also covers the registration of the New Notes for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. The complete Prospectus relating to the Exchange Offer (the "Exchange Offer Prospectus") follows immediately after this Explanatory Note. Following the Exchange Offer Prospectus are certain pages of the Prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, an alternate "Available Information" section, a section entitled "Risk Factors -- Trading Market for the New Notes" to be used in lieu of the section entitled "Risk Factors -- Absence of Public Market for the New Notes; Restrictions on Transfers," a new section entitled "Use of Proceeds" and an alternate section entitled "Plan of Distribution." In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under such captions) in the Exchange Offer Prospectus:
"Prospectus Summary -- The Note Offering" and "-- The Exchange Offer," "Risk Factors -- Exchange Offer Procedures" and "-- Restrictions on Transfer," "The Exchange Offer," and "Certain Federal Income Tax Consequences of the Exchange Offer." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS


                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1997


[AMERISERVE LOGO]
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING

                     12 3/8% SENIOR DISCOUNT NOTES DUE 2007
                  ($100,387,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR

                   12 3/8% NEW SENIOR DISCOUNT NOTES DUE 2007
                        ($100,387,000 PRINCIPAL AMOUNT)

                                       OF

                          NEBCO EVANS HOLDING COMPANY


        THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

                TIME, ON                , 1997, UNLESS EXTENDED

     Nebco Evans Holding Company, a Delaware corporation ("NEHC"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $100,387,000 of its 12 3/8% New Senior Discount Notes due 2007 (the "New Senior Discount Notes" or "New Notes") for an equal principal amount of its outstanding 12 3/8% Senior Discount Notes due 2007 (the "Senior Discount Notes" or the "Notes"), in integral multiples of $1,000. The New Notes will be senior subordinated unsecured obligations of NEHC and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of New Notes will not be entitled to certain rights of holders under a Registration Rights Agreement of NEHC dated as of July 11, 1997 (the "Registration Rights Agreement"). The Senior Discount Notes have been, and the New Senior Discount Notes will be, issued under an Indenture dated as of July 11, 1997 (the "Senior Discount Note Indenture" or the "Indenture"), among NEHC and State Street Bank & Trust Company, as trustee (the "Senior Discount Note Trustee"). See "Description of New Notes." There will be no proceeds to NEHC from this offering; however, pursuant to the Registration Rights Agreement, NEHC will bear certain offering expenses.
                            ------------------------


     SEE "RISK FACTORS," COMMENCING ON PAGE 15, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER NOTES IN THE EXCHANGE OFFER.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS          , 1997.

                                                          (cover page continued)

     NEHC will accept for exchange any and all validly tendered Notes on or
prior to 12:00 midnight, New York City time, on           , 1997, unless the
Exchange Offer is extended (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date; otherwise such tenders are irrevocable. State Street Bank & Trust Company will act as Exchange Agent with respect to the Senior Discount Notes (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange, but is otherwise subject to certain customary conditions.


     The Notes were sold by NEHC on July 11, 1997 in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. A portion of the Notes were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to a limited number of institutional accredited investors in a manner exempt from registration under the Securities Act. Based on information provided by the Initial Purchaser, the Company believes no Notes were resold outside the United States in reliance on Regulation S under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy certain obligations of NEHC under the Registration Rights Agreement. See "The Exchange Offer."

     The New Notes will accrete at a rate of 12 3/8% compounded semi-annually to an aggregate principal amount of $100,387,000 at July 15, 2002. Thereafter, the New Notes will accrue interest at the rate of 12 3/8% per annum, payable semiannually on January 15 and July 15 of each year, commencing July 15, 2003. The New Notes will be redeemable at the option of NEHC, in whole or in part, at any time on or after July 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time, NEHC may redeem the New Notes, in whole but not in part, at the option of NEHC, at a redemption price of 112.375% of the accreted value (determined at the date of redemption), with the net cash proceeds of a Public Equity Offering. See "Description of the New
Notes -- Optional Redemption," and "Prospectus Summary -- Summary of Terms of New Notes."


     Upon the occurrence of a Change of Control (as defined in the Indenture), each Holder (as defined herein) of New Notes will have the right to require NEHC to repurchase all or any part of such Holder's New Notes at an offer price in cash equal to 101% of the Accreted Value (determined at the date of redemption) thereof on the date of repurchase (if such date of repurchase is prior to July 15, 2002) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase (if such date of repurchase is on or after July 15, 2002). See "Description of New Notes -- Repurchase at the Option of Holders." There can be no assurance that, in the event of a Change of Control, NEHC would have sufficient funds to repurchase all New Notes tendered. See "Risk Factors -- Payment Upon a Change of Control."



     The New Notes will be general, unsecured obligations of NEHC, will rank pari passu in right of payment with all existing and future senior indebtedness of NEHC and will rank senior in right of payment to all subordinated indebtedness of NEHC. As indebtedness of NEHC, however, the Notes will be effectively subordinated to all indebtedness of the Company. As of June 28, 1997, on a pro forma basis, after giving effect to the Acquisition (as defined herein), the related financings and other transactions and Refinancing described herein, including, without limitation, the Note Offering and the application of the net proceeds therefrom, the Notes would have been effectively subordinate to approximately $885.4 million of indebtedness of the Company.


     Based on an interpretation by the staff of the SEC (as defined herein) set forth in no-action letters issued to third parties, NEHC believes that New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of NEHC within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such

                                                          (cover page continued)

New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate in the distribution of such New Notes.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Notes. The Letter of Transmittal delivered with this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. NEHC has agreed that for a period of 120 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.


     Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), or Morgan Stanley & Co., Inc. (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by NEHC.


     NEHC does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ" or the "Initial Purchaser") has advised NEHC that it intends to make a market in the New Notes; however, it is not obligated to do so and any market-making may be discontinued at any time. As a result, NEHC cannot determine whether an active public market will develop for the New Notes.

     ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND NEHC WILL HAVE FULFILLED ONE OF ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. HOLDERS OF NOTES WHO DO NOT TENDER THEIR NOTES GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE. SEE "THE EXCHANGE OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE."

     The New Notes issued pursuant to this Exchange Offer generally will be issued in the form of Global New Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global New Notes representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for New Notes in certificated form. After the initial issuance of the Global New Notes, New Notes in certificated form will be issued in exchange for the Global New Notes only on the terms set forth in the Indenture. See "Description of New Notes -- Book-Entry, Delivery and Form."
                            ------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEHC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL           , 1997 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION


     NEHC has filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to NEHC or the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.



     Such documents and other information filed by NEHC can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the website maintained by the SEC (http://www.sec.gov), and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.


     NEHC is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the New Notes, NEHC will become subject to the informational requirements of the Exchange Act. NEHC will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission. In addition, NEHC will send to each Holder of New Notes copies of annual reports and quarterly reports containing the information required to be filed under the Exchange Act.


     So long as NEHC is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the SEC to the Trustees and the Holders of the Notes and the New Notes. NEHC has agreed that, even if it is not required under the Exchange Act to furnish such information to the SEC, it will nonetheless continue to furnish information that would be required to be furnished by NEHC under Section 13 of the Exchange Act to the Trustees and the Holders of the Notes or New Notes as if it were subject to such periodic reporting requirements.


     In addition, NEHC has agreed that, for so long as any of the Notes remain outstanding, it will make available to any prospective purchaser of the Notes or Holder of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM NEHC, 545 STEAMBOAT ROAD, GREENWICH, CONNECTICUT 06830, (203) 661-2500. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
NOVEMBER   , 1997.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the NEHC business and pro forma data give effect to the Transactions described below. An index of certain defined terms used herein can be found on page 98. Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" or "AmeriServe" are to AmeriServe Food Distribution, Inc., its predecessors and its subsidiaries, and give effect to the acquisition of PFS and the contribution of The Harry H. Post Company ("Post"), each as described below, and references to "NEHC" are to Nebco Evans Holding Company, a Delaware corporation, and its subsidiaries.


                                      NEHC


     Following the consummation of the Transactions and the HWPI Transaction (described below), the capital stock of AmeriServe and Holberg Warehouse Properties, Inc., a Delaware corporation ("HWPI" and, together with AmeriServe, the "NEHC Subsidiaries"), accounts for substantially all of NEHC's assets. NEHC will conduct substantially all of its business through AmeriServe. HWPI's sole operation consists of the leasing of two distribution centers to AmeriServe.


                                  THE COMPANY


     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants, the fastest growing segment of the domestic restaurant industry. The Company is the primary supplier to its customers of a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company serves over 30 different restaurant chains and over 26,500 restaurant locations in North America. The Company has had long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Burger King, Dairy Queen, Subway and Applebee's. The Company's strategy is to capitalize on its market leading position, compelling industry trends and management's extensive experience to: (i) pursue profitable internal and external growth opportunities; (ii) capitalize on its nationwide network of distribution centers to increase customer density and regional market penetration; (iii) continue to provide low cost, superior customer service; and
(iv) maximize operating leverage by pursuing selective acquisitions within the fragmented foodservice distribution industry. For the fiscal year ended December 28, 1996, the Company generated pro forma net sales, pro forma EBITDA and pro forma net loss of $4.9 billion, $128.0 million and $7.9 million, respectively.


     The Company has achieved a record of strong growth in net sales and EBITDA by successfully implementing this strategy. From 1992 to 1996, exclusive of PFS, the Company's net sales increased from $293.6 million to $1.3 billion, representing a compound annual growth rate ("CAGR") of 44.5%. During the same period, the Company's EBITDA, exclusive of PFS, increased from $6.0 million to $26.0 million, representing a CAGR of 44.1%. The Company believes it is well positioned to continue to expand its presence in the systems foodservice distribution industry as a result of its reputation for providing superior customer service as well as its ability to provide low cost, efficient services. The Company believes that it was primarily as a result of these factors that in January 1997 it was awarded a three-year exclusive contract effective April 1997 to provide foodservice distribution to approximately 2,600 Arby's restaurants. The Company estimates that this contract, which management believes represents the single largest customer migration in the systems foodservice distribution industry, will result in the addition of approximately $325 million of net sales in the first 12 months of such contract.


     On July 11, 1997, in furtherance of its strategy, NEHC acquired PFS, the foodservice distribution business ("PFS") of PepsiCo, Inc. ("PepsiCo") (the "Acquisition"). Prior to the Acquisition, PFS was North America's second largest systems foodservice distributor, serving over 17,000 restaurants in the Pizza Hut, Taco Bell and KFC restaurant systems. The Company expects to realize significant benefits from the Acquisition, including:(i) enhanced customer and concept diversification; (ii) increased customer density; (iii) broadened national and international presence; and (iv) substantial cost savings and economies of scale. In addition, in connection with the Acquisition, the Company has entered into the Distribution Agreement whereby it will be the exclusive distributor of selected products for five years to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by PepsiCo and previously serviced by PFS. These restaurants accounted for approximately 68% of PFS's 1996 net sales and 44% of the Company's 1996 pro forma net sales after giving effect to the Arby's contract.

     The Company believes it is well positioned to capitalize on the attractive characteristics of the chain restaurant segment of the foodservice distribution industry, which include: (i) the high growth rate of the segment, which experienced an approximately 7.4% net sales CAGR from 1985 to 1995; (ii) the uniformity of product offerings and consistency of demand by chain restaurant customers; (iii) the increased focus by chain restaurants on foodservice distributors that can provide consistent quality, reliable service and value on a nationwide basis to maintain the chain's uniform standards; and (iv) the fragmented nature of the industry, which includes over 3,000 foodservice distribution companies. As the largest systems foodservice distributor serving chain restaurants, the Company believes it is better positioned than its competitors to offer consistent quality, reliable service and value on a national scale in order to accommodate the growth of each customer.

COMPETITIVE ADVANTAGES

     The Company believes that it will benefit from the following competitive advantages:

     - Market Leader with a Nationwide Presence. As a result of its national presence, the Company believes it is one of the few systems foodservice distributors capable of effectively serving large national accounts. The Company believes it has significant advantages over smaller, regional foodservice distributors as a result of its ability to: (i) derive significant economies of scale in operating and distribution expenses;
        (ii) benefit from increased purchasing power; (iii) make significant investments in advanced technology and equipment, which enhance productivity and customer service; and (iv) provide superior customer service on a national scale.

     - Low Cost Structure. The Company believes that it is uniquely positioned to provide distribution services to chain restaurants at attractive prices while also providing superior customer service. A critical component of the Company's ability to reduce costs is the Company's effective management of its warehouse and distribution costs, primarily as a result of: (i) utilizing fewer, larger distribution centers within each of its geographic regions; and (ii) maximizing customer density within each region it serves. Furthermore, the Company has made significant investments in advanced distribution centers, transportation equipment and information technology, which enable it to efficiently serve its customers.

     - Stable Customer Base. The Company services over 26,500 restaurant locations within more than 30 different restaurant concepts. The Company believes it has among the best relationships with its customers of any systems foodservice distributor as evidenced by the length and stability of such relationships. For example, as a result of its ability to provide high quality service at attractive rates, the Company has developed long-standing relationships with many of the leading restaurant concepts, including Dairy Queen (customer for 46 years), Burger King (customer for 36 years), KFC (customer for 26 years), Wendy's (customer for 21 years), Pizza Hut (customer for 20 years) and Taco Bell (customer for 18 years).

     - Experienced Management Team. The Company's management team has extensive experience in the systems foodservice distribution business and has developed long-standing relationships with franchisees and senior management of successful concepts. The top four senior executives of the Company have an average of approximately 24 years of experience with the Company. In addition, prior to the Acquisition, the Company's management team has successfully integrated five acquisitions since 1990, representing approximately $1.2 billion in aggregate annual sales.

BUSINESS STRATEGY

     The Company's objective is to continue to increase net sales and EBITDA by implementing the following key elements of its business strategy:


     - Continue to Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through a combination of the development of new business from existing customers, the addition of new chains, international expansion and selective acquisitions.



     - Capitalize on the Benefits of the PFS Acquisition. Management believes that combining the operations of AmeriServe and PFS will present it with opportunities to eliminate duplicative costs and realign the Company's distribution center network to capitalize effectively on economies of scale and the benefits of higher customer density.



     - Continue to Maximize Operating Leverage. As the largest systems foodservice distributor in North America, the Company pursues a low-cost operating strategy based primarily on achieving economies of scale in the areas of warehousing, transportation, general and administrative functions and management information systems.



     - Continue to Provide Superior Customer Service. The Company believes it enjoys a reputation for providing consistent, high quality service based on its customer focus, its commitment to service excellence and the depth of its management team.


                                THE TRANSACTIONS

     In connection with the Acquisition, NEHC: (i) consummated the Note Offering (as defined herein); and (ii) effected the HWPI Transaction (as defined herein) (collectively, the "NEHC Transactions"). Concurrently, the Company: (i) consummated the offering of $500.0 million of 10 1/8% Senior Subordinated Notes due 2007 (the "Subordinated Notes Offering"); (ii) entered into the New Credit Facility (as defined herein); (iii) established the Accounts Receivable Program (as defined herein); (iv) received the Equity Contribution (as defined herein);
(v) effected the Preferred Stock Contribution (as defined herein); and (vi) consummated the Post Contribution (as defined herein) (collectively, the "AmeriServe Transactions" and, together with the NEHC Transactions, the "Transactions"). See "The Transactions," "Description of Indebtedness" and "Certain Relationships and Related Party Transactions."


                                THE REFINANCING



     On October 15, 1997, the Company completed the offering (the "Senior Notes Offering") and sale of its 8 7/8% Senior Notes due 2006 (the "Senior Notes") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Senior Notes Offering was completed as part of the refinancing of certain outstanding term indebtedness of the Company incurred under the New Credit Facility in connection with the Acquisition to, among other things, (i) extend the maturity of the borrowings, (ii) fix the interest rate of those borrowings at a rate believed by the Company to be attractive for fixed rate financing, and (iii) provide the Company with additional cash to be utilized for working capital and to fund possible future acquisitions (collectively, the "Refinancing"). See "The Refinancing," "The Business -- Business Strategy," "Description of
Indebtedness -- New Credit Facility" and "Description of Indebtedness -- 8 7/8% Senior Notes due 2006."


     NEHC's principal executive offices are located at 545 Steamboat Road, Greenwich, Connecticut 06830 and its telephone number is (203) 661-2500.

                               THE NOTE OFFERING

THE NOTES..................  The Notes were sold by NEHC on July 11, 1997 and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act and based on information supplied by the Initial Purchaser, NEHC believes no sales were made to persons in transactions outside the United States in reliance on Regulation S under the Securities Act ("the Note Offering").

REGISTRATION RIGHTS
AGREEMENT..................  In connection with the Note Offering, NEHC entered into the Registration Rights Agreement, which grants holders of the Notes certain exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $100,387,000 in aggregate principal amount of
                             NEHC's 12 3/8% New Senior Discount Notes due 2007.

THE EXCHANGE OFFER.........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of the Notes. As of the date hereof, $100,387,000 aggregate principal amount of Notes are outstanding. NEHC will issue the New Notes to Holders on or promptly after the Expiration Date.


EXPIRATION DATE............  12:00 midnight, New York City time, on
                                         , 1997, unless the Exchange Offer is
                             extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.



INTEREST ON THE NEW NOTES
AND THE NOTES..............  The New Notes will accrete at a rate of 12 3/8%
                             compounded semi-annually to an aggregate principal amount of $100,387,000 at July 15, 2002.
                             Thereafter, the New Notes will accrue interest at the rate of 12 3/8% per annum, payable semiannually on January 15 and July 15 of each year, commencing July 15, 2003.



CONDITIONS TO THE
EXCHANGE OFFER.............  The Exchange Offer is subject to certain customary conditions, which may be waived by NEHC. See "The Exchange Offer -- Conditions."


PROCEDURES FOR
TENDERING NOTES............  Each Holder of Notes wishing to accept the Exchange
                             Offer must complete, sign and date the relevant accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the relevant Exchange Agent at the address set forth in the Letter of Transmittal. The Letter of Transmittal should be used to tender Notes. By executing the Letter of Transmittal, each Holder will represent to NEHC that, among other things, the Holder or the person receiving such New Notes, whether or not such person is the Holder, is acquiring the New Notes in the ordinary course of business and that neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes. In lieu of physical delivery of the certificates representing Notes, tendering Holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES.................  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."


WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer -- Terms of the Exchange Offer."



ACCEPTANCE OF NOTES AND
DELIVERY OF NEW NOTES......  NEHC will accept for exchange any and all Notes that are properly tendered in the Exchange Offer prior to 12:00 midnight, New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."


FEDERAL INCOME TAX
CONSEQUENCE................  The issuance of the New Notes to Holders of the
                             Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the New Notes. See "Certain Federal Income Tax Consequences of the Exchange Offer."

USE OF PROCEEDS............  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

EFFECT ON HOLDERS OF
NOTES......................  As a result of the making of this Exchange Offer,
                             NEHC will have fulfilled certain of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such Holders will continue to hold the untendered notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indentures, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.


EXCHANGE AGENT.............  State Street Bank and Trust Company is serving as exchange agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

                         SUMMARY OF TERMS OF NEW NOTES


     The form and terms of the New Notes are the same as the form and terms of the Notes (which they will replace) except that (i) the New Notes have been registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) the Holders of the New Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of New Notes."


SECURITIES OFFERED.........  $100,387,000 principal amount at maturity of NEHC's
                             12 3/8% New Senior Discount Notes due 2007.

MATURITY DATE..............  July 15, 2007.

ACCRETION..................  The New Notes will accrete at a rate of 12 3/8%, compounded semi-annually to an aggregate principal amount of $100,387,000 at July 15, 2002.


INTEREST RATE..............  The New Notes will bear cash interest at the rate of 12 3/8% per annum, payable semiannually on July 15 and January 15 of each year, commencing January 15, 2003.



RANKING....................  The New Notes will be general unsecured obligations of NEHC, will rank pari passu in right of payment to all existing and future senior indebtedness of NEHC and will rank senior in right of payment to all subordinated indebtedness of NEHC. As indebtedness of NEHC, however, the Notes will be effectively subordinated to all indebtedness of the Company. As of June 28, 1997, on a pro forma basis, after giving effect to the Transactions and the Refinancing, the Notes would have been effectively subordinate to approximately $885.4 million of indebtedness of the Company. See "Risk
                             Factors -- Holding Company Structure; Effective Subordination."


OPTIONAL REDEMPTION........  The New Notes will be redeemable at the option of
                             NEHC, in whole or in part, at any time on or after July 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. In addition, at any time, NEHC may redeem the New Notes, in whole but not in part, at the option of NEHC, at a redemption price of 112.375% of the accreted value (determined at the date of redemption), with the net cash proceeds of a Public Equity Offering. See "Description of the New Notes -- Optional Redemption," and "Prospectus Summary -- Summary of Terms of New Notes."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require NEHC to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to July 15, 2002) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase (if such date of purchase is on or after July 15, 2002). See "Description of New
                             Notes -- Repurchase at the Option of
                             Holders -- Change of Control." There can be no assurance that, in the event of a Change of Control, NEHC would have sufficient funds to repurchase all New Notes tendered. See "Risk Factors -- Payment Upon a Change of Control."

CERTAIN COVENANTS..........  The Indenture contains certain covenants that limit, among other things, the ability of NEHC to:
                             (i) pay dividends, redeem capital stock or make certain other restricted payments or investments;
                             (ii) incur additional indebtedness or issue preferred equity interests; (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; and (v) enter into certain transactions with affiliates or related persons. See "Description of New
                             Notes -- Certain Covenants."


FORM AND DENOMINATION......  The certificates representing the New Notes will be issued in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depository in the form of a Global New Note. Beneficial interests in the certificates representing the Global New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its Participants. See "Book Entry, Delivery and Form."


ORIGINAL ISSUE DISCOUNT....  The New Notes are being issued with original issue discount for U.S. federal income tax purposes. Thus, although interest will not be payable on the Notes prior to July 15, 2002, holders will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Description of Certain Federal Income Tax Consequences -- Original Issue Discount."

EXCHANGE OFFER REGISTRATION
  RIGHTS...................  If any Holder of an aggregate of at least $2.0 million in principal amount of Notes notifies NEHC within 20 days of the consummation of the Exchange Offer that (A) such Holder is prohibited by law or SEC policy from participating in the Exchange Offer, or (B) such Holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such Holder, or (C) such Holder is a broker-dealer and holds Notes acquired directly from NEHC or one of its respective affiliates, then NEHC will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the Holders thereof. Notwithstanding the foregoing, at any time after consummation of the Exchange Offer, NEHC may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of NEHC determines in good faith that it is in the best interests of NEHC not to disclose the existence of or facts surrounding any proposed or pending material corporate transaction involving NEHC, and NEHC notifies the Holders within a certain period of time after the Board of Directors makes such determination, or (ii) the prospectus contained in the Shelf Registration Statement contains an untrue statement of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. NEHC will pay certain liquidated damages to Holders of Notes and Holders of New Notes if NEHC is not in compliance with its obligations under the Registration Rights Agreement. See "Exchange Offer; Registration Rights."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER, SEE "RISK FACTORS."

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


     The following table sets forth summary unaudited pro forma consolidated balance sheet data at June 28, 1997 and summary unaudited pro forma consolidated income statement data of NEHC for the fiscal year ended December 28, 1996 and the six months ended June 28, 1997. NEHC has a fiscal year ending on the Saturday closest to the end of the calendar year. NEHC's fiscal year is 52 weeks. PFS had a fiscal year ending on the last Wednesday in December. The PFS fiscal year was 52 weeks. The pro forma consolidated balance sheet data at June 28, 1997 give effect to the Transactions and the Refinancing as if they had occurred on June 28, 1997. The pro forma consolidated income statement data and other data for the fiscal year ended December 28, 1996 and the six months ended June 28, 1997 give effect to the Transactions and the Refinancing as if they had occurred at the beginning of the period presented. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical and unaudited pro forma financial statements of NEHC, the historical financial statements of PFS and the related notes thereto included elsewhere herein.



                                                                      FISCAL        SIX MONTHS
                                                                       YEAR            ENDED
                                                                       1996        JUNE 28, 1997
                                                                    ----------     -------------
INCOME STATEMENT DATA:
  Net sales.......................................................  $4,875,479      $ 2,301,495
  Gross profit....................................................     488,552          234,947
  Operating expenses..............................................     405,017          200,799
  Operating income................................................      83,535           34,148
OTHER DATA:
  Pro forma EBITDA(1).............................................  $  128,002      $    56,803
  Depreciation and amortization...................................      44,950           22,655
  Capital expenditures............................................      41,510           19,775
  Ratio of earnings to fixed charges(2)...........................         N/A              N/A



                                                                           AT JUNE 28, 1997
                                                                        -----------------------
                                                                          ACTUAL     PRO FORMA
                                                                        ----------   ----------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................  $    3,474   $  162,166
  Working capital.....................................................     222,469      167,138
  Total assets........................................................   1,446,512    1,413,800
  Long-term debt, including current portion...........................   1,036,262      940,382
  Stockholder's equity................................................      14,791       89,973


---------------

(1) Pro forma EBITDA represents pro forma operating income plus pro forma depreciation and amortization and excludes one-time non-recurring gains and losses.



     Pro forma EBITDA is computed as follows:



                                                                                      SIX
                                                                                  MONTHS ENDED
                                                                  FISCAL YEAR       JUNE 28,
                                                                     1996             1997
                                                                  -----------     ------------
    Pro forma operating income..................................  $    83,535     $     34,148
    Pro forma depreciation and amortization.....................       44,950           22,655
    Non-recurring gains/losses:
      Gain on sale of assets....................................       (4,283)              --
      Integration costs.........................................        3,800               --
                                                                     --------          -------
    Pro forma EBITDA............................................  $   128,002     $     56,803
                                                                     ========          =======



     Pro-forma EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. NEHC understands that EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the historical and unaudited pro forma financial statements of NEHC, the historical financial statements of PFS and the related notes thereto included elsewhere herein.



(2) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For the fiscal year ended December 28, 1996 and the six months ended June 28, 1997, on a pro forma basis, earnings were inadequate to cover fixed charges by $12.9 million and $13.6 million, respectively.

                        SUMMARY SELECTED FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)


     The following table sets forth summary historical financial data of NEHC and PFS for the fiscal years 1994, 1995 and 1996, which have been derived from the audited financial statements of NEHC and PFS, respectively. The financial statements of NEHC were audited by Ernst & Young LLP for fiscal years 1994, 1995 and 1996. The financial statements of PFS were audited by KPMG Peat Marwick LLP for fiscal years 1994, 1995 and 1996. NEHC has a fiscal year ending on the Saturday closest to the end of the calendar year. Each fiscal year for NEHC was 52 weeks. PFS had a 52-53 week fiscal year ending on the last Wednesday in December. Each fiscal year for PFS was 52 weeks, except 1994, which contained 53 weeks. Data for the first six months of 1996 and 1997 have been derived from unaudited financial statements of NEHC and PFS, which, in the opinion of management, include all adjustments necessary for a fair presentation of the information. Data at and for the first six months of 1997 do not purport to be indicative of results to be expected for the full fiscal year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical and unaudited pro forma financial statements of NEHC and the historical financial statements of PFS and related notes thereto included elsewhere herein.



                                                   FISCAL YEAR                      SIX MONTHS
                                       ------------------------------------   -----------------------
                NEHC                      1994         1995         1996         1996         1997
-------------------------------------  ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA:
  Net sales..........................  $  358,516   $  400,017   $1,389,601   $  636,167   $  802,900
  Gross profit.......................      37,914       40,971      140,466       64,414       79,011
  Operating expenses.................      34,488       36,695      122,430       57,914       73,085
  Operating income...................       3,426        4,276       18,036        6,500        5,926
OTHER DATA:
  EBITDA(1)..........................  $    6,710   $    7,038   $   27,925   $   10,875   $   12,717
  Depreciation and amortization......       3,284        2,762       10,372        4,375        6,791
  Capital expenditures...............       1,331        2,496       12,701        4,332        6,737
  Net cash provided by (used in):
     Operating activities............       4,276        4,505        4,151       (1,767)     (13,791)
     Investing activities............      (5,422)      (5,574)    (105,417)    (100,697)      (9,450)
     Financing activities............         490          619      102,915      103,246       24,491
PFS
-------------------------------------
INCOME STATEMENT DATA:
  Net sales..........................  $3,279,837   $3,458,944   $3,422,086   $1,552,475   $1,498,345
  Gross profit.......................     326,672      344,777      341,484      154,852      155,686
  Operating expenses.................     239,772      265,305      261,741      122,528      120,945
  Operating income...................      86,900       79,472       79,743       32,324       34,741
OTHER DATA:
  EBITDA(1)..........................  $  103,953   $   98,236   $   99,573   $   41,143   $   43,555
  Depreciation and amortization......      17,053       18,764       19,830        8,819        8,814
  Capital expenditures...............      21,310       25,245       28,771       14,214       12,291
  Net cash provided by (used in):
     Operating activities............      64,717       29,580       78,437          897        7,972
     Investing activities............     (20,263)     (24,388)     (27,561)     (13,182)      (4,048)
     Financing activities............     (44,360)      (5,163)     (49,454)      12,661       (5,517)


---------------

(1) EBITDA represents operating income plus depreciation and amortization and excludes one-time non-recurring gains and losses. EBITDA for NEHC in fiscal 1996 excludes net one-time, non-recurring gains of $0.5 million. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. NEHC understands that while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical and unaudited pro forma financial statements of NEHC and the historical financial statements of PFS and the related notes thereto included elsewhere herein.

                                  RISK FACTORS

     Holders of the Notes should consider carefully the factors set forth below, as well as the other information set forth elsewhere in this Prospectus, before making a decision to tender into the Exchange Offer. This Prospectus includes forward-looking statements, including statements concerning the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. NEHC's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in this "Risk Factors" section and elsewhere in this Prospectus. See "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Business." The forward-looking statements are made as of the date of this Prospectus, and NEHC assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE


     NEHC is and will continue to be highly leveraged as a result of the substantial indebtedness it has incurred in connection with the Transactions and the additional indebtedness it incurred in connection with the Refinancing. On a pro forma basis after giving effect to the Transactions and Refinancing, the Company would have had total indebtedness of $940.4 million and stockholders' equity of $90.0 million as of June 28, 1997, and NEHC's earnings would have been inadequate to cover fixed charges by $12.9 million for the year ended December 28, 1996. The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indenture and the New Credit Facility. See "Capitalization," "Unaudited Pro Forma Combined Financial Statements" and "The Transactions -- The Acquisition."



     NEHC's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the New Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, the management of NEHC believes that NEHC's available cash flow, together with available borrowings under the Company's New Credit Facility and other sources of liquidity, including the Accounts Receivable Program, will be adequate to pay such leases, dividends or other payments to enable NEHC to meet NEHC's anticipated future requirements for working capital, capital expenditures, scheduled payments of principal of and interest on its indebtedness, and interest on the New Notes. However, all or a portion of the principal payments at maturity on the New Notes may require refinancing. There can be no assurance that NEHC will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable NEHC to service its indebtedness, including the New Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The degree to which NEHC is now leveraged could have important consequences to holders of the New Notes, including, but not limited to, the following: (i) a substantial portion of NEHC's cash flow will be required to be dedicated to debt service and will not be available for other purposes; (ii) NEHC's ability to obtain additional financing in the future could be limited; (iii) the Indenture and the Senior Note Indenture (as defined herein) contain financial and restrictive covenants that limit the ability of NEHC to, among other things, borrow additional funds, dispose of assets or pay cash dividends. Failure by NEHC to comply with such covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on NEHC. In addition, the degree to which NEHC is leveraged could prevent it from repurchasing all New Notes tendered to it upon the occurrence of a Change of Control. See "Description of New Notes -- Repurchase at the Option of
Holders -- Change of Control," "Description of Indebtedness" and "The Transactions -- The Acquisition."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION


     NEHC is a holding company and does not have any material operations or assets other than ownership of capital stock of its subsidiaries. Accordingly, the New Notes will be effectively subordinated to all existing and future liabilities of NEHC's subsidiaries, including indebtedness under the New Credit Facility, the Senior Notes and Senior Subordinated Notes. As of June 28, 1997, on a pro forma basis after giving effect to the Transactions and the Refinancing, the aggregate amount of indebtedness of NEHC's subsidiaries to which the holders of the New Notes would be effectively subordinated would have been approximately $885.4 million. In addition, certain of NEHC's subsidiaries have $150.0 million of additional availability under the New Credit Facility for future borrowings. NEHC and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.


     Any right of NEHC to participate in any distribution of the assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the Holders of the New Notes to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. The obligations of NEHC's subsidiaries under the New Credit Facility are secured by substantially all of their respective assets. Additionally, NEHC will guarantee AmeriServe's obligations under the New Credit Facility and such guarantee will be secured by a first priority pledge of all the capital stock of AmeriServe owned by NEHC. See "Description of Indebtedness -- New Credit Facility."

LIMITATION ON THE PAYMENT OF FUNDS TO NEHC BY ITS SUBSIDIARIES


     NEHC's cash flow, and consequently its ability to pay dividends and to service debt, including its obligations under the New Notes, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to NEHC in the form of loans, dividends or otherwise. NEHC's subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the New Notes or to make any funds available therefor. In addition, the Company's New Credit Facility and the indentures governing the New Notes, the Senior Notes and the Senior Subordinated Notes impose, and agreements entered into in the future may impose, significant restrictions on the payment of dividends and the making of loans by the Company to NEHC. Under the New Credit Facility, subject to meeting certain financial covenants, NEHC's subsidiaries will be permitted to pay dividends to NEHC equal to the semi-annual interest payments due on the New Notes; provided that upon a notice of a default or event of default under the New Credit Facility, NEHC's subsidiaries will be prohibited from paying such dividends until the earlier of the 180th day following such notice and the date such default or event of default is cured or waived. Accordingly, repayment of the New Notes may depend upon the ability of NEHC to effect an offering of capital stock or to refinance the New Notes.


ASSET ENCUMBRANCES


     In connection with the New Credit Facility, NEHC has granted the lenders thereunder a first priority lien on all of the capital stock of the Company as security for its guarantee of the Company's obligations under the New Credit Facility. In the event of a default under the New Credit Facility or such guarantee, the lenders under the New Credit Facility (the "Lenders") could foreclose upon the assets pledged to secure the New Credit Facility, including such capital stock, and the holders of the New Notes might not be able to receive any payments until any payment default was cured or waived, any acceleration was rescinded, or the indebtedness under the New Credit Facility was discharged or paid in full.



RELIANCE ON KEY CONTRACTS


     In January 1997, the Company entered into a three-year agreement, which became effective April 1997, to become the primary supplier to approximately 2,600 Arby's restaurants nationwide. The Company expects to generate at least $325 million of annual net sales during the term of the agreement. No assurance can be given that the Company's contract with Arby's will be renewed upon expiration, that any renewal of such contract will be on terms as favorable to the Company as the current contract or that the Company will realize expected net sales under the existing contract.

     In connection with the Acquisition, the Company entered into a five-year Distribution Agreement effective from the Transactions Closing (as defined herein) with each of PepsiCo's chain restaurant businesses pursuant to which the Company will be the exclusive distributor of specified restaurant products purchased by Pizza Hut, Taco Bell and KFC restaurants within the continental United States, which are owned, directly or indirectly, by the subsidiaries of PepsiCo which hold each of the three restaurant businesses as of the Transactions Closing (other than certain specified restaurants) or which are acquired or built by PepsiCo's chain restaurant businesses during the term of the Distribution Agreement. Each of the subsidiaries which is a party to the Distribution Agreement will be owned by TRICON Global Restaurants, Inc. ("TRICON") following PepsiCo's spin-off of its core restaurant businesses to its shareholders. As a result, the spin-off of TRICON will have no impact on the Distribution Agreement. On a pro forma basis after giving effect to the Transactions and after giving effect to the Arby's contract, approximately 44% of the Company's 1996 net sales would have been generated under the Distribution Agreement. The Distribution Agreement may be terminated at any time (i) by any party in the event that the other party breaches any material term and such breach remains unremedied for a period of 30 calendar days after written notice of such breach, (ii) by the PepsiCo Chains if the Company is in material breach of the Distribution Agreement for failure to maintain specified service levels for a specified period of time or (iii) by either party in the event that the other party becomes the subject of a bankruptcy, insolvency or other similar proceeding. See "The Acquisition -- Distribution Agreement."


     While exclusive or written arrangements are not typically the basis of foodservice distribution sales and have not historically been requisite to the Company's growth, the Distribution Agreement will expire in five years and no assurance can be given that the Distribution Agreement will be renewed or, if renewed, whether such renewal will be on terms as favorable as the existing agreement. Furthermore, no assurance can be given that the Company will be able to achieve the expected net sales under the current Distribution Agreement. Gross profit and net pretax profit on certain sales by PFS to Pizza Hut under the Distribution Agreement are limited.

DEPENDENCE ON CERTAIN CHAINS AND CUSTOMERS

     The Company derives substantially all of its net sales from several chain restaurant concepts. On a pro forma basis after giving effect to the Transactions, and the Arby's contract, the largest chains serviced by the Company would have been Pizza Hut, Taco Bell and KFC, representing 28%, 28% and 12% of 1996 net sales, respectively. Adverse developments affecting such chains or a decision by a corporate owner or franchisor to revoke its approval of the Company as a distributor could have a material adverse effect on the Company's operating results.

     The Company's customers are generally individual franchisees or corporate-owned restaurants within such restaurant chains. Although the corporate owner or franchisor of a chain generally reserves the right to approve the distributors for its franchisees, each customer generally makes its selection of a foodservice distributor from an approved group of distributors. On a pro forma basis after giving effect to the Transactions and after giving effect to the Arby's contract, the Company's largest customer would have been PepsiCo, representing 44% of the Company's 1996 net sales. No other customer accounted for more than 10% of the Company's pro forma net sales in 1996. Adverse events affecting any of the Company's largest customers, a material decrease in sales to any such customers or the loss of a major customer through the acquisition thereof by a company with an internal foodservice distribution business or otherwise could have a material adverse effect on the Company's operating results. In addition, the Company's continued growth is dependent in part on the continued growth and expansion of its customers.

     A significant portion of the Company's business is conducted with customers with which the Company does not have contracts. Such customers could cease doing business with the Company on little or no notice. The Company's contracts with its other customers are subject to termination by the customer prior to expiration of the stated term under circumstances specified in each contract, including, in some cases, failure to comply with performance reliability standards. Although the Company is not aware of any issues of non-compliance that could reasonably be expected to result in termination of any such contracts prior to expiration of the stated term, and has not been notified by any customer that it intends to terminate its contract with the Company, there can be no assurance that historic levels of business from any customer of the Company will be maintained in the future. See "-- Key Contracts" and "The Business -- Customers."

ABILITY TO INTEGRATE ACQUISITIONS

     The Company has achieved a significant portion of its growth through acquisitions and will continue to try to grow in this way. Although each of the previously acquired companies has a significant operating history, the Company has a limited history of owning and operating the most recently acquired of these businesses on a consolidated basis. Holberg Industries, Inc. ("Holberg") acquired NEBCO Distribution of Omaha, Inc. ("NEBCO") in 1986. NEBCO acquired Evans Brothers Company ("Evans") in January 1990 and the combined company was renamed "NEBCO EVANS Distribution, Inc." ("NEBCO EVANS"). NEBCO EVANS acquired L.L. Distribution Systems Inc. in 1990, Condon Supply Company in 1991, AmeriServ Food Company ("AmeriServ") in January 1996 and, in April 1997, changed its name to AmeriServe Food Distribution, Inc. Following the Acquisition, the Company will have to integrate PFS with its existing business, including its prior acquisitions. While the Company believes that such integration provides significant opportunities to reduce costs, there can be no assurance that the Company will be able to meet performance expectations or successfully integrate these businesses on a timely basis without disruption in the quality and reliability of service to its customers or diversion of management resources. In addition, while the Company has made acquisitions successfully before, the Acquisition is substantially larger than the Company's prior acquisitions. The integration of such businesses will also require improvements in the Company's management information systems. There can be no assurance that such improvements will be realized on a timely basis.

DEPENDENCE ON KEY PERSONNEL

     The Company's and NEHC's success is, and will continue to be, substantially dependent upon the continued services of its senior management, particularly Mr. John V. Holten, Chairman and Chief Executive Officer of NEHC and the Company, and Mr. Raymond E. Marshall, President, Chief Operating Officer and Treasurer of NEHC and President and Treasurer of the Company. The loss of the services of one or more members of senior management could adversely affect NEHC's operating results. The Company has entered into employment agreements with Mr. Marshall and other members of senior management, and has obtained key-man life insurance in the amount of $3.0 million on Mr. Marshall. In addition, the Company's continued growth depends on the ability to attract and retain skilled operating managers and employees and the ability of its key personnel to manage the Company's growth and consolidate and integrate its operations. See "Management."

COMPETITION

     The foodservice distribution industry is highly competitive. The Company competes with other systems foodservice distribution companies that focus on chain restaurants and with broadline foodservice distributors that distribute to a wide variety of customers. Further, the Company could face increased competition to the extent that there is an increase in the number of foodservice distributors specializing in distribution to chain restaurants on a nationwide basis. See "The Business -- Competition."

CONTROL BY PRINCIPAL STOCKHOLDER


     As a result of the consummation of the Transactions, Holberg indirectly owns a majority of the issued and outstanding capital stock of NEHC. See "Security Ownership of Certain Beneficial Holders and Management." Holberg and DLJ collectively have sufficient voting power to elect the entire Board of Directors of each of NEHC, and through NEHC, the Company, and thereby exercise control over the business, policies and affairs of NEHC and the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to stockholders for approval, such as any amendment to the certificate of incorporation of NEHC (the "Certificate of Incorporation"), the authorization of additional shares of capital stock, and any merger, consolidation or sale of all or substantially all of the assets of NEHC, all of which could adversely affect NEHC and holders of the New Notes.

PAYMENT UPON A CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, each holder of New Notes may require NEHC to repurchase all or a portion of such holder's New Notes at 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to July 15, 2002) or 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase (if such date of repurchase is on or after July 15, 2002). In addition, the New Credit Facility will provide that, if a Change of Control (as defined therein) occurs, it will constitute an event of default under the New Credit Facility. In the event of such a Change of Control, the Company would be required to repay the indebtedness outstanding under the New Credit Facility and the Company may be required to repay the New Notes. There can be no assurance that the Company and NEHC would have the resources necessary to repay their respective indebtedness or that a Change of Control would not have a material adverse effect on the value of the New Notes or the ability of NEHC to repay the indebtedness under the New Notes. See "Description of New Notes -- Repurchase at the Option of Holders -- Change of Control" and "-- Holding Company Structure; Effective Subordination."


FRAUDULENT CONVEYANCE


     Management of NEHC believes that the indebtedness represented by the New Notes is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Transactions and the Offering, NEHC will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. See "-- Substantial Leverage and Debt Service." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, NEHC was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of NEHC's obligations to the holders of the New Notes, the effect of which would be that the holders of the New Notes may not be repaid in full and/or (ii) subordinate NEHC's obligations to the holders of the New Notes to other existing and future indebtedness of NEHC to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the New Notes.


ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES; RESTRICTIONS ON TRANSFERS

     The Notes are currently owned by a relatively small number of beneficial owners. The Notes have not been registered under the Exchange Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Notes. The New Notes will constitute a new issue of securities with no established trading market. Although the New Notes will generally be permitted to be resold or otherwise transferred by Holders who are not affiliates of NEHC without compliance with the registration requirements under the Securities Act, NEHC does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Although DLJ has advised NEHC that it currently intends to make a market in the New Notes, it is not obligated to do so and may discontinue such market making at any time without notice. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. See "Notice to Investors." In addition, such market making activity will be subject to the limits imposed by the Exchange Act. See "Description of New Notes -- Registration Rights; Liquidated Damages." Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

COMPLIANCE WITH EXCHANGE OFFER PROCEDURES; RESTRICTIONS ON RESALES



     Issuance of the New Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of the Notes desiring to tender such Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. NEHC is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with the initial resale of such New Notes. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."



FORWARD-LOOKING STATEMENTS



     This Prospectus includes forward-looking statements, including statements concerning the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in the sections of this Prospectus captioned "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Business." Forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     The Notes were sold by NEHC on July 11, 1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act. In connection with the Note Offering, NEHC entered into the Registration Rights Agreement, which requires, among other things, that promptly following the completion of the Acquisition,
NEHC: (i) file with the SEC a registration statement under the Securities Act with respect to an issue of new Notes of NEHC identical in all material respects to the Notes, (ii) use their best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the Holders of the Notes the opportunity to exchange their Notes for a like principal amount of New Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of NEHC within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Notes are registered on the books of NEHC or any other person who has obtained a properly completed bond power from the registered holder.



     Because the Exchange Offer is for any and all Notes, the number of Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because NEHC anticipates that most holders of Notes will elect to exchange such Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, NEHC anticipates that the liquidity of the market for any Notes remaining after the consummation of the Exchange Offer may be substantially limited.


TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, NEHC will accept any and all Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Senior Discount Notes in exchange for each $1,000 principal amount of outstanding Senior Discount Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.


     The form and terms of the New Notes are the same as the form and terms of the Notes except that (i) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indentures.

     Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indentures in connection with the Exchange Offer. The Company intends to conduct the

Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 thereunder.

     NEHC shall be deemed to have accepted validly tendered Notes when, as and if NEHC has given oral or written notice thereof to the Exchange Agents. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from NEHC.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. NEHC will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See
"-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 12:00 midnight, New York City time,
on             , 1997, unless NEHC, in its sole discretion, extends the Exchange
Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     To extend the Exchange Offer, NEHC will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


     NEHC reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by NEHC to constitute a material change, NEHC will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, NEHC will extend the Exchange Offer for five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.


     If NEHC does not consummate the Exchange Offer, or, in lieu thereof, NEHC does not file and cause to become effective a resale shelf registration for the New Notes within the time periods set forth herein, liquidated damages will accrue and be payable on the New Notes either temporarily or permanently. See "Description of New Notes -- Registration Rights; Liquidated Damages."

INTEREST ON NEW NOTES

     The New Senior Discount Notes will not bear interest prior to July 15, 2002. Thereafter, interest will be payable in cash semi-annually on January 15 and July 15 of each year, commencing on January 15, 2003.

PROCEDURES FOR TENDERING


     Only a Holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the relevant Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 12:00 midnight, New York City time, on the Expiration Date. The Letter of Transmittal must be used to tender Notes.

     Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to NEHC the representation set forth below in the second paragraph under the heading
"-- Resale of New Notes."

     The tender by a Holder and the acceptance thereof by NEHC will constitute an agreement between such Holder and NEHC in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by NEHC, evidence satisfactory to NEHC of their authority to so act must be submitted with the Letter of Transmittal.

     NEHC understands that each Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the Depository for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Depository's system may make book-entry delivery of the Notes by causing the Depository to transfer such Notes into the relevant Exchange Agent's account with respect to the Notes in accordance with the Depository's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Depository does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by NEHC in its sole discretion, which determination will be final and binding. NEHC reserves the absolute right to reject any and all Notes not properly tendered or any Notes NEHC's acceptance of which would, in the opinion of counsel for NEHC, be unlawful. NEHC also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. NEHC's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as NEHC shall determine. Although NEHC intends to notify Holders of defects or irregularities with respect to tenders of Notes, none of NEHC, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose New Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the relevant Exchange Agent or
(iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;


          (b) prior to the Expiration Date, the relevant Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificates(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and


          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS


     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date.



     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Depository to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by NEHC, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.


CONDITIONS

     Notwithstanding any other term of the Exchange Offer, NEHC shall not be required to accept for exchange, or to exchange New Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the reasonable judgment of NEHC, might materially impair the ability of NEHC to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to NEHC.

     If NEHC determines in its reasonable judgment that any of the conditions are not satisfied, NEHC may (i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see
"-- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, NEHC will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, NEHC will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     State Street Bank & Trust Company will act as Exchange Agent for the Exchange Offer with respect to the Notes (the "Exchange Agent").

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

     By Registered or Certified Mail, Overnight Mail or Courier Service or in Person by Hand:

     State Street Bank & Trust Company
     777 Main Street, 11th floor
     Hartford, CT 06123-0177
     Attention: Corporate Trust Administration

     By Facsimile:

     (860) 986-7920

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by NEHC. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of NEHC and its affiliates.

     NEHC has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. NEHC, however, will pay the Exchange Agents reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustees, filing fees, blue sky fees and printing and distribution expenses.

     NEHC will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the New Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Notes, which is the aggregate principal amount in the case of the Notes, as reflected in NEHC's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALE OF NEW NOTES

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, NEHC believes that New Notes issued pursuant to the Exchange Offer in exchange for New Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of NEHC within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 or 508 of Regulation S-K of the Securities Act, as applicable. Each broker-dealer that receives New Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     By tendering in the Exchange Offer, each Holder will represent to NEHC that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the New Notes
(a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by NEHC. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of NEHC will represent to NEHC that such Holder understands and acknowledges that the New Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of NEHC are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. In connection with the Note Offering, NEHC entered into the Registration Rights Agreement pursuant to which NEHC agreed to file and maintain, subject to certain limitations, a registration statement that would allow DLJ to engage in market-making transactions with respect to the Notes or the New Notes. NEHC has agreed to bear all registration expenses incurred under such agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters, and SEC and the National Association of Securities Dealers, Inc. filing fees and expenses.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, NEHC will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for New Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indentures, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to NEHC (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. See "Risk Factors -- Restrictions on Transfer."

OTHER

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     NEHC may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. NEHC has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the New Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the New Notes, and ownership of the New Notes will be considered a continuation of ownership of the Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the New Notes, a Holder's basis in the New Notes should be the same as such Holder's basis in the Notes exchanged therefor. A Holder's holding period for the New Notes should include the Holder's holding period for the Notes exchanged therefor. The issue price, and other tax characteristics of the New Notes should be identical to the issue price, and other tax characteristics of the Notes exchanged therefor.


     See also "Description of Certain Federal Income Tax Consequences."


                                THE TRANSACTIONS

     In connection with the Acquisition, NEHC: (i) consummated the Note Offering and (ii) effected the HWPI Transaction. Concurrently, AmeriServe: (i) consummated the Subordinated Notes Offering; (ii) entered into the New Credit Facility; (iii) established the Accounts Receivable Program; (iv) received the Equity Contribution; (v) effected the Preferred Stock Contribution; and (vi) consummated the Post Contribution. See "Description of Indebtedness" and "Certain Relationships and Related Party Transactions."

THE ACQUISITION


     Pursuant to an Asset Purchase Agreement (together with the related agreement covering Canadian assets, the "Asset Purchase Agreement"), dated as of May 23, 1997, by and between NEHC and PepsiCo, which was assigned to the Company at the closing of the Transactions on July 11, 1997 (the "Transactions Closing"), the Company subject to the terms and conditions contained in the Asset Purchase Agreement, acquired substantially all of the assets and properties used or held for use by PFS for $830.0 million in cash, subject to adjustment, and assumed certain liabilities, including post-closing purchase price adjustments.


OLD NEHC NOTE REDEMPTION

     DLJ Merchant Banking, L.P. and certain affiliates ("DLJMB") beneficially own 12 1/2% Senior Secured Notes of NEHC (the "Old NEHC Notes"), with an initial principal amount of $22.0 million. Orkla ASA ("Orkla") also holds Old NEHC Notes, with an initial principal amount of $8.0 million. The respective accrued principal and interest of the Old NEHC Notes held by DLJMB and Orkla as of June 28, 1997 are $26.2 million and $9.5 million, respectively.



     In connection with the consummation of the Offering, all of the outstanding Old NEHC Notes were redeemed with a portion of the proceeds of the Offering. Substantially all of the balance of the proceeds of the Offering was used to fund a portion of the Equity Contribution.


EQUITY CONTRIBUTION


     In connection with the Acquisition, NEHC contributed $130.0 million of cash to the Company (the "Equity Contribution"). A portion of such funds was raised by NEHC through the sale to DLJ Merchant Banking, L.P. II and Affiliates ("DLJMBII") for aggregate consideration of $115.0 million: (i) $60.0 million initial liquidation preference of 13 1/2% Senior Exchangeable Preferred Stock (the "Senior Preferred Stock"); (ii) $55.0 million initial liquidation preference of 15% Junior Exchangeable Preferred Stock (the "Junior Preferred Stock"); and (iii) warrants (the "New Warrants") to purchase shares of NEHC Class A Common Stock ("Warrant Shares") with an exercise price of $0.01 per Warrant Share, representing the right to acquire an aggregate of up to 22.5% of the Common Stock of NEHC on a fully diluted basis (the "DLJMB Equity Investment").


     The Senior Preferred Stock will mature in 2009 and will pay dividends quarterly at a rate of 13 1/2% per annum. The first twenty quarterly dividend payments will be payable in additional shares of Senior Preferred Stock. The Senior Preferred Stock will rank senior to all classes of Common Stock of NEHC and each other class of capital stock or series of preferred stock issued by NEHC, the terms of which specifically provide that such series will rank junior to the Senior Preferred Stock or which do not specify their rank ("Junior Securities"), excluding the NEHC 8% Senior Convertible Preferred Stock, which will rank pari passu with the Senior Preferred Stock.


     The Junior Preferred Stock will mature in 2009 and will pay dividends quarterly at a rate of 15% per annum. The first twenty quarterly dividend payments will be payable in additional shares of Junior Preferred Stock. The Junior Preferred Stock will rank junior to the Senior Preferred Stock and senior to all classes of Common Stock of NEHC and each other class of capital stock or series of preferred stock issued by NEHC the terms of which specifically provide that such series will rank junior to the Junior Preferred Stock or which do not specify their rank, excluding the NEHC 8% Senior Convertible Preferred Stock, which will rank senior to the Junior Preferred Stock. Holberg will have the right at any time prior to the expiration of 180 days after initial issuance of the Junior Preferred Stock (provided that a binding commitment of Holberg to do so has been furnished to DLJMB no later than 90 days after such issuance) to require DLJMB to sell to Holberg 55% of the Junior Preferred Stock, together with 29 1/3% of the New Warrants, for cash in an amount, at the date of such sale, equal to the sum of (x) the liquidation preference of such Junior Preferred Stock on such date plus (y) an amount sufficient to cause the sum of
(x) and (y) to equal a value that yields an internal rate of return of 25% with respect to the Junior Preferred Stock and Warrants.


     DLJMB, Orkla and the Company are also party to an investors agreement pursuant to which DLJMB has the right to name two directors to the board of NEHC and the Company and to approve certain actions by NEHC and its subsidiaries. The investors agreement also provides for certain restrictions on transfer, rights of first offer, rights to participate in transfers by other parties, preemptive rights and other customary matters.

THE POST CONTRIBUTION

     In connection with the January 1996 purchase of AmeriServ, the Company acquired a minority interest in Post Holdings Company ("Post Holdings"), which owned 93.6% of Post. Post is a systems food distributor with three distribution centers in the western United States. For the fiscal year ending December 28, 1996, Post generated net sales of $119.4 million and EBITDA of $1.9 million. On November 25, 1996, NEHC: (i) acquired (a) the Company's ownership interest in Post Holdings, and (b) Daniel W. Crippen's 50% ownership of Post Holdings and (ii) merged Post Holdings with and into NEHC with NEHC as the surviving entity. Mr. Crippen is the Company's Chief Operating Officer and was the President of Post.


     In connection with the Acquisition: (i) the remaining 6.4% of the capital stock outstanding of Post was acquired from the minority stockholder; (ii) a dividend of $4.7 million was declared to eliminate the intercompany balance between Post and NEHC; (iii) all of the capital stock of Post was transferred to AmeriServ Food Company, a wholly-owned subsidiary of the Company; and (iv) Post's $10.6 million of outstanding indebtedness was refinanced. AmeriServ Food Company's investment in NEHC preferred stock of $2.5 million was cancelled (collectively, the "Post Contribution"). See note 2 to the historical financial statements of NEHC.


PREFERRED STOCK CONTRIBUTION

     In connection with the Acquisition, NEHC contributed to the Company an aggregate principal amount of $45.0 million of outstanding non-convertible preferred stock of the Company (the "Preferred Stock Contribution"). See "Capitalization."

HWPI TRANSACTION

     HWPI was owned 55% by Holberg and 45% by the Company. In connection with the Acquisition, NEHC purchased for $1.5 million Holberg's 55% interest in HWPI. As a result, NEHC owns 100% of the capital stock of HWPI. HWPI's sole operations consist of the leasing of two distribution centers, located in Omaha, Nebraska and Waukesha, Wisconsin, to the Company.

     The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming that the Transactions occurred on June 28, 1997 (in millions):



        SOURCES
        -------------------------------------------------------------------
        NEHC TRANSACTIONS
        Senior Discount Notes due 2007.....................................  $   55.0
        DLJMB Equity Investment............................................     115.0
                                                                             --------
                  Total sources............................................  $  170.0
                                                                             ========
        AMERISERVE TRANSACTIONS
        New Credit Facility(1):
          Revolving Credit Facility........................................  $    0.0
          Term Loans.......................................................     205.0
                                                                             --------
                  Total....................................................     205.0
        Accounts Receivable Program(2).....................................     225.0
        Senior Subordinated Notes due 2007.................................     500.0
        Equity Contribution................................................     130.0
                                                                             --------
                  Total sources............................................  $1,060.0
                                                                             ========
        USES
        NEHC TRANSACTIONS
        Equity Contribution................................................  $  130.0
        Redemption of Old NEHC Notes.......................................      35.7
        HWPI Acquisition...................................................       1.5
        Cash for working capital...........................................       0.3
        Estimated expenses.................................................       2.5
                                                                             --------
                  Total uses...............................................  $  170.0
                                                                             ========
        AMERISERVE TRANSACTIONS
        Repayment of PepsiCo, Inc. note payable............................  $  830.0
        Refinance AmeriServe senior debt...................................     138.8
        Refinance other debt...............................................      16.2
        Cash for working capital...........................................      24.4
        Estimated fees and expenses........................................      50.6
                                                                             --------
                  Total uses...............................................  $1,060.0
                                                                             ========


---------------

(1) At the Transactions Closing, the Company entered into a new $355.0 million senior credit facility (the "New Credit Facility") by and among Bank of America National Trust and Savings Association ("Bank of America NT&SA"; in such capacity, the "Administrative Agent"), and DLJ Capital Funding, Inc. (in such capacity, the documentation agent; and with the Administrative Agent, the "Agents") and the other Lenders thereto. BancAmerica Robertson Stephens ("BancAmerica Robertson Stephens") will serve as the syndication agent. At the Transactions Closing the following amounts were drawn under the New Credit Facility: $205.0 million of term loans (the "Term Loans"), consisting of: (a) $78.1 million Term Loan A, which matures in six years;
    (b) $42.3 million of Term Loan B, which matures in seven years; (c) $42.3 million of Term Loan C, which matures in eight years; and (d) $42.3 million of Term Loan D, which matures in nine years. The Term Loans were fully repaid in connection with the Refinancing. See "Description of Indebtedness -- New Credit Facility" and "The Refinancing." A $150.0 million revolving credit facility (the "Revolving Credit Facility") remains available as part of the New Credit Facility for working capital and general corporate purposes, including the issuance of letters of credit, which were $11.1 million at the Transactions Closing, subject to the achievement of certain financial ratios and compliance with certain conditions.

(2) At the Transactions Closing, the Company entered into a $250.0 million Accounts Receivable Program (the "Accounts Receivable Program"), approximately $225.0 million of which was funded at the Transactions Closing. Under the Accounts Receivable Program, the Company established a wholly-owned, special purpose bankruptcy-remote subsidiary that purchases from the Company, on a revolving basis, all trade receivables generated by the Company and/or one or more of its subsidiaries. See "Description of Indebtedness -- Accounts Receivable Program."


                                   USE OF PROCEEDS

     The net proceeds from the sale of the Notes was approximately $52.5 million (after deducting discounts and commissions and estimated expenses of the Offering) and, together with proceeds from the DLJMB Equity Contribution, were used by NEHC to fund the Equity Contribution, redeem the Old NEHC Notes, and fund the HWPI Acquisition. Any remaining proceeds will be used for general corporate purposes.

     See "The Transactions -- Sources and Uses of Funds."


                                THE REFINANCING



     On October 15, 1997, the Company completed the Senior Notes Offering, pursuant to which it offered and sold $350 million of its 8 7/8% Senior Notes due 2006 (the "Senior Notes"). The Senior Notes Offering was completed as part of the refinancing of certain outstanding term indebtedness of the Company incurred under the New Credit Facility in connection with the Acquisition. The purpose of the Refinancing was to, among other things, (i) extend the maturity of those borrowings, (ii) fix the interest rate of those borrowings at a rate believed by the Company to be attractive for fixed rate financing, and (iii) provide the Company with additional cash to be utilized for working capital and to fund possible future acquisitions (collectively, the "Refinancing"). The net proceeds from the sale of the Senior Notes were approximately $339.0 million (after deducting discounts and commissions and estimated expenses of the Senior Notes Offering) and were used to repay $205 million of term loans which were outstanding under the New Credit Facility (the "Term Loans") and to provide cash for working capital and other general corporate purposes. See "The
Business -- Business Strategy" and "Description of Indebtedness -- New Credit Facility" and "Description of Indebtedness -- 8 7/8% Senior Notes due 2006."

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)


     The following table sets forth the consolidated cash and capitalization of NEHC as of June 28, 1997 and the pro forma consolidated capitalization of NEHC as of June 28, 1997, adjusted to reflect the Transactions and the Refinancing. This table should be read in conjunction with the historical and unaudited pro forma financial statements of NEHC and the related notes thereto included elsewhere herein. See "The Transactions" and "The Refinancing."



                                                                          AS OF JUNE 28, 1997
                                                                        -----------------------
                                                                          ACTUAL     PRO FORMA
                                                                        ----------   ----------
Cash and cash equivalents.............................................  $    3,474   $  162,166
                                                                          ========     ========
Long-term debt (including current portion):
  Existing credit facility............................................     149,442           --
  Revolving Credit Facility...........................................          --           --
  Term Loans..........................................................          --           --
  Capital lease obligation............................................      24,070       31,838
  Senior Notes due 2006...............................................          --      350,000
  Note payable to PepsiCo, Inc. ......................................     830,000           --
  Senior Discount Notes due 2007......................................          --       55,000
  Senior Subordinated Notes due 2007..................................          --      500,000
  Senior notes........................................................      27,174           --
  Other...............................................................       5,576        3,544
                                                                          --------     --------
          Total long-term debt........................................   1,036,262      940,382
Stockholder's equity:
  Preferred...........................................................      17,350      132,350
  Common..............................................................      (2,559)     (42,377)
                                                                          --------     --------
          Total stockholder's equity..................................      14,791       89,973
                                                                          --------     --------
Total capitalization..................................................  $1,051,053   $1,030,355
                                                                          ========     ========

                    SELECTED NEHC HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


     The following table presents selected historical financial data of NEHC at and for the fiscal years 1992, 1993, 1994, 1995 and 1996 which have been derived from the audited financial statements of NEHC, and at and for the first six months of 1996 and 1997, which have been derived from the unaudited financial statements of NEHC. The historical financial statements of NEHC for the fiscal years 1994, 1995 and 1996 were audited by Ernst & Young LLP. The historical data of NEHC at and for the first six months of 1996 and 1997 have been derived from, and should be read in conjunction with, the unaudited financial statements of NEHC and the related notes thereto, included elsewhere herein. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the first six months of 1997 are not necessarily indicative of the results of operations to be expected for the full year. The selected financial data set forth below should be read in conjunction with "The Transactions," "The Refinancing," "Summary Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of NEHC and the related notes thereto included elsewhere herein.



                                                                    FISCAL YEAR                              SIX MONTHS
                                               ------------------------------------------------------   ---------------------
                                                 1992       1993       1994       1995        1996        1996        1997
                                               --------   --------   --------   --------   ----------   --------   ----------
INCOME STATEMENT DATA:
  Net sales..................................  $293,621   $327,606   $358,516   $400,017   $1,389,601   $636,167   $  802,900
  Gross profit...............................    33,827     35,153     37,914     40,971      140,466     64,414       79,011
  Operating expenses.........................    30,347     32,054     34,488     36,695      122,430     57,914       73,085
                                               --------   --------   --------   --------   ----------   --------     --------
  Operating income...........................     3,480      3,099      3,426      4,276       18,036      6,500        5,926
  Interest expense...........................    (3,404)    (2,759)    (3,294)    (3,936)     (16,423)    (7,694)     (10,520)
  Interest income -- Holberg and affiliate...       293        150        533        749          528        215          237
  Minority interest..........................        --         --         --         --       (2,345)       100           --
                                               --------   --------   --------   --------   ----------   --------     --------
  Income (loss) before income taxes,
    extraordinary loss, and cumulative effect
    of accounting change.....................       369        490        665      1,089         (204)      (879)      (4,357)
  Provision (credit) for income taxes........       223        172        523        583        1,300        340         (629)
                                               --------   --------   --------   --------   ----------   --------     --------
  Income (loss) before extraordinary loss and
    cumulative effect of accounting change...       146        318        142        506       (1,504)    (1,219)      (3,728)
  Extraordinary loss on early extinguishment
    of debt..................................        --       (613)        --         --           --         --           --
  Cumulative effect of change in method of
    accounting for income taxes..............        --       (495)        --         --           --         --           --
                                               --------   --------   --------   --------   ----------   --------     --------
  Net income (loss)..........................  $    146   $   (790)  $    142   $    506   $   (1,504)  $ (1,219)  $   (3,728)
                                               ========   ========   ========   ========   ==========   ========     ========
OTHER DATA:
  EBITDA(1)..................................  $  6,034   $  6,195   $  6,710   $  7,038   $   27,925   $ 10,875   $   12,717
  Depreciation and amortization..............     2,554      3,096      3,284      2,762       10,372      4,375        6,791
  Capital expenditures.......................     3,446      2,205      1,331      2,496       12,701      4,332        6,737
  Net cash provided by (used in):
    Operating activities.....................    10,462      4,680      4,276      4,505        4,151     (1,767)     (13,791)
    Investing activities.....................    (3,352)    (6,556)    (5,422)    (5,574)    (105,417)  (100,697)      (9,450)
    Financing activities.....................    (6,462)     2,676        490        619      102,915    103,246       24,491
  Ratio of earnings to fixed charges(2)......      1.1x       1.1x       1.1x       1.2x          N/A        N/A          N/A
BALANCE SHEET DATA:
  Cash.......................................  $    882   $  1,682   $  1,025   $    575   $    2,224   $  1,357   $    3,474
  Total assets...............................    68,040     75,265     79,218     77,503      314,946    313,918    1,446,512
  Long-term debt, including current
    portion..................................    34,065     34,170     32,160     32,779      164,444    150,343    1,036,262
  Total stockholders' equity.................    10,212     14,779     17,205     10,157       18,519     16,012       14,791


---------------
(1) EBITDA represents operating income plus depreciation, amortization and excludes one-time non-recurring gains and losses. EBITDA in fiscal 1996 excludes net one-time, non-recurring gains of $0.5 million. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. NEHC understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical and unaudited pro forma financial statements of NEHC and the related notes thereto included elsewhere herein.



(2) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent. For the fiscal year 1996, the first six months of 1996 and the first six months of 1997, earnings were inadequate to cover fixed charges by $0.2 million, $0.9 million and $4.4 million, respectively.

                     SELECTED PFS HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


     The following table presents selected historical financial data of PFS at and for the fiscal years 1992, 1993, 1994, 1995 and 1996, and the first six months of 1996 and 1997. The selected historical financial data for the fiscal years 1992, 1993, 1994, 1995 and 1996 have been derived from the audited financial statements of PFS. The historical financial statements of PFS for the fiscal years 1992, 1993, 1994, 1995 and 1996 were audited by KPMG Peat Marwick LLP. The historical data of PFS at and for the first six months of 1996 and 1997 have been derived from, and should be read in conjunction with, the unaudited financial statements of PFS and the related notes thereto, which are included elsewhere herein. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal and recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the first six months of 1997 are not necessarily indicative of the results of operations to be expected for the full year. The selected financial data set forth below should be read in conjunction with "The Transactions," "The Refinancing," "Summary Selected Financial Data," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the historical financial statements of PFS and the related notes thereto included elsewhere herein.



                                                               FISCAL YEAR(1)                                SIX MONTHS(1)
                                       --------------------------------------------------------------   -----------------------
                                          1992         1993         1994         1995         1996         1996         1997
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA:
  Net sales..........................  $2,799,673   $3,126,745   $3,279,837   $3,458,944   $3,422,086   $1,552,475   $1,498,345
  Gross profit.......................     273,858      304,030      326,672      344,777      341,484      154,852      155,686
  Operating expenses.................     199,796      220,834      239,772      265,305      261,741      122,528      120,945
                                       ----------   ----------   ----------   ----------   ----------     --------     --------
  Operating income...................      74,062       83,196       86,900       79,472       79,743       32,324       34,741
  Interest expense(4)................      (9,311)      (8,780)     (12,934)     (17,613)     (15,566)      (7,102)      (8,041)
                                       ----------   ----------   ----------   ----------   ----------     --------     --------
  Income before income taxes.........      64,751       74,416       73,966       61,859       64,177       25,222       26,700
  Provision for income taxes.........      24,624       28,703       28,874       23,844       24,597        9,928        9,924
                                       ----------   ----------   ----------   ----------   ----------     --------     --------
  Net income.........................  $   40,127   $   45,713   $   45,092   $   38,015   $   39,580   $   15,294   $   16,776
                                       ==========   ==========   ==========   ==========   ==========     ========     ========
OTHER DATA:
  EBITDA(2)..........................  $   87,264   $   96,872   $  103,953   $   98,236   $   99,573   $   41,143   $   43,555
  Depreciation and amortization......      13,202       13,676       17,053       18,764       19,830        8,819        8,814
  Capital expenditures...............      16,246       24,927       21,310       25,245       28,771       14,214       12,291
  Net cash provided by (used in):
    Operating activities.............      29,077       29,412       64,717       29,580       78,437          897        7,972
    Investing activities.............     (18,709)     (20,679)     (20,263)     (24,388)     (27,561)     (13,182)      (4,048)
    Financing activities.............     (10,377)      (8,758)     (44,360)      (5,163)     (49,454)      12,661       (5,517)
  Ratio of earnings to fixed
    charges(3).......................        5.5x         6.1x         5.2x         3.8x         4.1x         4.0x         3.8x

BALANCE SHEET DATA:
  Cash...............................  $     (441)  $       80   $      174   $      203   $    1,625   $      579   $       32
  Total assets.......................     401,168      462,042      479,799      516,288      478,921      521,014      508,455
  Long-term debt, including current
    portion..........................          --           --           --           --           --           --           --
  Divisional equity..................      77,997      100,146       85,707       88,579       93,405       96,168       87,639


---------------

(1) PFS had a 52-53 week fiscal year ending on the last Wednesday in December. Each fiscal year had 52 weeks, except 1994 contained 53 weeks. Each six months presented was 24 weeks.



(2) EBITDA represents operating income plus depreciation, amortization and excludes one-time non-recurring gains and losses. EBITDA is presented because management believes it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Management understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See the historical financial statements of PFS and the related notes thereto included elsewhere herein.


(3) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred finance fees and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest factor of the rent.


(4) Interest is paid on advances from PepsiCo, Inc. and affiliates at the prime rate (8.35% at December 31, 1996). The advances are not subject to stated repayment terms. PFS and PepsiCo, Inc. have agreed to reclassify amounts between advances and divisional equity in order to maintain a preestablished debt to equity ratio, as defined, as part of agreements between PFS and Pizza Hut, Inc. and its franchisees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants, the fastest growing segment of the domestic restaurant industry. The Company serves over 30 different restaurant chains and over 26,500 restaurant locations in North America. The Company has long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Arby's, Burger King, Dairy Queen, Subway and Applebee's. Holberg was formed in 1986 to acquire and manage foodservice distribution businesses. Management believes the Company's history of successfully identifying and integrating acquisitions helped the Company achieve its current market position.

     Acquisitions prior to the Acquisition of PFS consisted of:

     - The acquisition in December 1986 of NEBCO, a regional systems distributor based in Omaha, Nebraska for $6.0 million. NEBCO had annual sales of approximately $60 million at the time of such acquisition.

     - The acquisition in January 1990 of Evans, a regional systems distributor based in Waukesha, Wisconsin for $33.9 million. Evans had annual sales of approximately $115 million at the time of such acquisition.

     - The acquisition in December 1990 of L.L. Distribution Systems Inc., a regional systems distributor based in Plymouth, Minnesota for $10.0 million. L.L. Distribution Systems Inc. had annual sales of approximately $50 million at the time of such acquisition.

     - The acquisition in March 1991 of Condon Supply Company, a regional systems distributor based in St. Cloud, Minnesota for $3.4 million. Condon Supply Company had annual sales of approximately $15 million at the time of such acquisition.

     - The acquisition in January 1996 of AmeriServ, a wholesale distributor of food and other supply items based in Dallas, Texas for a purchase price of $92.9 million. AmeriServ had annual sales of approximately $940 million at the time of such acquisition.

     - The acquisition of Chicago Consolidated Corporation, an operator of redistribution facilities for dry goods based in Chicago, Illinois for approximately $2.0 million.

     Primarily as a result of these acquisitions, NEHC's net sales increased from $277.9 million in 1991 to $1.4 billion in 1996. In May 1997, in furtherance of its growth strategy, the Company entered into an agreement to acquire PFS, subject to certain conditions. See "The Transactions."


RECENT DEVELOPMENTS



     During the third quarter of 1997, management of the Company performed an extensive review of the existing operations including the recently acquired PFS operations with the objective of developing a business plan for the restructuring and consolidation of the organizations. The business plan, which was approved by the Company's Board of Directors late in the third quarter, identified a number of actions designed to significantly increase the efficiency and effectiveness of the combined entity's warehouse and transportation network and operational support infrastructure, and position the Company for continued sales growth and increased penetration in the chain restaurant segment of the foodservice distribution industry. These actions include construction of new strategically located warehouse facilities, closures of certain existing warehouse facilities and expansions of others, dispositions of property and equipment, conversion of computer systems, reductions in workforce and relocation of the Company's headquarters.



     To reflect the impact of the business plan on existing operations, the Company intends to record a restructuring charge of approximately $31.0 million, to be recorded in the third quarter of 1997, which primarily relates to these actions. Included in this charge are approximately: (i) $18.0 million related to impairment of property, equipment and other assets; (ii) $9.0 million for exit costs associated with future lease terminations and employee displacements; and
(iii) $4.0 million of integration expenses incurred in the third quarter of 1997 associated with a previous acquisition and certain incurred employee relocations associated with the business plan.



     Although the business plan action, when completed, is expected to result in cost savings of $7.9 million, results in 1998 will be impacted by start-up costs and other operating inefficiencies associated with the warehouse and transportation network reconfiguration, including workforce hiring and training and integration of customer delivery routes.


RESULTS OF OPERATIONS OF NEHC


     The following financial information presents certain historical financial information of NEHC, expressed as a percentage of net sales, for the fiscal years 1994, 1995 and 1996 and for the first six months of 1996 and 1997.



                                                            FISCAL YEAR              SIX MONTHS
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1996      1997
                                                     -----     -----     -----     -----     -----
Net sales..........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Gross profit.......................................   10.6      10.2      10.1      10.1       9.8
Distribution, selling and administrative
  expenses.........................................    9.6       9.1       8.8       9.1       9.1
Operating income...................................    1.0       1.1       1.3       1.0       0.7



  FIRST SIX MONTHS OF 1997 COMPARED TO FIRST SIX MONTHS OF 1996



     AmeriServ was acquired on January 26, 1996. Therefore, the first quarter of 1996 includes only five months of operations related to the acquisition of AmeriServ.



     Net Sales. Net sales increased by $166.7 million, or 26.2%, during the first six months of 1997 as compared to the first six months of 1996. The pro forma effect of the AmeriServ acquisition accounted for $63.3 million, or 38.0%, of such increase, and increased account penetration, new store openings and service to Arby's accounted for the remaining $103.4 million, or 62.0%, of such increase. The increased account penetration in new store openings was principally a result of successful marketing of the Company's service capabilities and attractive pricing.



     Gross Profit. Gross profit increased by $14.6 million, or 22.7%, during the first six months of 1997 as compared to the first six months of 1996. The increase was due to the pro forma effect of the AmeriServ acquisition ($6.1 million) and the increase in sales ($8.5 million). Gross margin decreased from 10.1% during the first six months of 1996 as compared to 9.8% for the first six months of 1997 due to the slightly higher cost of products purchased by customers added through the AmeriServ acquisition.



     Distribution, Selling and Administrative Expenses. Distribution, selling and administrative expenses increased by $15.2 million, or 26.2%, during the first six months of 1997 as compared to the first six months of 1996. The increase was primarily due to costs related to preparation for the commencement of service to Arby's. Distribution, selling and administrative expenses as a percent of net sales remained constant at 9.1% during the first six months of 1997 as compared to the first six months of 1996.



     Operating Income. Operating income decreased by $0.6 million, or 8.8%, during the first six months of 1997 as compared to the first six months of 1996. The decrease was due to increased (i) depreciation resulting from capital projects and capital expenditures associated with the integration of AmeriServ and (ii) amortization resulting from goodwill associated with the acquisition of AmeriServ, offset by the increase in net sales. Operating income margin decreased from 1.0% during the first six months of 1996 to 0.7% during the first six months of 1997.

  FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales increased by $989.6 million, or 247.4%, during fiscal 1996 as compared to fiscal 1995. This increase was primarily due to the acquisition of AmeriServ. The increase in net sales was net of certain account resignations made during fiscal 1996. The Company regularly reviews the profitability of its account portfolio, and at times decides to discontinue relationships with accounts deemed not sufficiently profitable for the Company.

     Gross Profit. Gross profit increased by $99.5 million, or 242.8%, during fiscal 1996 as compared to fiscal 1995. The increase was due to the acquisition of AmeriServ. Gross margin declined slightly from 10.2% during fiscal 1995 as compared to 10.1% during fiscal 1996, due to the slightly higher cost of products purchased by customers added through the AmeriServ acquisition.


     Distribution, Selling and Administrative Expenses. Distribution, selling and administrative expenses increased by $85.7 million, or 233.6%, during fiscal 1996 as compared to fiscal 1995. The overall increase was primarily due to the AmeriServ acquisition. Distribution, selling and administrative expenses as a percent of net sales decreased from 9.1% during fiscal 1995 to 8.8% during fiscal 1996, due to decreased operating costs offset by an increase in depreciation and amortization of $7.6 million. The increased amortization and depreciation were a result of the AmeriServ acquisition and the capital expenditures made by the Company in 1996.



     Operating Income. Operating income increased by $13.8 million, or 321.8%, during fiscal 1996 as compared to fiscal 1995, principally as a result of the increase in net sales. Operating margin increased from 1.1% during fiscal 1995 to 1.3% during fiscal 1996.


  FISCAL 1995 COMPARED TO FISCAL 1994

     Net Sales. Net sales increased by $41.5 million, or 11.6%, during fiscal 1995 as compared to fiscal 1994. This increase was primarily due to new store openings by existing customers, increased account penetration and expanded geographical coverage.

     Gross Profit. Gross profit increased by $3.1 million, or 8.1%, during fiscal 1995 as compared to fiscal 1994. The increase was due to new store openings by existing customers, increased account penetration and expanded geographical coverage, offset by lower gross margins. Gross margin decreased from 10.6% during fiscal 1994 to 10.2% during fiscal 1995, consistent with decreases in gross margin throughout the industry at that time.


     Distribution, Selling and Administrative Expenses. Distribution, selling and administrative expenses increased by $2.2 million, or 6.4%, during fiscal 1995 as compared to fiscal 1994. The increase was primarily due to several distribution center expansions. Distribution, selling and administrative expenses as a percent of net sales decreased from 9.6% during fiscal 1994 to 9.1% during fiscal 1995.



     Operating Income. Operating income increased by $0.9 million, or 24.8%, during fiscal 1995 as compared to fiscal 1994 for the reasons stated above. As a result, operating income margin increased from 1.0% during fiscal 1994 to 1.1% during fiscal 1995.

RESULTS OF OPERATIONS OF PFS


     The following financial information presents certain historical financial information of PFS, expressed as a percentage of net sales, for the fiscal years 1994, 1995 and 1996 and for the first six months of 1996 and 1997. PFS sales are reported net of rebates as a result of profit limitation agreements with Pizza Hut, Inc. and its franchisees. Such profit limitation agreements continue after the Transactions Closing.



                                                            FISCAL YEAR              SIX MONTHS
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1996      1997
                                                     -----     -----     -----     -----     -----
Net sales..........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Gross profit.......................................   10.0      10.0      10.0      10.0      10.5
Operating expenses.................................    7.4       7.7       7.7       7.9       8.1
Operating income...................................    2.6       2.3       2.3       2.1       2.0



  FIRST SIX MONTHS 1997 COMPARED TO FIRST SIX MONTHS 1996



     Net Sales. PFS net sales of $1,498.3 million declined by $54.1 million, or 3.5%, during the first six months of 1997 as compared to the first six months of 1996, primarily due to new product rollouts and sales of promotional items in the first six months of 1996 and lower store volumes in the current period, offset slightly by an increased market share in the first six months of 1997.



     Gross Profit. Gross profit increased by $0.8 million, or 0.5%, during the first six months of 1997 as compared to the first six months of 1996, due to the impact of low margin promotional sales on margins during the first six months of 1996. Gross margin increased from 10.0% during the first six months of 1996 to 10.4% during the first six months of 1997, due to a shift in sales to higher margin products.



     Operating Expenses. Operating expenses decreased by $1.6 million, or 1.3%, during the first six months of 1997 as compared to the first six months of 1996, due to lower headcounts, lower computer processing charges and a decline in bad debt expense, partially offset by costs associated with a new computer system, which is expected to be implemented in 1998.



     Operating Income. Operating income increased by $2.4 million, or 7.5%, during the first six months of 1997 as compared to the first six months of 1996 due to the reasons stated above. As a result, operating income margin increased from 2.1% during the first six months of 1996 to 2.3% during the first six months of 1997.


  FISCAL 1996 COMPARED TO FISCAL 1995


     Net Sales. Net sales decreased by $36.9 million, or 1.1%, during fiscal 1996 as compared to fiscal 1995. This decrease was due to the impact of soft sales in the equipment segment, which declined by $24.7 million from fiscal 1995. Food and supply revenues declined by $12.2 million during fiscal 1996 as compared to fiscal 1995, due to soft volumes in the customer base, offset slightly by increased market share.


     Gross Profit. Gross profit decreased by $3.3 million, or 1.0%, during fiscal 1996 as compared to fiscal 1995, due to the decrease in revenue during fiscal 1996. Gross margin was consistent with prior year results during fiscal 1996.


     Operating Expenses. Operating expenses decreased by $3.6 million, or 1.3%, during fiscal 1996 as compared to fiscal 1995. This decline reflected temporarily higher field management expenses in fiscal 1995 and lower bad debt expense in fiscal 1996, partially offset by increased depreciation expense in fiscal 1996 due to several distribution center expansions and the relocation of a distribution center.



     Operating Income. Operating income increased by $0.3 million, or 0.3%, during fiscal 1996 as compared to fiscal 1995. This increase was primarily due to a favorable performance in operating expenses, largely offset by a decline in gross margin. Operating income margin during fiscal 1996 was consistent with the prior year's margin of 2.3%.

  FISCAL 1995 COMPARED TO FISCAL 1994

     Net Sales. Net sales increased by $179.1 million, or 5.5%, during fiscal 1995 as compared to fiscal 1994, due to an increase in the number of units served by an average of almost 1,000 stores, as well as increased product costs. Strong food and supply sales were offset by soft sales in the equipment segment.

     Gross Profit. Gross profit increased by $18.1 million, or 5.5%, during fiscal 1995 as compared to fiscal 1994, due to the increase in revenue during fiscal 1995. Gross margin was consistent with prior year results during fiscal 1995.


     Operating Expenses. Operating expenses increased by $25.5 million, or 10.6%, during fiscal 1995 as compared to fiscal 1994, reflecting increased bad debt expense, costs associated with a short-term field management reorganization and increased depreciation due to the relocation of a distribution center and several center expansions.



     Operating Income. Operating income decreased by $7.4 million, or 8.5%, during fiscal 1995 as compared to fiscal 1994, for the reasons stated above. Operating income margin decreased from 2.6% during fiscal 1994 to 2.3% during fiscal 1995, as a result of the increased operating expenses.


LIQUIDITY AND CAPITAL RESOURCES


  HISTORICAL NEHC



     NEHC had $222.5 million of working capital at June 28, 1997 as compared to $25.8 million at the end of fiscal 1996. The increase of $196.7 million was primarily due to increased receivables of $345.4 million and increased inventories of $105.2 million, offset by increased accounts payable of $205.8 million and increased accrued liabilities of $50.7 million. The changes in working capital were due to the acquisition of PFS and the new business related to Arby's.



     NEHC had $25.8 million of working capital at December 28, 1996 compared to $10.5 million of working capital at December 30, 1995. The increase was due to the working capital required to service the customer base of AmeriServ, which was acquired on January 25, 1996.



     NEHC had $10.5 million of working capital at December 30, 1995 as compared to $10.9 million of working capital at December 31, 1994. The decrease was due to an increase in accounts payable.



     Net cash used in operating activities for the first six months of 1997 was $13.8 million compared to net cash used in operating activities of $1.8 million for the first six months of 1996. The increase in cash used in operating activities was primarily due to the increase in working capital needs for the new Arby's business.



     Net cash used in investing activities during the first six months of 1997 was $9.5 million compared to net cash used in investing activities of $100.7 million for the first six months of 1996. The decrease in cash used in investing activities was primarily due to the acquisition of AmeriServ for $92.9 million during 1996, offset by an increase in capital expenditures of $3.9 million.



     Net cash provided by financing activities during the first six months of 1997 was $24.5 million compared to net cash provided by financing activities of $103.2 million for the first six months of 1996. The decrease in cash provided by financing activities was primarily due to proceeds from the issuance of subordinated loans and warrants and borrowings under the Company's credit facility in order to fund the acquisition of AmeriServ in 1996, offset by borrowings under the Company's credit facilities in the first six months of 1997 to service the working capital needs of Arby's.



     Net cash provided by operating activities during fiscal 1996 was $4.2 million compared to $4.5 million in fiscal 1995. The decrease in cash provided by operating activities was due to the increase in working capital at December 28, 1996 compared to December 30, 1995 (as discussed above) and a decrease in net income from $0.5 million during fiscal 1995 to a net loss of $1.5 million in fiscal 1996, offset by an increase in depreciation and amortization from $2.8 million in fiscal 1995 to $10.4 million in fiscal 1996.

     Net cash used in investing activities during fiscal 1996 increased $99.8 million to $105.4 million compared to $5.6 million in fiscal 1995. This increase was principally due to the acquisition of AmeriServ for $92.9 million during fiscal 1996. In addition, capital expenditures increased from $2.5 million in fiscal 1995 to $12.7 million in fiscal 1996 as a result of expenditures to modify and expand certain distribution centers.



     Net cash provided by financing activities during fiscal 1996 was $102.9 million compared to $0.6 million in fiscal 1995. This increase was principally due to proceeds from the issuance of subordinated loans and warrants and borrowings under the Company's credit facilities in order to fund the acquisition of AmeriServ.



     Net cash provided by operating activities during fiscal 1995 was $4.5 million, which was comparable to the net cash provided by operating activities of $4.3 million in fiscal 1994. Net cash used in investing activities during fiscal 1995 was $5.6 million compared to $5.4 million in fiscal 1995. Net cash provided by financing activities during fiscal 1995 was $0.6 million compared to $0.5 million in fiscal 1994.



  PRO FORMA



     After the Transactions and the Refinancing, NEHC's primary capital requirements, on a pro forma basis, will be for debt service, working capital and capital expenditures. NEHC believes that cash flow from operating activities, cash and cash equivalents and borrowings under the New Credit Facility will be adequate to meet NEHC's short-term and long-term liquidity requirements prior to the maturity of its long-term indebtedness, although no assurance can be given in this regard. Under the New Credit Facility, the Revolving Credit Facility provides $150 million of revolving credit availability, of which approximately $138.9 million will be available (after reductions of $11.1 million of letters of credit) for draw after Closing subject to customary covenants. In addition, the Company may increase the Accounts Receivable Program, further improving liquidity, although no assurance can be given that the Receivables will be sufficient to increase the Accounts Receivable Program. See "Risk Factors -- Substantial Leverage and Debt Service."


     The Company estimates that capital expenditures for fiscal 1997 will be approximately $35 million, which includes maintenance capital expenditures and various planned and potential projects designed to increase efficiencies and enhance the Company's competitiveness and profitability. Specifically, such capital expenditures include the planned distribution center consolidation, modification and expansion of certain distribution centers, integration and upgrade of MIS and other general capital improvements.


  HISTORICAL PFS



     Net cash provided by operating activities for the first six months of 1997 increased $7.1 million compared to the first six months of 1996. Growth in net income contributed $1.5 million of this increase. Changes in receivables and accounts payable resulted in a $1.2 million decline in cash outflows compared to 1996. An unfavorable change in accounts receivable reflected a recovery in sales from the late 1996 decline. This impact was more than offset by a favorable change in accounts payable that also reflected the recovery in sales from the late 1996 decline, as well as timing of payments in the first six months of 1996. Accrued liabilities provided a favorable change of $2.9 million due to increases in 1997 bonus accruals to be paid in 1998. Investing activities provided a $9.1 million favorable change as compared to 1996, which included $7.3 million in transfers of property to affiliates of the Parent in anticipation of the sale of PFS and a $1.9 million decline in capital spending. Financing activities, which largely represent net transfers of funds to/from the Parent, reflected an $18.2 million change from a cash inflow in 1996 to a cash outflow in 1997. This change includes $9.0 million representing the increase in net cash provided by operating activities and a decrease in capital spending, as well as the $7.3 million in transfers of property to affiliates of the Parent.



     Net cash provided by operating activities in fiscal 1996 increased $48.9 million, or 165.2%, compared to fiscal 1995. This growth was driven by favorable changes in working capital. Changes in receivables, inventories and accounts payable provided net cash inflows of $22.7 million in 1996 compared to cash outflows of $29.4 million in 1995. These changes reflect a decline in net sales late in 1996, compared to sales growth in 1995. Investing activities reflected capital spending growth over 1995 of $3.5 million to $28.8 million. Capital spending activity was led by purchases of fleet and material handling equipment and expenditures related to the expansion of a distribution center. Financing activities, which largely represent net transfers of funds to/from the Parent, reflected a $44.3 million increase in cash outflows compared to 1995. This change primarily represents the increase in net cash provided by operating activities, partially offset by the increase in capital spending.



     Net cash provided by operating activities in fiscal 1995 decreased $35.1 million, or 54.3%, compared to fiscal 1994. Changes in accrued liabilities accounted for $17.8 million of the decline reflecting timing of income and sales tax payments. Unfavorable changes in accounts payable of $11.9 million were due to timing of payments while unfavorable changes in inventories of $9.9 million resulted from sales growth in fiscal 1995 and inventory control efforts late in fiscal 1994. Investing activities reflected capital spending growth over 1994 of $3.9 million to $25.2 million. Capital spending activity was led by purchases of fleet and material handling equipment and expenditures related to the relocation of two distribution centers. Financing activities, which largely represent net transfers of funds to/from the Parent, reflected a $39.2 million decrease in cash outflows compared to 1996. This change primarily represents the decline in net cash provided by operating activities as well as the increase in capital spending.


SEASONALITY AND INFLATION


     Historically, AmeriServe's sales and operating results have reflected seasonal variations. The Company experiences lower net sales and income from operations in the first and fourth quarters, with the effects being more pronounced in the first quarter. Additionally, the effect of these seasonal variations is more pronounced in regions where winter weather is generally more inclement.


     Inflation has not had a significant impact on the Company's operations. Food price deflation could adversely affect the Company's profitability as a significant portion of the Company's sales are at prices based on product cost plus a percentage markup. The Company has not been adversely affected by food price deflation in recent years.

ENVIRONMENTAL MATTERS

     Under applicable environmental laws, NEHC may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its distribution centers and the land on which its distribution centers are situated, regardless of whether NEHC leases or owns the stores or land in question and regardless of whether such environmental conditions were created by NEHC or by a prior owner or tenant.

     NEHC believes it currently conducts its business, and in the past has conducted its business, in substantial compliance with applicable environmental laws and regulations. In addition, compliance with federal, state and local laws enacted for protection of the environment has had no material effect on NEHC. However, there can be no assurance that environmental conditions relating to prior, existing or future distribution centers or distribution center sites will not have a material adverse effect on NEHC.


     In connection with the Acquisition, NEHC reviewed existing reports and retained environmental consultants to conduct an environmental audit of PFS's operations in order to identify conditions that could have material adverse effects on NEHC. NEHC has obtained final reports on the results of such audit with regard to PFS, which concluded that there are no environmental matters that are likely to have a material adverse effect on NEHC.

                                  THE BUSINESS


     AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants, the fastest growing segment of the domestic restaurant industry. The Company is the primary supplier to its customers of a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company serves over 30 different restaurant chains and over 26,500 restaurant locations in North America. The Company has had long-standing relationships with such leading restaurant concepts as Pizza Hut, Taco Bell, KFC, Wendy's, Burger King, Dairy Queen, Subway and Applebee's. The Company's strategy is to capitalize on its market leading position, compelling industry trends and management's extensive experience to: (i) pursue profitable internal and external growth opportunities; (ii) capitalize on its nationwide network of distribution centers to increase customer density and regional market penetration; (iii) continue to provide low cost, superior customer service; and
(iv) maximize operating leverage by pursuing selective acquisitions within the fragmented foodservice distribution industry. For the fiscal year ended December 28, 1996, the Company generated pro forma net sales, pro forma EBITDA and pro forma net loss of $4.9 billion, $128.0 million and $7.9 million, respectively.


     The Company has achieved a record of strong growth in net sales and EBITDA by successfully implementing this strategy. From 1992 to 1996, exclusive of PFS, the Company's net sales increased from $293.6 million to $1.3 billion, representing a CAGR of 44.5%. During the same period, the Company's EBITDA, exclusive of PFS, increased from $6.0 million to $26.0 million, representing a CAGR of 44.1%. The Company believes it is well positioned to continue to expand its presence in the systems foodservice distribution industry as a result of its reputation for providing superior customer service as well as its ability to provide low cost, efficient services. The Company believes that it was primarily as a result of these factors that in January 1997 it was awarded a three-year exclusive contract effective April 1997 to provide foodservice distribution to approximately 2,600 Arby's restaurants. The Company estimates that this contract, which management believes represents the single largest customer migration in the systems foodservice distribution industry, will result in the addition of approximately $325 million of net sales in the first 12 months of such contract.


     On July 11, 1997, in furtherance of its strategy, NEHC acquired PFS, the foodservice distribution business of PepsiCo. Prior to the Acquisition, PFS was North America's second largest systems foodservice distributor, serving over 17,000 restaurants in the Pizza Hut, Taco Bell and KFC restaurant systems. The Company expects to realize significant benefits from the Acquisition, including:
(i) enhanced customer and concept diversification; (ii) increased customer density; (iii) broadened national and international presence; and (iv) substantial cost savings and economies of scale. In addition, in connection with the Acquisition, the Company has entered into the Distribution Agreement, whereby it will be the exclusive distributor of selected products for five years to the approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants in the continental United States owned by PepsiCo and previously serviced by PFS. These restaurants accounted for approximately 68% of PFS's 1996 net sales and 44% of the Company's 1996 pro forma net sales after giving effect to the Arby's contract.


     The Company believes it is well positioned to capitalize on the attractive characteristics of the chain restaurant segment of the foodservice distribution industry, which include: (i) the high growth rate of the segment, which experienced an approximately 7.4% net sales CAGR from 1985 to 1995; (ii) the uniformity of product offerings and consistency of demand by chain restaurant customers; (iii) the increased focus by chain restaurants on foodservice distributors that can provide consistent quality and reliable service on a nationwide basis to maintain the chain's uniform standards; and (iv) the fragmented nature of the industry, which includes over 3,000 foodservice distribution companies. As the largest systems foodservice distributor serving chain restaurants, the Company believes it is better positioned than its competitors to offer consistent quality, reliable service and value on a national scale in order to accommodate the growth of each customer.

FOODSERVICE DISTRIBUTION INDUSTRY

  Generally


     The foodservice distribution business involves the purchasing, receiving, warehousing, marketing, selecting, loading and transportation of fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies, equipment and other supplies from manufacturers and vendors to a broad range of enterprises, including restaurants, cafeterias, nursing homes, hospitals, other health care facilities and schools (but generally does not include supermarkets and other retail grocery stores). The United States foodservice distribution industry was estimated to generate $123 billion in sales in 1996.


     Within the foodservice distribution industry, there are two primary types of distributors: broadline foodservice distributors and specialist foodservice distributors, such as the Company. Broadline foodservice distributors service a wide variety of customers including both independent and chain restaurants, schools, cafeterias and hospitals. Broadline distributors may purchase and inventory as many as 25,000 different food and food-related items. Customers utilizing broadline foodservice distributors typically purchase inventory from several distributors. Specialist foodservice distributors may be segregated into three categories: product specialists, which distribute a limited number of products (such as produce or meat); market specialists, which distribute to one type of restaurant (such as Mexican); and systems specialists, which focus on one type of customer (such as chain restaurants or health care facilities). Systems specialists, such as the Company, typically serve as a single source of supply for their customers. In addition, chain restaurant foodservice distributors are less vulnerable to customer migrations because much of their inventory is proprietary to the restaurant concept. Also, broadline foodservice distributors generally rely on sales representatives who must call on customers regularly. Systems' distributors, however, regularly process orders electronically without the need for a sales representative's involvement.

  Systems Specialty -- Chain Restaurants

     The Company operates as a systems distributor that specializes in servicing chain restaurants. The chain restaurant segment represents a significant portion of the foodservice distribution industry, with 1996 industry sales in this segment estimated by NEHC to be approximately $103 billion at the retail level and approximately $44 billion at the distributor level. In addition, retail sales in this segment are estimated to have grown at a CAGR of approximately 7.4% from 1985 to 1995, reflecting both the growth of existing chain restaurants and the introduction of new chain restaurant concepts. The chain restaurant market at the retail level is projected to grow from $103 billion in 1996 to $162 billion by 2005, representing a ten-year inflation adjusted CAGR of approximately 5%.

     NEHC believes a significant factor influencing growth in the systems distribution market share segment is the ability of the systems distributor to provide consistently high quality and reliable distribution services at competitive prices, which has resulted in customers' forming long-term relationships with their systems distributor in order to tailor specific programs that meet the particular needs of the customer while creating operating and cost efficiencies for both the customer and the systems distributor.

     NEHC believes that systems distributors are better able to service chain restaurants than broadline distributors because NEHC believes systems distributors are often able to offer their customers a higher quality of service at a lower cost. Given the uniformity of product offerings and the consistency of demand of chain restaurants, a systems distributor has the opportunity to reduce its overall costs and consequently those of its customers through purchasing and holding fewer SKUs in inventory than a broadline distributor. This reduces both the inbound and outbound freight costs through higher volumes and larger drop sizes and provides more efficient and reliable distribution schedules, thereby reducing labor costs of both the systems distributor and its customer. In addition, systems distributors generally require a smaller sales force than broadline distributors. NEHC believes that the uniformity of product offerings, frequency of deliveries and magnitude of volumes allow a systems distributor to chain restaurants to significantly improve net asset turnover as compared to a broadline distributor. In addition, management believes that the larger systems distributors have the volume and scale to offer chain restaurants an opportunity to further reduce their costs through value-added services, such as procurement of nonproprietary items and in-bound freight logistics management. In addition, larger systems distributors can invest in technology and business processes, such as electronic order entry, to reduce the cost of distributing to the restaurants.

     NEHC believes that the Company has the leading market share in the chain restaurant foodservice distribution segment. The foodservice distribution industry remains highly fragmented and continues to experience significant consolidation. The number of foodservice distributors has decreased from approximately 3,600 in 1985 to approximately 3,000 in 1997, with a significant increase in the market shares of the largest distributors. NEHC anticipates that further consolidation may take place in this segment and intends that the Company will be a leading participant in any such further consolidation.

BUSINESS STRATEGY

     The Company's objective is to continue to grow net sales and EBITDA by implementing the following key elements of its business strategy:

     - Continue to Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through a combination of the development of new business from existing customers, the addition of new chains, international expansion and selective acquisitions.

               Growth From Existing Chains. As the primary foodservice distributor to most of its customers, the Company expects to benefit from the continued growth of the domestic chain restaurant industry, the fastest growing sector of the restaurant industry. From 1985 to 1995, the chain restaurant segment experienced an approximately 7.4% net sales CAGR, which exceeds the estimated 3.0% CAGR experienced by the overall restaurant industry. The Company expects to realize growth from its existing base of customers and concepts primarily due to: (i) increased traffic within existing restaurants; (ii) the addition of new product lines; (iii) new restaurant development and restaurant acquisitions by existing customers; and (iv) the addition of new customers within concepts currently serviced by the Company.

               Growth Through Addition of New Chains. The Company continually monitors the marketplace for opportunities to expand its portfolio of customers and concepts. The Company targets (i) chains operating in geographic areas where the Company could benefit from increased customer density, further enhancing its operating leverage, and (ii) concepts that could benefit from the Company's national presence and superior customer service. In April 1997, the Company began operating under a recently awarded three-year exclusive contract to provide foodservice distribution to over 2,600 Arby's restaurants nationwide. The Company estimates that this contract, which management believes represents the single largest customer migration in the systems foodservice distribution industry, will result in the addition of approximately $325 million of net sales in the first 12 months of such contract. In addition, the Company plans to pursue additional export opportunities and further expand its operations in international markets. After giving effect to the Acquisition, the Company exports products from its distribution centers in the United States to approximately 65 foreign countries.


               Pursue Selective Acquisition Opportunities. As North America's largest systems foodservice distributor serving chain restaurants, the Company believes it is well positioned to capitalize on the consolidation taking place in the fragmented foodservice distribution industry. The number of foodservice distributors has decreased from approximately 3,600 in 1985 to approximately 3,000 in 1997, with a significant increase in the market shares of the largest distributors. The Company intends to continue to make strategic fold-in acquisitions in order to augment its operations in existing markets, enhance customer density and further reduce costs, and may also make larger acquisitions as appropriate opportunities arise.


     - Capitalize on the Benefits of the PFS Acquisition. Management believes that combining the operations of AmeriServe and PFS will present it with opportunities to eliminate duplicative costs and realign the Company's distribution center network to effectively capitalize on economies of scale and the benefits of higher customer density. Management has identified approximately $27 million of annual cost savings, which it believes it can achieve through the elimination of general and administrative expenses and the consolidation of distribution centers in certain markets. Following the Acquisition, the Company expects to reduce the number of current distribution centers from 39 to 29. In addition, the five-year Distribution Agreement will further secure the Company's customer base and provide for a long-term contract covering approximately 44% of the Company's pro forma 1996 net sales after giving effect to the Arby's contract.

     - Continue to Maximize Operating Leverage. As the largest systems foodservice distributor in North America, the Company pursues a low-cost operating strategy based primarily on achieving economies of scale in the areas of warehousing, transportation, general and administrative functions and management information systems. The Company generates significant operating leverage by utilizing large distribution centers strategically within each of its geographic markets, enabling it to: (i) service multiple concepts from the same warehouse; (ii) maximize the density of restaurants served from each facility; (iii) optimize delivery routes; (iv) invest in advanced technology, which increases operational efficiencies and enhances customer service; and (v) manage inventory more efficiently.

     - Continue to Provide Superior Customer Service. The Company believes it enjoys a reputation for providing consistent, high quality service based on its customer focus, its commitment to service excellence and the depth of its management team. The Company has successfully implemented a decentralized management structure that enables the Company to respond quickly and flexibly to local customer needs. The Company typically interacts with its customers on a daily basis, and generally makes multiple deliveries to each restaurant each week. The Company measures daily its service performance by continuously monitoring the accuracy and promptness of deliveries. The Company's advanced computer systems are linked to many of its customers' locations, enabling customers to communicate electronically with the Company, thereby reducing the Company's administrative costs, and enabling it to more efficiently respond to customers' needs. In addition, the Company's national presence allows it to provide consistent and reliable service to national restaurant concepts with geographically diverse locations.


CUSTOMERS


     The Company's customers are generally individual franchisees or corporate-owned restaurants of chain restaurant concepts. The Company's customers include over 30 restaurant concepts with over 26,500 restaurant locations. The corporate owner or franchisor of the restaurant concept generally reserves the right to designate one or more approved foodservice distributors within a geographic region, and each franchisee is typically allowed to select its foodservice distributor from such approved list.

  Concept Mix and Concentration

     On a pro forma basis after giving effect to the Transactions and the Arby's contract, the Company's net sales in 1996 to its largest restaurant concepts were as follows:

                                                               PERCENTAGE OF 1996 NET SALES
                                                             --------------------------------
                                                                                    PRO FORMA
                            CONCEPT                          AMERISERVE     PFS     COMBINED
    -------------------------------------------------------  ----------     ---     ---------
    Pizza Hut restaurants(1)...............................                 43%         28%
    Taco Bell restaurants(2)...............................                 43%         28%
    KFC restaurants(3).....................................       7%        14%         12%
    Wendy's restaurants....................................      30%                    10%
    Arby's restaurants.....................................      17%                     6%
    Burger King restaurants................................      14%                     5%

---------------
(1) PepsiCo-owned Pizza Hut restaurants accounted for approximately 17.4% of pro forma combined net sales.

(2) PepsiCo-owned Taco Bell restaurants accounted for approximately 18.3% of pro forma combined net sales.

(3) PepsiCo-owned KFC restaurants accounted for approximately 7.9% of pro forma combined net sales.

     On a pro forma basis after giving effect to the Transactions and to the Arby's contract, aggregate sales to PepsiCo Chains would have represented 44% of the Company's 1996 net sales. No other single customer accounted for more than 10% of the Company's pro forma net sales in fiscal 1996. See "Risk Factors -- Dependence on Certain Chains and Customers."

  Length of Customer Relationships

     The Company has enjoyed long and successful relationships with its customers that, in many cases, date back to the initial start-up of the concept's operations. The following table illustrates concepts that are serviced by the Company and the number of years the Company has serviced customers within these concepts:

                                                                           YEARS AS A
                                      CONCEPT                               CUSTOMER
          ---------------------------------------------------------------  ----------
          Dairy Queen....................................................      46
          Burger King....................................................      36
          KFC............................................................      26
          Wendy's........................................................      21
          Pizza Hut......................................................      20
          Taco Bell......................................................      18
          Applebee's.....................................................       8
          Subway.........................................................       6

     The Distribution Agreement entered into with PepsiCo will provide the Company with exclusive distribution rights for certain restaurant products to approximately 9,800 Pizza Hut, Taco Bell and KFC restaurants for a five-year term. Historically, PFS has had great success retaining business with restaurants formerly owned by PepsiCo that have been refranchised. The increasing penetration of franchise restaurants and the strong refranchising retention rate have resulted in an overall net increase in restaurants served every year. PFS's high level of customer satisfaction is a direct result of management's emphasis on customer service. PFS's field level management is responsible for maintaining and reinforcing long-standing partnerships with the Pizza Hut, Taco Bell and KFC restaurants.

     In January 1997, the Company entered into a three-year agreement, which became effective April 1997, to become the primary supplier to approximately 2,600 Arby's restaurants nationwide. Management believes this to be the single largest customer migration in the systems foodservice distribution business. The Company services these restaurants together with three other cooperating distributors. The cooperating distributors currently serve Arby's restaurants located outside the Company's pre-Acquisition primary service territory. NEHC expects the Company to generate at least $325 million of net sales during the first 12 months of the Distribution Agreement. See "Risk Factors -- Key Contracts."

OPERATIONS AND DISTRIBUTION

     The Company's operations generally can be categorized into three business processes: product replenishment, product storage and order fulfillment. Product replenishment involves the management of logistics from the vendors through the delivery of products to the Company's distribution centers. Product storage involves the warehousing and rotation of temperature-controlled inventory at the distribution centers pending sale to customers. Order fulfillment involves all activities from customer order placement and selecting and loading through delivery from the distribution centers to the restaurant location. Supporting these processes is the Company's nationwide network of distribution centers, its fleet of approximately 900 tractors and 1,200 trailers and its management information systems. Substantially all the Company's products are purchased, stored and delivered in sealed cases, that the Company does not open or alter.

  Product Replenishment

     While the Company is responsible for purchasing products to be delivered to its customers, chain restaurants typically approve the vendors and negotiate the price for their proprietary products. The Company determines the distribution centers that will warehouse products for each customer and the quantities in which such products will be purchased. Order quantities for each product are systematically determined for each distribution center, taking into account both recent sales history and projected customer demand. The distribution centers selected to serve a customer are based on the location of the restaurants to be serviced.

     The Company works with its chain customers in order to optimize transportation from vendor locations to distribution centers. By utilizing the collective demand of its customers for inbound transportation, its existing fleet of trucks, and its expertise in managing transportation, the Company can, in many instances, offer its customers inbound transportation on a more economical basis than the vendors that have traditionally provided such services. NEHC believes the Company can offer its customers lower inbound transportation costs through (i) the use of the Company's delivery fleet to backhaul products, and (ii) the consolidation of products from more than one vendor or for use by more than one customer to increase truckloads and brokering freight to third-party carriers with whom the Company has negotiated lower transportation rates.

  Product Storage

     The Company currently warehouses approximately 1,100 to 5,500 SKUs (excluding the redistribution and equipment distribution centers) for its customers at 36 facilities in 30 metropolitan areas. Upon receipt of the product at the distribution centers, the product is inspected and stored in pallets, in racks or in bulk in the appropriate temperature-controlled environment. Products stored at the distribution centers are generally not reserved for a specific customer. Rather, customer orders are filled from the common inventory at the relevant distribution center. The Company's computer systems continuously monitor inventory levels in an effort to maintain optimal levels, taking into account required service levels, buying opportunities and capital requirements. Each distribution center contains ambient, refrigerated (including cool docks) and frozen space, as well as offices for operations, sales and customer service personnel and a computer network, accessing systems at other distribution centers and the Company's corporate support centers.

     A majority of the Company's distribution centers are between 100,000 to 200,000 square feet with approximately 20% refrigerated storage space, 30% frozen storage space and 50% dry storage area. The Company uses sophisticated logistics programs to strategically locate new distribution centers in areas near key highways with specific consideration given to the proximity of customers and suppliers. The Company also employs consultants in distribution center layout and product flow to design the distribution center with the objective of maximizing product throughput. The Company estimates that each distribution center can effectively service customers within a 350 mile radius, although the Company's objective is to service customers within a 150 mile radius.

  Order Fulfillment

     The Company places a significant emphasis on providing high quality service in order fulfillment. By providing high quality service and reliability, NEHC believes that the Company can reduce the number of reorders and redeliveries, reducing costs for both the Company and its customers. Each restaurant places product orders based on recent usage, estimated sales and existing restaurant inventories. The Company uses its management information systems to continually update routes and delivery times with each customer in order to lower fulfillment costs. Product orders are placed with the Company one to three times a week either through the Company's customer service representatives or through electronic transmission using specially designed software. Many of the restaurants served by the Company transmit product orders electronically.

     Once ordered by the customer, products are picked and labeled at each distribution center, and the products are generally placed on a pallet for the loading of outbound trailers. Delivery routes are scheduled to both fully utilize the trailer's load capacity and minimize the number of miles driven in order to exploit the cost benefit of customer density.

  Fleet

     The Company operates a fleet of approximately 900 tractors and 1,200 trailers. The Company leases approximately 300 of the tractors from General Electric Capital Corp. pursuant to full-service leases that include maintenance, licensing and fuel tax reporting. The Company owns approximately 600 tractors and approximately 800 trailers. The remaining trailers are leased under similar full-service leases from a variety of leasing companies. Lease terms average six years for new tractors and nine years for new trailers.

     Most of the Company's vehicles contain onboard computers. The computers assist in managing fleet operations and provide expense controls, automated service level data collection and real-time driver feedback, thereby enhancing the Company's service level to customers. Data from the onboard computers are loaded into the routing software after each route in order to continually optimize the route structure. Substantially all of the Company's trailers contain three temperature-controlled compartments, which allow the Company to simultaneously deliver frozen food, refrigerated food and dry goods.

  Management Information Systems

     AmeriServe and PFS currently operate with different computer systems. AmeriServe utilizes a variety of personal computer and IBM AS/400-based software applications. PFS also operates with a variety of applications, the core of which are mainframe-based. Both companies have invested significantly in their systems, and both consider their systems to be among the leaders in the industry. Programs in use include various customized and special-purpose applications, such as warehouse management tools, remote order entry, automated replenishment, delivery routing, and onboard computers for delivery trucks.

     Following the Acquisition, the Company intends to replace its core applications with software from J.D. Edwards in order to integrate the systems of AmeriServe and PFS. This conversion process is expected to take 18 to 24 months to complete and will result in all of the Company's distribution centers operating with the same computer systems and the same operating policies and practices.

  Procurement, Logistics and Re-Distribution


     The Company procures a wide range of food, paper and cleaning products for ultimate distribution to its chain restaurant customers. These products include fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and preprocessed produce, beverages, dairy products, paper goods, cleaning supplies and equipment. The Company is also exclusively responsible for the inventory management of these items for its customers. The Company also operates two re-distribution centers for the purpose of purchasing slow-moving inventory items and consolidating these items into full truckload shipments to the Company's distribution centers nationally, as well as to customers outside the Company. The re-distribution division has been approved as a national consolidation point for Burger King, Dairy Queen, Arby's, KFC, Taco Bell, Pizza Hut and several other chains. The major benefits of consolidation are: (i) effective reduction of inbound freight costs; and (ii) increased distributor inventory turns, providing optimal quantity purchase opportunities and optimizing the inventory management of both the Company's distribution centers and the chain customers. The Company also offers re-distribution services to customers outside of the continental U.S.


     The Company operates a freight logistics division for the purpose of achieving the lowest landed costs to its distribution centers through the review of purchase orders generated at the various distribution centers. The Company generates freight savings through leveraged purchasing, with key carriers operating in defined traffic lanes. This division also provides logistical services to a substantial number of customers outside of the Company on a fee basis. Current inbound purchase orders controlled by this division exceed 2,500 truckloads monthly. Further, the Company operates a nationally registered common carrier fleet of temperature-controlled tractor-trailer units. This division serves as a "core-carrier" to several national food manufacturers and is an integral part of the Company's inbound freight logistics initiative.

MARKETING AND CUSTOMER SERVICE

     The Company employs national and regional marketing representatives who service existing customers, as well as focus on developing new customers from among other restaurant concepts. Additionally, each division President and certain members of senior management are active in maintaining relationships with current and potential customers. The Company compensates its sales and marketing representatives under various compensation plans, which combine a base pay with an incentive bonus.

     The Company's customer service activities are highly customized to the unique needs of each customer. Each customer has a dedicated account manager who is responsible for overseeing all of a customer's needs and coordinating the services provided to such customer. In order to manage problem resolution, the Company tracks customer calls to ensure that appropriate action and follow-up occur. The Company's representatives travel frequently to the customer's restaurant or office for regularly scheduled meetings and key project reviews to ensure close coordination between the Company and the customer.

     A key component of the Company's marketing plan is the use of customized information systems to improve customer service, and to assist the customer in the daily operation of its business. The Company utilizes on-line order entry inventory systems, which permit the Company to simultaneously take orders, compare the order to previous orders, track and replenish inventory and schedule the delivery. In addition to placing orders, certain customers may also access their own accounts, and inventory information, and print copies of order acknowledgments, invoices and account statements. This electronic data interchange system provides certain customers with access to the Company's information systems at their convenience and enables the Company to accept orders 24 hours a day, seven days a week. The electronic data interchange not only allows for greater efficiencies, but also produces reduced administrative expenses and fewer ordering errors. NEHC believes that this system provides customers with superior value-added services, which strengthens the relationship between the Company and its customers and creates certain competitive strengths.

COMPETITION

     The foodservice distribution industry is highly competitive. Competitors include other systems distribution companies focused on the chain restaurants and captive, multi-unit franchisor-owned distribution companies and broadline foodservice distributors.

     The Company competes directly with other systems specialists that target chain restaurant concepts. The Company's principal competitors are ProSource, Inc., Sysco Corporation's Sygma division, Marriott Distribution Services Inc., Alliant Foodservice Inc. and MBM Corp. The Company also competes with regional and local distributors in the foodservice industry, principally for business from franchisee-owned chain restaurants. National and regional chain restaurant concepts typically receive service from one or more systems distributors. Distributors are appointed or approved to service these concepts and/or their franchisees on either a national or regional basis. NEHC believes that distributors in the foodservice industry compete on the bases of quality, reliability of service and price. Because a number of the Company's customers prefer a distributor that is able to service their restaurants on a nationwide basis, NEHC believes that the Company is in a strong position to retain and compete for national chain restaurant customers and concepts. NEHC believes that restaurant management, in general, is reluctant to change distributors or use multiple distributors if service and prices are satisfactory. Accordingly, the ability to provide quality service and deliver the products in a timely, dependable manner is the key to building, as well as maintaining, customer relationships. NEHC believes the Company has an excellent reputation as a prompt and reliable systems foodservice distributor with competitive prices.

     Opportunities for growth by gaining access to new chains typically occur at the expense of a competitor and are awarded in a bid or negotiation situation, in which large blocks of business are awarded to the most efficient distributor. NEHC believes that a key competitive advantage is continuously pursuing a strategy of being the low-cost provider of distribution and other value-added services within the industry. See "Risk Factors -- Competition."

LITIGATION

     From time to time NEHC and/or the Company are involved in litigation relating to claims arising out of their normal business operations. Neither NEHC nor the Company is currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on NEHC or the Company.

REGULATORY MATTERS

     NEHC and the Company are subject to a number of federal, state and local laws, regulations and codes, including those relating to the protection of human health and the environment, compliance with which has required, and will continue to require, capital and operating expenditures. NEHC believes that it and the Company are in compliance, in all material respects, with all such laws, regulations and codes. Neither NEHC nor the Company, however, is able to predict the impact of any changes in the requirements or mode of enforcement of these laws, regulations and codes on their operating results.

EMPLOYEES


     NEHC has no paid employees. As of June 28, 1997, after giving effect to the Acquisition, the Company had approximately 4,800 full-time employees, approximately 400 of whom were employed in corporate support functions and approximately 4,400 of whom were warehouse, transportation, sales, and administrative staff at the distribution centers. As of such date, approximately 275 of the Company's employees were covered by two collective bargaining agreements. One such collective bargaining agreement, covering approximately 200 employees, will expire in January 1998. The other such collective bargaining agreement, covering approximately 75 employees, will expire at the end of November 1998. The Company has not experienced any significant labor disputes or work stoppages and believes that its relationships with its employees are good. Substantially all full-time employees who are over age 21 and have completed one year of service with the Company are eligible to participate in the Company's 401(k) plans.

FACILITIES

     NEHC currently operates 39 distribution centers located throughout the United States and Canada as follows:


                   AMERISERVE                                               PFS
-------------------------------------------------    -------------------------------------------------
                        APPROXIMATE                                          APPROXIMATE
       LOCATION         SQUARE FEET  LEASED/OWNED           LOCATION         SQUARE FEET  LEASED/OWNED
----------------------- -----------  ------------    ----------------------- -----------  ------------
Albuquerque, NM........    65,000    Leased          Albany, NY.............   104,000    Leased
Canton, MS.............    80,500    Leased          Arlington, TX..........   105,600    Leased
Charlotte, NC..........   158,500    Owned           Charlotte, NC..........    91,771    Leased
Denver, CO.............   119,000    Leased          Columbus, OH...........   143,903    Leased
Fort Worth, TX.........   113,000    Leased          Denver, CO.............    74,360    Leased
Gainesville, FL........    53,000    Leased          Gulfport, MS...........    63,792    Leased
Grand Rapids, MI.......   180,000    Leased          Houston, TX............    69,800    Leased
Hebron, KY.............   124,000    Leased          Indianapolis, IN.......   115,200    Leased
Jacksonville, FL.......   119,600    Leased          Indianapolis, IN(3)....   180,100    Leased
Lemont, IL(1)..........   105,000    Leased          Jonesboro, GA..........   124,076    Leased
Madison, WI(1).........   123,000    Leased          Lenexa, KS.............   105,600    Leased
Norcross, GA...........   169,900    Owned           Manassas, VA...........   100,337    Owned
Omaha, NE..............   105,000    Leased          Memphis, TN............    70,750    Leased
Orlando, FL(2).........   268,000    Leased          Milwaukee, WI..........   123,185    Leased
Plymouth, MN...........   104,200    Leased          Mississauga, Ontario...    53,487    Leased
Salt Lake City, UT.....    31,000    Leased          Mt. Holly, NJ..........   126,637    Leased
Waukesha, WI(4)........   196,000    Leased          Novi, MI...............    72,830    Leased
                                                     Oklahoma City, OK......    52,500    Leased
                                                     Orlando, FL............   115,240    Leased
                                                     Ontario, CA............   201,454    Leased
                                                     Portland, OR...........    81,815    Leased
                                                     Stockton, CA...........   105,000    Leased
                                                     Tempe, AZ..............    67,660    Leased


---------------
(1) Re-distribution facilities

(2) Under construction

(3) PFS restaurant equipment distribution center

(4) Capital lease

     Within five years of December 31, 1996, two of the Company's distribution center leases are due to expire. NEHC believes that the Company will be able to renew expiring leases at reasonable rates in the future. NEHC believes that the Company's existing distribution centers, together with planned modifications and expansions, provide sufficient space to support the Company's expected expansion over the next several years.

                                THE ACQUISITION


     Pursuant to the Asset Purchase Agreement, which NEHC assigned to the Company at the Transactions Closing (with the Canadian agreement being assigned to a Canadian subsidiary of the Company), the Company acquired substantially all of the assets and properties used or held for use by PFS for a price of $830.0 million in cash, subject to adjustment, and assumed certain liabilities.



     The Asset Purchase Agreement contains customary representations and warranties from PepsiCo with respect to the assets and liabilities of PFS. PepsiCo has agreed to indemnify NEHC and its affiliates, including the Company, for any loss (i) resulting from any breach of any such representation, warranty or agreement made by PepsiCo, provided, however, that such indemnity is limited to cover only losses in excess of $3.0 million in the aggregate; or (ii) resulting from or arising out of any liability or obligation not expressly assumed by the Company pursuant to the Asset Purchase Agreement. The Company has agreed to indemnify PepsiCo and its affiliates for any loss resulting from any breach of any representation, warranty or agreement made by the Company pursuant to the Asset Purchase Agreement or the operation of PFS by the Company after the Closing. PepsiCo has agreed to refrain from actively and directly soliciting any officer, manager or key employee of the Company without the prior written consent of the Company for the 12 months following the Transactions Closing.



DISTRIBUTION AGREEMENT



     Upon consummation of the Acquisition, the Company was assigned and assumed the Sales and Distribution Agreement (the "Distribution Agreement") dated as of May 6, 1997, as amended as of May 29, 1997, by and among PFS and PepsiCo's chain restaurant businesses (the "PepsiCo Chains"). The Distribution Agreement provides that the Company will be the exclusive distributor of specified restaurant products purchased by the Pizza Hut, Taco Bell and KFC restaurants within the continental United States, which are owned by the PepsiCo Chains as of the Transactions Closing (other than certain specified restaurants), or which are acquired or built by the PepsiCo Chains during the term of the Distribution Agreement. The Distribution Agreement will continue to cover restaurants refranchised by PepsiCo (other than KFC restaurants) for the five-year term. Additionally, the Distribution Agreement provides that the Company will be an approved distributor of specified restaurant products sold to all Pizza Hut, Taco Bell and KFC restaurants, whether franchised or owned by the PepsiCo Chains, in the United States, Canada or the countries to which PFS currently exports restaurant products from its distribution centers in the United States. The Distribution Agreement will be effective from the Transactions Closing and through the fifth anniversary of the Transactions Closing, unless renewed or extended by mutual agreement of the parties. The Distribution Agreement may be terminated at any time (i) by any party in the event that the other party breaches any material term and such breach remains unremedied for a period of 30 calendar days after written notice of such breach from the nonbreaching party,
(ii) by the PepsiCo Chains if the Company is in material breach of the Distribution Agreement for failure to maintain specified service levels for a specified period or (iii) by either party in the event that the other party becomes the subject of a bankruptcy, insolvency or other similar proceeding. See "Risk Factors -- Key Contracts."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of August 1, 1997, with respect to each person who is an executive officer, a significant employee, or director of NEHC:

NAME                                             AGE                     TITLE
-----------------------------------------------  ---   ------------------------------------------
John V. Holten.................................  40    Director, Chairman and Chief Executive
                                                         Officer
John R. Evans..................................  57    Director and Vice Chairman
Raymond E. Marshall............................  47    Director, President, Chief Operating
                                                         Officer and Treasurer
Donald J. Rogers...............................  37    Chief Financial Officer and Vice President
Gunnar E. Klintberg............................  48    Director
A. Petter Ostberg..............................  35    Vice President and Secretary
Leif F. Onarheim...............................  62    Director
Peter T. Grauer................................  51    Director
Benoit Jamar...................................  42    Director
Daniel Crippen.................................  45    Director

     John V. Holten. Mr. Holten has served as Chairman and Chief Executive Officer of Holberg since its inception in 1986. Mr. Holten was Managing Director of DnC Capital Corporation, a merchant banking firm in New York City, from 1984 to 1986. Mr. Holten received his M.B.A. from Harvard University in 1982 and he graduated from the Norwegian School of Economics and Business Administration in 1980.

     John R. Evans. Mr. Evans has been in the foodservice distribution industry for nearly forty years, all of which have been with the Company or its predecessors. Mr. Evans became President of Evans in 1971, and was named Chief Executive Officer of the combined company when Evans merged with NEBCO in 1990. Along with building Evans from its infancy, Mr. Evans has played an active leadership role in the industry. Mr. Evans obtained his degree from Spencerian College and serves on the Board of Directors of each of M&I Northern Bank, Aerial Company, Inc., AFI Inc., and AmeriServe.

     Raymond E. Marshall. Mr. Marshall has 27 years of foodservice distribution experience, including 24 years with the Company or its predecessors. Mr. Marshall progressed through management positions in virtually all areas of NEBCO before being named President and Chief Executive Officer in 1980. In 1989, at the time of the merger between NEBCO and Evans, Mr. Marshall was named President and Chief Operating Officer of NEBCO EVANS. He took on his new position as President of AmeriServe in April 1996. Mr. Marshall earned his PMD from Harvard Business School in 1980 after attending the University of Omaha and serves on the Board of Directors of each of NEHC, AmeriServe and Independent Distributors of America ("IDA").

     Daniel W. Crippen. Mr. Crippen has spent the last 20 years in the foodservice distribution business with Post. In addition, Mr. Crippen was appointed to his present position at AmeriServe in April 1997. He is Chairman of the Board of Directors of IDA. Mr. Crippen received his B.A. from Augustana College in Rock Island, Illinois in 1973 and is a certified public accountant.

     Donald J. Rogers. Mr. Rogers joined AmeriServe in March 1993 after spending five years with Holberg. While at Holberg, Mr. Rogers worked closely with AmeriServe's management on a variety of projects. Before joining Holberg, Mr. Rogers held financial analyst positions at The Dun & Bradstreet Corporation and Keypoint Financial Corporation and spent three years in a management training program at Metropolitan Life Insurance Company. Mr. Rogers earned an M.B.A. from UCLA Graduate School of Management in 1987 and his B.S. degree from The Wharton School, University of Pennsylvania in 1982.

     Gunnar E. Klintberg. Mr. Klintberg has served as Vice Chairman of Holberg since its inception in 1986. Mr. Klintberg was a Managing Partner of DnC Capital Corporation, a merchant banking firm in New York

City, from 1983 to 1986. From 1975 to 1983, Mr. Klintberg held various management positions with the Axel Johnson Group, headquartered in Stockholm, Sweden. Mr. Klintberg headed up the Axel Johnson Group's headquarters in Moscow from 1976 to 1979 and served as assistant to the President of Axel Johnson Group's $1 billion operation in the U.S., headquartered in New York City, from 1979 to 1983. Mr. Klintberg received his undergraduate degree from Dartmouth College in 1972 and a degree in Business Administration and Economics from the University of Uppsala, Sweden in 1974.

     A. Petter Ostberg. Mr. Ostberg joined Holberg in 1994 and was appointed as Chief Financial Officer in 1997. Prior to joining Holberg, Mr. Ostberg held various finance positions from 1990 to 1994 with New York Cruise Lines, Inc., including Group Vice President, Treasurer and Secretary. Prior to joining New York Cruise Lines, Inc., Mr. Ostberg was General Manager of Planter Technology Ltd. in Mountain View, California, and from 1985 to 1987, Mr. Ostberg was a Financial Analyst with Prudential Securities, Inc. in New York. Mr. Ostberg received a B.A. in International Relations and Economics from Tufts University in 1985, and an M.B.A. from Stanford University Graduate School of Business in 1989.

     Leif F. Onarheim. Mr. Onarheim is one of Norway's leading industrialists and for the last 4 years held the position as president of Norway's largest business school. He is currently Vice Chairman of the Board of the Norwegian School of Management. In 1996, Mr. Onarheim was elected chairman of NHO, the country's largest association of business and industry. From 1980 to 1992 Mr. Onarheim served as CEO of Nora Industries. When Nora merged with Orkla Borregaard to form the Orkla Group in 1991, Onarheim briefly served as the new group's Chairman. The Orkla Group is one of Scandinavia's largest branded goods company with production facilities in the US, Germany, Poland and England. Mr. Onarheim is a graduate of the Norwegian School of Business and Economics in Bergen, Norway. He serves as Chairman of the Board of Directors of H. Aschehoug & Co. publishers, Norwegian Fair, Netcom ASA and Narvesen ASA, Vice Chairman of Saga Petroleum ASA and is a board member with Wilhelm Wihelmsen Ltd. (shipping). He has been a director of AmeriServe since 1986 and a director of Holberg since 1997.

     Peter T. Grauer. Mr. Grauer has been a Managing Director of DLJ Merchant Banking, Inc. since September 1992. From April 1989 to September 1992, he was Co-Chairman of Grauer & Wheat, Inc., an investment firm specializing in leveraged buyouts. Prior thereto Mr. Grauer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Grauer serves on the Board of Directors of each of Doane Products Co. and Total Renal Care, Inc.

     Benoit Jamar. Mr. Jamar is a Managing Director in the Mergers & Acquisitions group at Donaldson, Lufkin & Jenrette Securities Corporation. Prior to joining Donaldson, Lufkin & Jenrette Securities Corporation in 1989, he worked at Lehman Brothers in its financial restructuring group. Mr. Jamar is a director of the Company.

EXECUTIVE COMPENSATION

     NEHC has no paid employees. The following table sets forth the information for 1996 with regard to compensation for services rendered in all capacities to the Company by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Information set forth in the table reflects compensation earned by such individuals for services with the Company or its respective subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                  OTHER
                                                                                 ANNUAL      ALL OTHER
                                                                                 COMPEN-      COMPEN-
                                          FISCAL      SALARY      BONUS          SATION       SATION
NAME AND PRINCIPAL POSITION                YEAR       ($)(1)       ($)             ($)        ($)(2)
----------------------------------------  ------     --------    -------         -------     ---------
John V. Holten..........................  1996             --         --             --            --
  Chairman and Chief                      1995             --         --             --            --
  Executive Officer                       1994             --         --             --            --
Raymond E. Marshall.....................  1996        273,793    265,000(3)          --        11,600
  President and                           1995        212,492    109,220             --        10,400
  Treasurer                               1994        202,000     64,000             --         6,800
Daniel W. Crippen.......................  1996        246,764    265,076             --         9,659
  Chief Operating Officer                 1995        202,538    129,464             --         9,788
                                          1994        202,250    295,284             --         9,394
Donald J. Rogers........................  1996        158,529    125,000(3)      33,000 (4)    11,600
  Chief Financial Officer                 1995        115,671     45,000         33,000 (4)    10,400
  and Vice President                      1994        106,050     15,000         34,000 (4)     6,800
John R. Evans...........................  1996        263,000         --             --         4,800
  Vice Chairman                           1995        262,832         --             --         4,800
                                          1994        262,600         --             --         4,800

     The Company will pay an annual management fee to Holberg for management services. The amount of this fee is not set or allocated with respect to any particular employee's compensation from Holberg.
---------------
(1) The amounts shown in this column include amounts contributed by the Company to its 401(k) plan under a contribution matching program.

(2) The amounts shown in this column reflect premiums paid by the Company on behalf of Named Executive Officers for whole life insurance policies and annuities to which the Named Executive Officers are entitled to the cash surrender value.

(3) These amounts include discretionary cash bonuses paid by Holberg for services provided during 1995 in connection with the acquisition of AmeriServ Food Company.

(4) This amount reflects forgiveness by the Company of a portion of a $100,000 relocation assistance loan.

DIRECTOR COMPENSATION

     Directors of NEHC do not receive compensation for serving on NEHC's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a Compensation Committee in fiscal 1996. The Company intends to form a Compensation Committee in fiscal 1997. The members of such committee have not yet been determined. During fiscal 1996, no executive officer of NEHC served as a member of the Compensation Committee of another entity.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


     Mr. Marshall's current employment agreement with the Company provides for a three year term, scheduled to lapse on January 1, 1998, with default annual renewals, and an annual base salary of $210,000, which will increase for 1997 to $285,000 plus an annual bonus to be determined by the Chairman of the Board of Directors after considering the Company's Reported Operating Profit, plus participation in any employee benefit plans sponsored by the Company. Mr. Marshall agrees not to disclose confidential information for so long as such information remains competitively sensitive. During the term of the employment agreement and for one year after its termination, Mr. Marshall agrees not to render services to, or have any ownership interest in, any business which is competitive with the Company. Mr. Marshall's employment agreement does not contain any change of control provisions.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of NEHC Common Stock by (i) each person known to the Company to own beneficially more than 5% of any class of NEHC Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company and (iv) all executive officers and directors of the Company, as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders of NEHC. Except as otherwise indicated in the footnotes, each beneficial owner has the sole power to vote and to dispose of all shares held by such holder.

                                                                                       PERCENT
                                                     AMOUNT AND NATURE                OF SHARES
            NAME AND ADDRESS                      OF BENEFICIAL OWNERSHIP            OUTSTANDING
-----------------------------------------  --------------------------------------    -----------
Nebco Evans Distributors, Inc.
  ("NED")................................   6,508 shares of Class A Common Stock         100%(+)
                                            1,733 shares of Class B Common Stock         100%(+)
Orkla....................................                   (1)
DLJMB....................................   Warrants to purchase 3,682 shares of
                                                    Class A Common Stock               36.1%(++)
                                             Warrants to purchase 981 shares of
                                                    Class B Common Stock               36.1%(++)
John V. Holten...........................                   (2)
Daniel W. Crippen........................                   (3)
John R. Evans............................                    --
Peter T. Grauer..........................                   (4)
Benoit Jamar.............................                   (4)
Gunnar E. Klintberg......................                   (5)
Raymond E. Marshall......................                   (6)
Leif F. Onarheim.........................                   (7)
Donald J. Rogers.........................                   (8)

---------------
(+) Computed with respect to the currently outstanding shares of Class A and Class B Common Stock of NEHC, and without taking into account any options or convertible interests of NEHC.


(++) Computed with respect to the currently outstanding shares of Class A and Class B Common Stock of NEHC and the warrants held by DLJMB, but without taking into account any other options or convertible interests of NEHC. Holberg has exercised a contractual right to repurchase from DLJMB and affiliates (i) 55% of the junior exchangeable preferred stock of NEHC acquired by DLJMB and affiliates in connection with the Acquisition (see "Certain Relationships and Related Party Transactions"), and (ii) warrants conferring the right to acquire 851.84 shares of the Common Stock. The consummation of such repurchase is expected to be in or before January 1998. The ownership information reported herein does not give effect to such expected repurchase, but reflects actual ownership as of the date hereof.


(1) Orkla owns approximately 7% of the outstanding common stock of NED, and has an additional interest in the common stock of NED of approximately 8% through certain warrants to purchase such common stock. In addition, Orkla owns approximately 30% of the outstanding common stock of Holberg (which itself owns the balance of the common stock of NED not owned directly by Orkla and has an additional interest in the common stock of NED of approximately 75% through certain preferred stock convertible into common stock), and an additional interest in the common stock of Holberg of approximately 17% through certain preferred stock convertible into common stock. The warrant and convertible interests described in this note have been computed based upon the outstanding common shares of NED and Holberg, without taking into account any options or convertible interests of NED or Holberg. Orkla also has certain contractual rights as to NED and NEHC pursuant to an Amended and Restated Investors Agreement among DLJMB, NEHC, NED, Holberg and Orkla.

(2) Mr. Holten owns all of the outstanding common stock of the corporate parent of Holberg, which entity owns approximately 70% of the outstanding common stock of Holberg, and an additional interest in the common stock of Holberg of approximately 25% through certain preferred stock convertible into common stock. As noted above, Holberg owns approximately 93% of the outstanding NED common stock and has an additional interest through certain preferred stock convertible into common stock. The convertible interests described in this note have been computed based upon the outstanding common shares of Holberg and NED, without taking into account any options or convertible interests of Holberg or NED.

(3) Mr. Crippen owns shares of a series of convertible preferred stock of NEHC that, if converted, would result in his ownership of approximately 1.6% of the outstanding common stock of NEHC, taking into account the actually outstanding shares and the warrants held by DLJMB.

(4) Messrs. Grauer and Jamar are Managing Directors of DLJ, and may be considered to have beneficial ownership of the interests of DLJMB in the Company and NEHC. Messrs. Grauer and Jamar disclaim such beneficial ownership.

(5) Mr. Klintberg is an officer and director of NED and certain of its corporate parents, but disclaims beneficial ownership of any of the shares owned by NED.

(6) Mr. Marshall has an interest of 5% in NED through certain options that have been granted to him by NED. Such interest has been computed based upon the outstanding common shares of NED, without taking into account any options or convertible interests of NED.

(7) Mr. Onarheim has an interest of less than 1% in NED through certain options that have been granted to him by NED. Such interest has been computed based upon the outstanding common shares of NED, without taking into account any options or convertible interests of NED. Mr. Onarheim has also had a long affiliation with Orkla and acts as Orkla's representative on the Board of Directors of the Company and NEHC, but disclaims beneficial ownership of any interests held by Orkla.

(8) Mr. Rogers has an indirect interest of less than 1% in NEHC and the Company through certain options that have been granted to him as an indirect corporate shareholder of NEHC.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


     DLJMB, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 36.1% of the common stock of NEHC. Peter T. Grauer, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company; Benoit Jamar, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company as of Closing. Further, DLJ Capital Funding, Inc., an affiliate of DLJ, acted as documentation agent in connection with the New Credit Facility for which it received certain customary fees and expenses. In addition, DLJ received a merger advisory fee of $4.0 million in cash from the Company upon consummation of the Transactions.

     Holberg has received customary investment banking and advisory fees from the Company and its affiliates in connection with certain prior transactions, and received a $4.0 million merger advisory fee upon consummation of the Transactions. In addition, it is expected that the Company will pay Holberg a financial advisory and arrangement fee of $1.0 million in connection with the Refinancing, as well as a management fee of approximately $4.0 million annually for 1997 and subsequent years. See "Management -- Executive Compensation."


     The Company leases a warehouse and office facility in Waukesha, Wisconsin from an affiliated partnership owned by certain former shareholders of an acquired company, including Mr. John Evans, for approximately $810,000 per year through May 31, 2008.

     With the January 1996 acquisition of AmeriServ, the Company acquired a minority interest in Post Holdings, a 93.6% owner of Post. On November 25, 1996 NEHC acquired: (i) the Company's ownership interest in Post Holdings; and (ii) Daniel W. Crippen's 50% ownership of Post Holdings. In connection with this transaction, Mr. Crippen, the Company's Chief Operating Officer, received $4.4 million ($2.0 million cash and $2.4 million in NEHC 8% Senior Convertible Preferred Stock) in exchange for his 50% equity interest in Post Holdings.

     The Company participates in a self-insured group casualty (including workers compensation and auto liability) risk program with an affiliate, which determines the insurance expenses to be allocated to the Company. The Company and Holberg also periodically engage in bi-lateral interest-bearing loans and advances. See Note 11 to the Company's historical financial statements included elsewhere herein.


     DLJ and BancAmerica Robertson Stephens have, from time to time, provided investment banking and other financial advisory services for which they have received customary compensation, including fees received in connection with the offering of the Senior Subordinated Notes and the Senior Notes.


     In connection with the Acquisition, NEHC, pursuant to the Equity Contribution, contributed $130.0 million of cash to the Company. This contribution was financed in part through NEHC's sale of debt and equity securities, as well as warrants to purchase NEHC Common Stock, to affiliates of DLJ.

     The debt and equity securities sold by NEHC to affiliates of DLJ consisted of NEHC senior secured discount notes, senior exchangeable preferred stock, junior exchangeable preferred stock and warrants to purchase shares of NEHC Class A Common Stock (representing the right to acquire an aggregate of up to 22.5% of the common stock of NEHC).


     Bank of America NT&SA, an affiliate of BancAmerica Robertson Stephens, is an agent and lender under the Company's existing credit facility and will receive proceeds from the financing transactions described herein in connection with the repayment of loans under such credit facility. See "Use of Proceeds." Bank of America NT&SA will be an agent and lender under the New Credit Facility. It is expected that BancAmerica Securities will receive an arrangement fee in connection with the New Credit Facility and will be the syndication agent and an agent with respect to the Accounts Receivable Program for which, in each case, it is receiving certain customary fees and expenses.


     See "The Transactions," and "Plan of Distribution."

                          DESCRIPTION OF INDEBTEDNESS


     The following sets forth information concerning the Company's indebtedness, other than the Notes, outstanding immediately following the consummation of the Refinancing.


ACCOUNTS RECEIVABLE PROGRAM

     In connection with the Acquisition, the Company entered into the Accounts Receivable Program. The Accounts Receivable Program is structured as an off-balance sheet financing for accounting purposes.

     Under the Accounts Receivable Program, the Company established AmeriServe Funding Corporation ("AmeriServe Funding"), a wholly-owned, special purpose bankruptcy-remote subsidiary that will acquire, on a revolving basis, all of the trade receivables (the "Receivables") generated by the Company and/or one or more of its subsidiaries. The purchase by AmeriServe Funding will be financed through the transfer to a newly formed master trust, AmeriServe Master Trust (the "Trust"), of the Receivables and the issuance of a series of certificates by the Trust representing an undivided interest in the assets of the Trust. The certificates will be purchased by any of Bank of America, a commercial paper conduit administered by Bank of America NT&SA, and/or a group of banks (all of the foregoing, collectively, referred to as the "Banks").


     Up to $225.0 million of proceeds are presently available under the Accounts Receivable Program. However, when the Company satisfies certain reporting requirements, up to $250.0 million of total proceeds will be available. The Accounts Receivable Program is available to AmeriServe Funding for five years from the Transactions Closing, subject to early termination in accordance with the terms of the transaction documents.



     All of the Receivables are transferred on a daily basis to AmeriServe Funding. The purchase price for the Receivables conveyed to AmeriServe Funding is a dollar amount equal to the aggregate unpaid balance of the Receivables less a discount specified in the transaction documents. AmeriServe Funding may also pay the purchase price for such Receivables by increasing the principal amount of notes payable by it to the Company and subsidiaries of the Company rather than paying cash for such Receivables. Certain of the Receivables have been transferred by the Company to AmeriServe Funding as a contribution of capital rather than as a sale. AmeriServe Funding (and the Trust, in turn) has obtained first priority, perfected ownership interests in the Receivables, and any related security and proceeds thereof. The Company serves as the initial master servicer of the Accounts Receivable Program.



     The Banks' yield on their Invested Amount will be based on either LIBOR or a Base Rate plus a margin. The "Invested Amount" generally will be calculated as the sum of the purchase prices paid by the Banks from time to time for undivided interests in the Receivables in the Trust, reduced by the aggregate amount of distributions made to the Banks on account of principal. As of June 30, 1997, the Banks' yield would have been 6.875%.



     A non-usage fee of 3/8 of 1% per annum on a daily average of (i) the aggregate commitments of the Banks under the Accounts Receivable Program minus
(ii) the Invested Amount is payable by AmeriServe Funding monthly in arrears.



     Prior to termination of the Banks' commitment under the Accounts Receivable Program, AmeriServe Funding may cause the Trust to sell undivided interests in the Receivables to the Banks from time to time so long as certain conditions are satisfied, including, without limitation, that after giving effect to such sale, the Invested Amount (less amounts held in certain Trust accounts) would not exceed the Base Amount. The "Base Amount" generally will be equal to the result of (a)(i) the Net Eligible Receivables, times (ii) 100% minus the Applicable Reserve Ratio, minus (b) the Carrying Cost Receivables Reserve. The "Net Eligible Receivables" generally will be calculated as the aggregate unpaid balance of Receivables held by the Trust that satisfy certain eligibility criteria, less unapplied cash held by the Trust, less funds not yet made available by lockbox banks holding collections on Receivables, less the aggregate amount of excess concentrations of Receivables as specified in the transaction documents. The "Applicable Reserve Ratio" will be calculated consistent with the trade receivable rating methodology of Standard & Poor's and/or Duff & Phelps, will incorporate specified loss reserve ratios and dilution reserve ratios, and will be subject to a floor of 15%. The "Carrying Cost Receivables Reserve" generally will be calculated to reflect interest payable to the Banks, the servicing fee payable from the Assets of the Trust, certain accrued and unpaid expenses and certain additional amounts based on days sales outstanding.



     The Accounts Receivable Program contains customary conditions, including, without limitation, delivery of true sale and non-consolidation opinions. In addition, BancAmerica Robertson Stephens has been satisfied that structural enhancements are in place so that the Accounts Receivable Program satisfies, at a minimum, the "BBB" rating criteria of Standard & Poor's and/or Duff & Phelps. The Accounts Receivable Program also contains customary termination events, including, without limitation, bankruptcy or insolvency of the Company or AmeriServe Funding, cross-acceleration to other material indebtedness of the Company and Receivables performance triggers.

NEW CREDIT FACILITY


     The Company has entered into the New Credit Facility, pursuant to which the Company has available a new revolving credit facility (the "Revolving Credit Facility"), and, prior to the Refinancing, four term loan facilities (the "Term Loans"). At the closing of the Senior Notes Offering, the Company used a portion of the proceeds from the Senior Notes Offering to repay in full the Term Loans. The undrawn amount of $150.0 million under the Revolving Credit Facility remains available for working capital and general corporate purposes, including the issuance of letters of credit, which were $11.1 million at the closing of the Senior Notes Offering, subject to the achievement of certain financial ratios and compliance with certain conditions.



     The initial interest rate for borrowings under the Revolving Credit Facility will be, at the option of the Company, LIBOR plus 2.50% or the Base Rate plus 1.25%. The initial rates for borrowings under the Revolving Credit Facility will remain in effect until December 31, 1997, at which time they may be reduced according to a pricing grid contained in the New Credit Facility agreements. The Company may elect interest periods of one, two, three or six months for LIBOR borrowings. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of the Base Rate Loans based on the Administrative Agent's "reference rate") and interest shall be payable at the end of each interest period and, in any event, at least every three months or 90 days, as the case may be. The "Base Rate" is the higher of (i) the Administrative Agent's reference rate and (ii) the Federal Funds Effective Rate plus one-half of 1%. LIBOR will at all times include statutory reserves to the extent actually incurred.



     NEHC and all domestic subsidiaries of the Company guarantee indebtedness under the New Credit Facility (the "Guarantors"). All extensions of credit under the New Credit Facility to the Company and guaranties of subsidiaries of the Company are secured by all existing and after acquired personal property (other than accounts receivable transferred in connection with the Accounts Receivable Program or any securitization refinancing of the Accounts Receivable Program) of the Company and its subsidiaries, including all outstanding capital stock of the Company and of all of its domestic subsidiaries, 65% of outstanding capital stock of the Company's foreign subsidiaries and any intercompany debt obligations, and, subject to exceptions to be agreed upon all existing and after-acquired real property fee and leasehold interests. NEHC's guaranty is secured by a pledge of all outstanding capital stock of the Company. With certain exceptions, NEHC, the Company and its subsidiaries are prohibited from pledging any of their assets other than under the New Credit Facility agreements.



     Under the New Credit Facility, the letter of credit fee is 2.50% per annum for standby letters of credit, which will be shared by all Lenders, and an additional 0.25% per annum to be retained by the issuing bank for issuing the standby letters of credit, based upon the amount available for drawing under outstanding standby letters of credit. There will be adjustments after December 31, 1997, in the letter of credit fees described above, according to a to-be-determined pricing grid contained in the New Credit Facility Agreements.



     Indebtedness under the New Credit Facility may be prepaid in whole or in part without premium or penalty (subject in some cases to related breakage) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon.



     The Company is required to make the following mandatory prepayments and permanent reduction of the commitments under the Revolving Credit Facility (subject to certain exceptions and basket amounts set forth in the New Credit Facility): (a) with respect to asset sales, prepayments in an amount equal to 100% of (i) the net after-tax cash proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries other than net cash proceeds of sales or certain other dispositions in the ordinary course of business, or (ii) the net after-tax cash proceeds in excess of $275 million from the sale or other disposition of receivables payable upon receipt; (b) with respect to debt financings of the Company or any of its subsidiaries, prepayments in an amount equal to 100% of the net cash proceeds received from such debt financings (excluding, among other things, the Senior Subordinated Notes and, with respect to the Revolving Credit Facility, the Notes), payable upon receipt; (c) with respect to equity offerings of the Company or any of its subsidiaries, prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of such equity securities, payable upon receipt; and
(d) with respect to Excess Cash Flow (as defined in the

New Credit Facility), prepayments in an amount equal to 50% of Excess Cash Flow, payable within 90 days of fiscal year-end.



     The New Credit Facility contains customary and appropriate representations and warranties, including without limitation those relating to due organization and authorization, no conflicts, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, environmental liabilities and full disclosure.



     The New Credit Facility also contains customary and appropriate conditions to all borrowings under the Revolving Credit Facility including requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default.



     The New Credit Facility also contains customary affirmative and negative covenants (including, where appropriate, certain exceptions and baskets), including but not limited to furnishing information and limitations on other indebtedness, liens, investments, guarantees, restricted payments, restructuring and reserve costs, mergers and acquisitions, sales of assets, capital expenditures, leases, and affiliate transactions. The New Credit Facility also contains financial covenants relating to minimum interest coverage; minimum fixed charge coverage; and maximum leverage.



     Events of default under the New Credit Facility include those relating to:
(a) non-payment of interest, principal or fees payable under the New Credit Facility; (b) non-performance of certain covenants; (c) cross default to other material debt of the Company and its subsidiaries; (d) bankruptcy or insolvency;
(e) judgments in excess of specified amounts; (f) impairment of security interests in collateral; (g) invalidity of guarantees; (h) materially inaccurate or false representations or warranties; and (i) change of control.



10 1/8% SENIOR SUBORDINATED NOTES DUE 2007 (THE "SENIOR SUBORDINATED NOTES").



     On July 9, 1997, the Company issued and sold $500,000,000 principal amount of the Senior Subordinated Notes pursuant to an Indenture, dated as of July 11, 1997, by and among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company as Trustee (the "Senior Subordinated Note Indenture"). The Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company expects to consummate an offer to exchange the Senior Subordinated Notes for new Senior Subordinated Notes, which will be registered under the Securities Act with terms substantially identical to the Senior Subordinated Notes.



     The Senior Subordinated Notes will mature on July 15, 2007. Interest accrues at the rate of 10 1/8% per annum and is payable semi-annually in arrears on January 15 and July 15 each year. Payment of principal, premium and interest on the Senior Subordinated Notes are subordinated, as set forth in the Senior Subordinated Indenture, to the prior payment in full of the Company's Senior Debt (as defined in the Senior Subordinated Note Indenture), including the Notes.



     The Senior Subordinated Notes may not be redeemed at the option of the Company any time prior to July 15, 2002. Thereafter, the Senior Subordinated Notes may be prepaid with a premium that declines each year until July 5, 2005 when the Senior Subordinated Notes may be prepaid in whole or in part at 100% of their principal amount. Upon a Change of Control, each holder can require the Company to redeem such holder's Senior Subordinated Notes at an offer price equal to 101% of their principal amount plus accrued and unpaid interest, subject to restrictions contained in the New Credit Facility and the Indenture.



     The Senior Subordinated Note Indenture contains various restrictive covenants that, among other things, limit (i) the incurrence of indebtedness by the Company and its subsidiaries and the issuance of preferred stock by the Company, (ii) the payment of dividends on capital stock of the Company and its subsidiaries and certain other Restricted Payments (as defined in the Senior Subordinated Note Indenture), (iii) transactions with affiliates, (iv) the business activities of the Company, (v) the creation of liens on the assets of the Company and (vi) consolidations, mergers, conveyances, transfers and leases of all or substantially all of the Company's assets. All of these limitations, however, are subject to a number of important qualifications.

     Events of default under the Senior Subordinated Indenture include, among other things, (i) a default continuing for 30 days in payment of interest or Liquidated Damages when due, (ii) a default in the payment of any principal or premium when due, (iii) the failure to comply with covenants in the Senior Subordinated Note Indenture, subject in certain instances to grace periods, (iv) a default under other indebtedness of the Company or any Subsidiary in excess of $15 million which is caused by a failure to make a required payment beyond any applicable grace period or which results in the acceleration of such indebtedness prior to its stated maturity, (v) certain events of bankruptcy or insolvency with respect to the Company of any subsidiary, and (vi) the failure to pay any judgment in excess of $5 million for a period of 60 days. However, certain of these defaults will not constitute an Event of Default (as defined under the Senior Subordinated Indenture) until the Trustee or the holders of 25% in principal amount of the outstanding Senior Subordinated Notes notify the Company of the default and the Company does not cure such default within the time required after receipt of such notice.



8 7/8% SENIOR NOTES DUE 2006 (THE "SENIOR NOTES")



     On October 15, 1997, the Company issued and sold $350,000,000 principal amount of the Senior Notes pursuant to an Indenture, dated as of October 15, 1997, by and among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company as Trustee (the "Senior Note Indenture"). The Senior Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company expects to consummate an offer to exchange the Senior Notes for new Senior Notes, which will be registered under the Securities Act with terms substantially identical to the Senior Notes.



     The Senior Notes will mature on October 15, 2006. Interest accrues at the rate of 8 7/8% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year. Payment of principal, premium and interest are effectively subordinated, however, to all secured obligations of the Company, including the Company's borrowings, if any, under the New Credit Facility, to the extent of the assets securing such obligations.



     The Senior Notes may not be redeemed at the option of the Company any time prior to April 15, 2002. Thereafter, the Senior Notes may be prepaid with a premium that declines each year until April 15, 2004 when the Senior Notes may be prepaid in whole or in part at 100% of their principal amount. Upon a Change of Control, each holder can require the Company to redeem such holder's Senior Notes at an offer price equal to 101% of their principal amount plus accrued and unpaid interest, subject to restrictions contained in the New Credit Facility and the Senior Note Indenture.



     The Senior Note Indenture contains various restrictive convenants that, among other things, limit (i) the incurrence of indebtedness by the Company and its subsidiaries and the issuance of preferred stock by the Company, (ii) the payment of dividends on capital stock of the Company and its subsidiaries and certain other Restricted Payments (as defined in the Senior Note Indenture),
(iii) transactions with affiliates, (iv) the business activities of the Company,
(v) the creation of liens on the assets of the Company and (vi) consolidations, mergers, conveyances, transfers and leases of all or substantially all of the Company's assets. All of these limitations, however, are subject to a number of important qualifications.



     Events of default under the Senior Note Indenture include, among other things, (i) a default continuing for 30 days in payment of interest or Liquidated Damages when due, (ii) a default in the payment of any principal or premium when due, (iii) the failure to comply with covenants in the Senior Note Indenture, subject in certain instances to grace periods, (iv) a default under other indebtedness of the Company or any Subsidiary in excess of $15 million which is caused by a failure to make a required payment beyond any applicable grace period or which results in the acceleration or such indebtedness prior to its stated maturity, (v) certain events of bankruptcy or insolvency with respect to the Company of any subsidiary, and (vi) the failure to pay any judgment in excess of $5 million for a period of 60 days. However, certain of these defaults will not constitute an Event of Default (as defined under the Senior Note Indenture) until the Trustee or the holders of 25% in principal amount of the outstanding Senior Notes notify the Company of the default and the Company does not cure such default within the time required after receipt of such notice.

                            DESCRIPTION OF NEW NOTES


GENERAL

     The New Notes will be issued pursuant to the same indenture (the "Indenture") among NEHC and State Street Bank and Trust Company, as trustee (the "Trustee"), under which the Notes were issued. See "Notice to Investors." The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."


     The New Notes will rank pari passu in right of payment to all senior Indebtedness of NEHC and will rank senior in right of payment to all subordinated Indebtedness of NEHC. As obligations of a holding company, the New Notes will be effectively subordinated to all obligations of the Subsidiaries of NEHC, including the Senior Subordinated Notes and Senior Notes and borrowings under the New Credit Facility. See "Risk Factors -- Holding Company Structure; Effective Subordination."


PRINCIPAL, MATURITY AND INTEREST

     The New Notes will be limited in aggregate principal amount to $100,387,000 at maturity and will mature on July 15, 2007. No cash interest will be payable on the New Notes prior to January 15, 2003. Interest on the New Notes will accrue at the rate of 12 3/8% per annum and will be payable semi-annually in arrears on July 15 and January 15 of each year, commencing on January 15, 2003, to Holders of record on the immediately preceding July 1 and January 1. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the New Notes will be payable at the office or agency of NEHC maintained for such purpose within the City and State of New York or, at the option of NEHC, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to New Notes the Holders of which have given wire transfer instructions to NEHC will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by NEHC, NEHC's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at NEHC's option prior to July 15, 2002. Thereafter, the New Notes will be subject to redemption at any time at the option of NEHC, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                                       YEAR                         PERCENTAGE
                --------------------------------------------------  ----------
                2002..............................................    106.188%
                2003..............................................    104.125%
                2004..............................................    102.063%
                2005 and thereafter...............................    100.000%

     Notwithstanding the foregoing, at any time NEHC may redeem the New Notes, in whole but not in part, at the option of NEHC, at a redemption price of 112.375% of the Accreted Value (determined at the date of redemption), with the net cash proceeds of a Public Equity Offering; provided that such redemption shall occur within 45 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New
Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," NEHC is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require NEHC to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereof on the date of purchase (if such date of purchase is prior to July 15, 2002) or 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (if such date of purchase is on or after July 15, 2002) (the "Change of Control Payment"). Within 30 days following any Change of Control, NEHC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. NEHC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, NEHC will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by NEHC. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. NEHC will publicly announce the results of the Change of Control Offer on, or as soon as practicable after, the Change of Control Payment Date.

     Due to Change of Control repayment provisions in certain indebtedness of NEHC's Subsidiaries and the existence of a Change of Control event of default in the New Credit Facility, it is unlikely that NEHC would be able to repurchase all of the New Notes upon the occurrence of a Change of Control. See "Risk Factors -- Change of Control." In addition, the New Notes will rank pari passu in right of payment with other senior Indebtedness of NEHC. The ability of NEHC to redeem all of the New Notes upon a Change of Control may also be limited by restrictions on the ability of NEHC's Subsidiaries to pay dividends to NEHC. Finally, the New Notes will be effectively subordinated to Obligations of Subsidiaries of NEHC, including with respect to Change of Control Payments. See "-- General."

     The Change of Control provision of the Indenture could have the effect of deterring certain acquisition proposals which would constitute a Change of Control even if such acquisition might be beneficial to certain Holders of New Notes, as well as restricting the ability of NEHC to obtain additional financing in the future.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that NEHC repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     NEHC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by NEHC and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of NEHC and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require NEHC to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NEHC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales


     The Indenture provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale other than transfers of Receivables to a Receivables Subsidiary in connection with a Receivables Transaction unless (i) NEHC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by NEHC or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on NEHC's or such Restricted Subsidiary's most recent balance sheet) of NEHC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases NEHC or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by NEHC or any such Restricted Subsidiary from such transferee that are converted by NEHC or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.


     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, NEHC may apply such Net Proceeds, at its option, to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, NEHC may invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, NEHC will be required to make an offer to all Holders of New Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof on the date of purchase (if such date of purchase is prior to July 15, 2002) or 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (if such date of purchase is on or after July 15, 2002), in each case in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NEHC may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that, from and after the date of the Indenture NEHC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of NEHC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving NEHC) or to the direct or indirect holders of NEHC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of NEHC); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving NEHC) any Equity Interests of NEHC or any direct or indirect parent of NEHC; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of NEHC that is pari passu with or subordinated to the New Notes (other than the Notes), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) NEHC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by NEHC and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of NEHC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of NEHC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by NEHC from the issue or sale since the date of the Indenture of Equity Interests of NEHC (other than Disqualified Stock) or of Disqualified Stock or debt securities of NEHC that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of NEHC and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted

     Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to NEHC or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Indenture.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of NEHC in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of NEHC) of, other Equity Interests of NEHC (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of NEHC to the holders of its Equity Interests on a pro rata basis;
(v) the declaration or payment of dividends to Holberg for expenses incurred by Holberg in its capacity as a holding company that are attributable to the operations of NEHC and its Restricted Subsidiaries, including, without limitation, (a) customary salary, bonus and other benefits payable to officers and employees of Holberg, (b) fees and expenses paid to members of the Board of Directors of Holberg, (c) general corporate overhead expenses of Holberg, (d) foreign, federal, state or local tax liabilities paid by Holberg, (e) management, consulting or advisory fees paid to Holberg not to exceed $1.0 million in any fiscal year, and (f) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of NEHC or Holberg held by any member of NEHC's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided, however, the aggregate amount paid pursuant to the foregoing clauses (a) through (f) does not exceed $10.0 million in any fiscal year; (vi) Investments in any Person (other than NEHC or a Wholly-Owned Restricted Subsidiary) engaged in a Permitted Business in an amount not to exceed $7.0 million; (vii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $3.0 million; (viii) Permitted Investments; (ix) payments to Holberg pursuant to the tax sharing agreement among Holberg and other members of the affiliated corporations of which Holberg is the common parent; (x) non-cash accretions to the liquidation value of shares of Senior Exchangeable Preferred Stock and shares of Junior Exchangeable Preferred Stock, and any payment in kind dividends with respect to any of the foregoing; (xi) any exchange of shares of Senior Exchangeable Preferred Stock and Junior Exchangeable Preferred Stock for 13 1/2% Subordinated Exchange Debentures due 2009, or 15% Subordinated Exchange Debentures due 2009, as the case may be, pursuant to the terms of the Senior Exchangeable Preferred Stock or Junior Exchangeable Preferred Stock, as the case may be; or (xii) other Restricted Payments in an aggregate amount not to exceed $15.0 million.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by the Company be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by NEHC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by NEHC or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash

Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee; such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, NEHC shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that NEHC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and that NEHC will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that NEHC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for NEHC's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Restricted Subsidiaries of NEHC of term Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all term Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the aggregate amount of term Indebtedness borrowed under the New Credit Facility on July 11, 1997 less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under the New Credit Facility (other than repayments that are immediately reborrowed) that have been made since July 11, 1997; provided that the foregoing proviso shall not limit the principal amount of Permitted Refinancing Indebtedness that may be incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i);

          (ii) the incurrence by the Restricted Subsidiaries of NEHC of revolving Indebtedness and letters of credit pursuant to the New Credit Facility; provided that the aggregate principal amount of all revolving Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Restricted Subsidiaries of NEHC thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed $150.0 million; provided that the foregoing proviso shall not limit the principal amount of Permitted Refinancing Indebtedness that may be incurred to refinance or replace any Indebtedness incurred pursuant to this clause (ii);

          (iii) the incurrence by NEHC and its Restricted Subsidiaries of the Existing Indebtedness;

          (iv) the incurrence by NEHC and its Restricted Subsidiaries of Indebtedness represented by the New Notes, the New Senior Subordinated Notes and the New Senior Subordinated Note Guarantees;

          (v) the incurrence by NEHC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of NEHC or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount not to exceed $150.0 million;

          (vi) the incurrence by NEHC or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by NEHC or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by NEHC or one of its Subsidiaries; provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi), does not exceed $7.0 million;

          (vii) the incurrence by NEHC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

          (viii) the incurrence by NEHC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among NEHC and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that (i) if NEHC is the obligor on such Indebtedness and the payee is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than NEHC or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either NEHC or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by NEHC or such Restricted Subsidiary, as the case may be;

          (ix) the incurrence by NEHC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging currency risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (x) the guarantee by NEHC or any of its Restricted Subsidiaries of Indebtedness of NEHC or a Restricted Subsidiary of NEHC that was permitted to be incurred by another provision of this covenant;

          (xi) the incurrence by NEHC's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of NEHC;

          (xii) Asset Sales in the form of Receivables Transactions;

          (xiii) Indebtedness incurred by NEHC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (xiv) Indebtedness arising from agreements of NEHC or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset to a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by NEHC and its Restricted Subsidiaries in connection with such disposition;

          (xv) obligations in respect of performance and surety bonds and completion guarantees provided by NEHC or any Restricted Subsidiary in the ordinary course of business;

          (xvi) any incurrence of Indebtedness permitted by clause (xi) of the exceptions to the covenant described above under the caption "-- Restricted Payments";

          (xvii) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $7.0 million at any time outstanding; and

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

          (xviii) the incurrence by NEHC or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xviii), not to exceed $30.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xviii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, NEHC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing trade payables or Indebtedness of NEHC that is subordinate to or pari passu with the Notes (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to NEHC or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to NEHC or any of its Restricted Subsidiaries, (ii) make loans or advances to NEHC or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to NEHC or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on July 11, 1997, (b) the New Credit Facility as in effect as of July 11, 1997, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate (as determined by the Credit Agent in good faith) with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on July 11, 1997, (c) the Indenture and the New Notes, (d) any applicable law, rule, regulation or order, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by NEHC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that NEHC may not consolidate or merge with or into (whether or not NEHC is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) NEHC is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than NEHC) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than NEHC) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of NEHC under the New Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of NEHC with or into a Wholly-Owned Restricted Subsidiary of NEHC, NEHC or the entity or Person formed by or surviving any such consolidation or merger (if other than NEHC), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving consideration in excess of $5.0 million unless (i) such Affiliate Transaction is on terms that are no less favorable to NEHC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by NEHC or such Restricted Subsidiary with an unrelated Person and
(ii) NEHC delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either aggregate consideration in excess of $15.0 million or an aggregate consideration in excess of $10.0 million where there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate
Transactions: (p) any transaction permitted by the Amended and Restated Investors Agreement dated on or about July 11, 1997, as the same may be from time to time amended, provided that no such amendment materially affects the Notes, (q) any employment agreement entered into by NEHC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of NEHC or such Restricted Subsidiary, (r) transactions between or among NEHC and/or its Restricted Subsidiaries, (s) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (t) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of NEHC or any of its Restricted Subsidiaries, (u) annual management fees paid to Holberg not to exceed $5.0 million in any one year, (v) transactions pursuant to any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to NEHC and its Restricted Subsidiaries than the contract or agreement as in effect on the Issue Date or is approved by a majority of the disinterested directors of NEHC, (w) transactions between NEHC or its Restricted Subsidiaries on the one hand, and

Holberg on the other hand, involving the provision of financial or advisory services by Holberg; provided that fees payable to Holberg do not exceed the usual and customary fees for similar services, (x) transactions between NEHC or its Restricted Subsidiaries on the one hand, and Donaldson, Lufkin & Jenrette Securities Corporation or its Affiliates ("DLJ") on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services, (y) the insurance arrangements between NEHC and its Subsidiaries and an Affiliate of Holberg that are not less favorable to NEHC or any of its Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices, and (z) payments under the tax sharing agreement among Holberg and other members of the affiliated group of corporations of which it is the common parent.

  Sale and Leaseback Transactions

     The Indenture provides that NEHC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that NEHC may, and may permit its Restricted Subsidiaries to, enter into a sale and leaseback transaction if (i) NEHC could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and NEHC, to the extent it receives the proceeds of such transactions, applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales."

  Limitation on Issuances and Sales of Capital Stock of Wholly-Owned Restricted Subsidiaries

     The Indenture provides that NEHC (i) will not, and will not permit any Wholly-Owned Restricted Subsidiary of NEHC to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly-Owned Subsidiary of NEHC to any Person (other than NEHC or a Wholly-Owned Restricted Subsidiary of NEHC), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly-Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," and (ii) will not permit any Wholly-Owned Restricted Subsidiary of NEHC to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to NEHC or a Wholly-Owned Restricted Subsidiary of NEHC.

  Business Activities

     NEHC will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to NEHC and its Restricted Subsidiaries taken as a whole.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, NEHC will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if NEHC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by NEHC's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if NEHC were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, NEHC will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, NEHC has agreed that, for so long as any New Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the New Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the New Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by NEHC to comply with the provisions described under the captions "-- Change of Control," "-- Asset Sales," or "-- Merger, Consolidation, or Sale of Assets";
(iv) failure by NEHC for 30 days after notice from the Trustee or at least 25% in principal amount of the New Notes then outstanding to comply with the provisions described under the captions "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by NEHC for 60 days after notice from the Trustee or at least 25% in principal amount of the New Notes then outstanding to comply with any of its other agreements in the Indenture or the New Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NEHC or any of its Subsidiaries (or the payment of which is guaranteed by NEHC or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (vii) failure by NEHC or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to NEHC or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Upon such declaration, the principal of (or, if prior to July 15, 2002, the Accreted Value of), premium, if any, and accrued and unpaid interest on the New Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NEHC or any of its Subsidiaries all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of NEHC with the intention of avoiding payment of the premium that NEHC would have had to pay if NEHC then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to July 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of NEHC with the intention of avoiding the prohibition on redemption of the New Notes prior to July 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

     The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

     NEHC is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and NEHC is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of NEHC, as such, shall have any liability for any obligations of NEHC under the New Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     NEHC may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such New Notes when such payments are due from the trust referred to below, (ii) NEHC's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and NEHC's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, NEHC may, at its option and at any time, elect to have the obligations of NEHC and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) NEHC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and NEHC must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, NEHC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) NEHC has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, NEHC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or

Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which NEHC or any of its Subsidiaries is a party or by which NEHC or any of its Subsidiaries is bound;
(vi) NEHC must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) NEHC must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by NEHC with the intent of preferring the Holders of New Notes over the other creditors of NEHC with the intent of defeating, hindering, delaying or defrauding creditors of NEHC or others; and (viii) NEHC must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and NEHC may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. NEHC is not required to transfer or exchange any New Note selected for redemption. Also, NEHC is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

     The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the New Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any New Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration);
(v) make any New Note payable in money other than that stated in the New Notes;
(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes; (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, NEHC and the Trustee may amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of NEHC's obligations to Holders of New Notes in the case of a merger or consolidation, to make

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

any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of NEHC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to NEHC, 545 Steamboat Road, Greenwich, Connecticut 06830; Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     The New Notes initially being issued in exchange for the Notes generally will be represented by one or more fully-registered global notes without interest coupons (collectively, "Global New Notes"). Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for New Notes in certificated form as discussed below. The Global New Note will be deposited upon issuance with The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the Global New Note may be transferred, in whole and not in part, only to another nominee of the DTC or to a successor of the DTC or its nominee. See "-- Exchange of Book-Entry New Notes for Certificated Notes."

     The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depository Procedures

     DTC has advised NEHC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised NEHC that pursuant to procedures established by it,
(i) upon deposit of the Global New Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with

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

portions of the principal amount of Global New Notes and (ii) ownership of such interests in the Global New Notes will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global New Notes).


     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NEW NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.


     Payments in respect of the principal and premium and Liquidated Damages, if any, and interest on a Global New Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, NEHC and the Trustee will treat the persons in whose names the New Notes, including the Global New Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of NEHC, the Trustee nor any agent of NEHC or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global New Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global New Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised NEHC that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global New Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or NEHC. Neither NEHC nor the Trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the New Notes, and NEHC and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Notes for all purposes.

     DTC has advised NEHC that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account DTC interests in the Global New Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants have given direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange Global New Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that NEHC believes to be reliable, but NEHC takes no responsibility for the accuracy thereof.


     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global New Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of NEHC, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC or its Participants or indirect Participants of its obligations under the rules and procedures governing their operations.



  Exchange of Book-Entry New Notes for Certificated New Notes


     A Global New Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies NEHC that it is unwilling or unable to continue as depositary for the Global New Note and NEHC thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) NEHC, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing to occur a

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

Default or an Event of Default with respect to the New Notes. In addition, beneficial interests in a Global New Note may be exchanged for certificated New Notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated New Notes delivered in exchange for any Global New Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).


     Subject to the restrictions on the transferability of the New Notes described in "Risk Factors -- Restrictions on Transfer," a New Note in definitive form will be issued (i) in the Exchange Offer solely in exchange for certificated Notes or (ii) following the Exchange Offer, upon the resale, pledge or other transfer of any New Note or interest therein to any person or entity that does not participate in the Depository. The exchange of certificated Notes in the Exchange Offer may be made only by presentation of the Notes, duly endorsed, together with a duly completed Letter of Transmittal and other required documentation as described under "The Exchange Offer -- Procedures for Tendering" and "-- Guaranteed Delivery Procedures." Transfers of certificated New Notes may be made only by presentation of New Notes, duly endorsed, to the Trustees for registration of transfer on the Note Register maintained by the Trustees for such purposes.


     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED NEW NOTES

     Subject to certain conditions, any person having a beneficial interest in the Global New Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated New Notes. Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) NEHC notifies the Trustee in writing that the DTC is no longer willing or able to act as a depositary and NEHC is unable to locate a qualified successor within 90 days or (ii) NEHC, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated New Notes under the Indenture, then, upon surrender by the Global New Note Holder of its Global New Note, New Notes in such form will be issued to each person that the Global New Note Holder and the DTC identify as being the beneficial owner of the related Notes.

     Neither NEHC nor the Trustee will be liable for any delay by the Global New Note Holder or the DTC in identifying the beneficial owners of New Notes and NEHC and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global New Note Holder or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the New Notes represented by the Global New Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global New Note Holder. With respect to Certificated New Notes, NEHC will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. NEHC expects that secondary trading in the Certificated New Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES


     NEHC and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, NEHC agreed to file with the Commission the Exchange Offer Registration Statement of which this Prospectus is a part on the appropriate form under the Securities Act with respect to the New Notes. Pursuant to the Exchange Offer, NEHC is offering to the Holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their


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

Transfer Restricted Securities for New Notes. If any Holder of Transfer Restricted Securities notifies NEHC prior to the 20th day following consummation of the Exchange Offer that (i) it is prohibited by law or Commission policy from participating in the Exchange Offer or (ii) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (iii) that it is a broker-dealer and owns Notes acquired directly from NEHC or an affiliate of NEHC, NEHC will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. NEHC will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.


     The Registration Rights Agreement provides among other things, that
(i)unless the Exchange Offer would not be permitted by applicable law or Commission policy, NEHC will have commenced the Exchange Offer and used its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (ii) if obligated to file the Shelf Registration Statement, NEHC will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If NEHC (a) fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then NEHC will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by NEHC on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.


     Holders of Notes will be required to make certain representations to NEHC (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

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

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, for each $1,000 face amount of Notes, as of any date of determination prior to July 15, 2002, the sum of (i) the initial offering price of each Note and (ii) that portion of the excess of the principal amount of each Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each July 15 and January 15 at the rate of 12 3/8% per annum from the date of issuance of the Notes through the date of determination.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices and other than a Receivables Transaction (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of NEHC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by NEHC or any of its Restricted Subsidiaries of Equity Interests of any of NEHC's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by NEHC to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to NEHC or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to NEHC or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) securities quoted by the Nasdaq National Market or listed on a United States, Canadian or Western European national securities exchange.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of NEHC and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of NEHC, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of NEHC (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of NEHC are not Continuing Directors or (v) NEHC consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, NEHC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of NEHC is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of NEHC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in accordance with Article 11 of Regulation S-X under the Securities Act and evidenced by (A) in the case of cost reductions of less than $10.0 million, an Officers' Certificate delivered to the Trustee and (B) in the case of cost reductions of $10.0 million or more, a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, minus
(vi) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to NEHC by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to NEHC or one of its Restricted Subsidiaries for purposes of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to NEHC or one of its Restricted Securities.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of NEHC who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agent" means the Bank of America, in its capacity as Administrative Agent for the lenders party to the New Credit Facility, or any successor thereto or any person otherwise appointed.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature; provided, however, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" applicable to the Holders of the New Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of NEHC and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of NEHC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that NEHC or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by NEHC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Global Notes" means the Rule 144A Global Note, the Regulation S Temporary Global Notes and the Regulation S Permanent Global Notes.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to NEHC or to the creditors of NEHC, as such, or to the assets of NEHC, or (ii) any liquidation, dissolution, reorganization or winding up of NEHC, whether voluntary or involuntary, and involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of NEHC.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If NEHC or any Restricted Subsidiary of NEHC sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of NEHC such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of NEHC, NEHC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Junior Exchangeable Preferred Stock" means the 15% Junior Exchangeable Preferred Stock Due 2009 of NEHC.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by NEHC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "New Credit Facility" means that certain Credit Facility, dated as of the date of the Indenture, by and among AmeriServe and Bank of America, providing for up to $150.0 million of revolving credit borrowings and $205.0 million of term credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither NEHC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Notes being offered hereby) of NEHC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of NEHC or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any of the businesses and any other businesses related to the businesses engaged in by NEHC and its respective Restricted Subsidiaries on the date of the Indenture.

     "Permitted Investments" means (a) any Investment in NEHC or in a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by NEHC or any Restricted Subsidiary of NEHC in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NEHC or a Wholly Owned Restricted Subsidiary of NEHC that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of NEHC; (f) loans and advances made after the date of the Indenture to Holberg Industries, Inc. not to exceed $12.0 million at any time outstanding; and (g) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $12.0 million.

     "Permitted Liens" means (i) Liens securing Indebtedness under the New Credit Facility that was permitted by the terms of the Indenture to be incurred;
(ii) Liens in favor of NEHC; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with NEHC or any Restricted Subsidiary of NEHC, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with NEHC; (iv) Liens on property existing at the time of acquisition thereof by NEHC or any Restricted Subsidiary of NEHC, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred in the ordinary course of business of NEHC or any Restricted Subsidiary of NEHC with respect to obligations that do not exceed $7.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by NEHC or such Restricted Subsidiary, and (ix) Liens on assets of Unrestricted Subsidiaries that (A) secure Non-Recourse Debt of Unrestricted Subsidiaries or (B) are incurred in connection with a Receivables Transaction.

     "Permitted Refinancing Indebtedness" means any Indebtedness of NEHC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of NEHC or any of its Restricted Subsidiaries; provided that: (i) except for Indebtedness used to extend, refinance, renew, replace, defease or refund the New Credit Facility, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by NEHC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Holberg Industries, Inc., John V. Holten, Orkla, ASA, Nebco Evans Distributors, Inc., DLJ Merchant Banking, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners - A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners - A, L.P., DLJMB Funding II, Inc., DLJ First ESC LLC, DLJ EAB Partners, L.P. and UK Investment Plan 1997 Partners.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of (i) NEHC or (ii) Holberg.

     "Receivables" means, with respect to any Person or entity, all of the following property and interests in property of such Person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts, (ii) accounts receivable incurred in the ordinary course of business, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services, no matter how evidenced, whether or not earned by performance, (iii) all rights to any goods or merchandise represented by any of the foregoing after creation of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances with respect to any such accounts receivable or account debtors, (v) all letters of credit, security or guarantees for any of the foregoing, (vi) all insurance policies or reports relating to any of the foregoing, (vii) all collection or deposit accounts relating to any of the foregoing, (viii) all proceeds of the foregoing and (ix) all books and records relating to any of the foregoing.

     "Receivables Subsidiary" means an Unrestricted Subsidiary exclusively engaged in Receivables Transactions and activities related thereto; provided, however, that (i) at no time shall NEHC and its Subsidiaries have more than one Receivables Subsidiary and (ii) all Indebtedness or other borrowings of such Unrestricted Subsidiary shall be Non-Recourse Debt.

     "Receivables Transaction" means (i) the sale or other disposition to a third party of Receivables or an interest therein, or (ii) the sale or other disposition of Receivables or an interest therein to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such Receivables (whether such financing transaction is effected by such Receivables Subsidiary or by a third party to whom such Receivables Subsidiary sells such Receivables or interests therein); provided that in each of the foregoing, NEHC or its Subsidiaries receive at least 80% of the aggregate principal amount of any Receivables financed in such transaction.

     "Regulation S" means Regulation S promulgated under the Securities Act.

     "Regulation S Global Notes" means the Regulation S Temporary Global Notes or the Regulation S Permanent Global Notes as applicable.

     "Regulation S Permanent Global Notes" means the permanent global notes that are deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Regulation S Temporary Global Notes" means the temporary global notes that are deposited with and registered in the name of the Depositary or its nominee, representing a series of Notes sold in reliance on Regulation S.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Note" means a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Notes sold in reliance on Rule 144A.

     "Senior Exchangeable Preferred Stock" means the 13 1/2% Senior Exchangeable Preferred Stock Due 2009 of NEHC.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantors" means all direct and indirect Restricted Subsidiaries of the Senior Subordinated Notes.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with NEHC or any Restricted Subsidiary of NEHC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to NEHC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of NEHC; (c) is a Person with respect to which neither NEHC nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of NEHC or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of NEHC or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of NEHC or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of NEHC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," NEHC shall be in default of such covenant). The Board of Directors of NEHC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of NEHC of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.


             DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The following discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the New Notes by the holders thereof. This summary does not purport to be a complete analysis of all the potential federal income tax effects relating to the acquisition, ownership and disposition of the New Notes. There can be no assurance that the U.S. Internal Revenue Service will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that may be relevant to particular purchasers in light of their individual circumstances (including the effect of any foreign, state or local laws) or to certain types of purchasers (including dealers in securities, insurance companies, financial institutions, persons that hold New Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar and tax-exempt entities) subject to special treatment under U.S. federal income tax laws. The discussion below assumes that the New Notes are held as capital assets.


     The discussion of the U.S. federal income tax consequences set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative interpretations. Because individual circumstances may differ, each prospective purchaser of the New Notes is strongly urged to consult its own tax advisor with respect to its particular tax situation and the particular tax effects of any state, local, non-U.S. or other tax laws and possible changes in the tax laws.

     As used herein, the term "U.S. Holder" means a beneficial owner of a New Note who or which is for U.S. federal income tax purposes either (i) a citizen or resident of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The term also includes certain former citizens of the U.S. whose income and gain on the New Notes will be subject to U.S. taxation. As used herein, the term "U.S. Alien Holder" means a beneficial owner of a New Note that is not a U.S. Holder.

ORIGINAL ISSUE DISCOUNT

     The New Notes will be issued with original issue discount for U.S. federal income tax purposes. U.S. Holders holding the New Notes will be required to include original issue discount in gross income as it accrues, on a constant-yield basis, regardless of their method of tax accounting. This means that each U.S. Holder may be required to include amounts in gross income without a corresponding receipt of cash attributable to such gross income. The amount of original issue discount on the New Notes will be the excess of the stated redemption price at maturity over the issue price of the New Notes. The issue price of the New Notes will be the first price at which a substantial amount of New Notes is sold (other than to an underwriter, placement agent or wholesaler). The stated redemption price at maturity of a debt instrument is the total of all payments to be made on the instrument other than payments of qualified stated interest. Qualified stated interest includes only interest that is unconditionally payable at least annually at a single fixed rate during the entire term of the New Notes. None of the interest on the New Notes will be qualified stated interest, and all of the interest payable on the New Notes will be included in the stated redemption price at maturity.

     U.S. Holders of the New Notes must include in gross income, as interest, the daily portions of original issue discount each day during the taxable year on which the New Notes were held. The daily portions of original issue discount will be determined by allocating to each day in each accrual period the ratable portion of the original issue discount allocable to that period. (The accrual periods may be of any length and may vary in length over the term of a debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of interest or principal occurs on either the final day or the first day of an accrual period.) The original issue discount allocable to an accrual period will equal the product of the adjusted issue price of the New Notes at the beginning of the accrual period and the New Notes' yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating original issue discount for an initial short period. The adjusted issue price of the New Notes at the start of any accrual period will be the issue price of the New Notes, increased by the amount of original issue discount that accrued in all previous accrual periods and decreased by the amount of any payments previously made on the New Notes and any payment made on the first day of the current accrual period. Because the U.S. Holders of the New Notes will include original issue discount in income as it accrues, actual payments of cash interest on the New Notes will not trigger any additional interest income to the U.S. Holders. Under these rules, a U.S. Holder will have to include in income increasingly greater amounts of original issue discount in successive accrual periods. NEHC is required to provide information returns stating the amount of original issue discount accrued on New Notes held of record by persons other than corporations and other exempt holders.

SALE OR OTHER TAXABLE DISPOSITION OF NEW NOTES

     A U.S. Holder of a New Note will have a tax basis in the New Notes equal to such U.S. Holder's purchase price of the New Note, increased by the amount of original issue discount on the New Note that is included in the U.S. Holder's gross income and decreased by payments of cash interest on the New Note received by the U.S. Holder.


     A U.S. Holder of a New Note will generally recognize gain or loss on the sale, redemption or other taxable disposition of the New Note equal to the difference (if any) between the amount realized from such sale, redemption or disposition and the U.S. Holder's adjusted tax basis in the New Note. Such gain or loss will generally be long-term capital gain or loss if the New Note has been held for more than one year. In the case of individual U.S. Holders, net capital gain will be taxed at a maximum rate of 28% if the U.S. Holder's holding period is more than one year but not more than 18 months and at a maximum rate of 20% if the U.S. Holder's holding period is more than 18 months.



     A U.S. Holder will recognize no gain or loss on the exchange of a Note for a New Note pursuant to the Exchange Offer.


OPTIONAL REDEMPTION; REPURCHASE AT THE OPTION OF HOLDERS

     Under certain circumstances, NEHC has the right to redeem the Notes prior to July 15, 2007. See "Description of New Notes -- Optional Redemption." Moreover, upon a Change of Control, holders of New Notes will have the right to require the Company to repurchase their New Notes. See "Description of New Notes -- Repurchase at the Option of Holders -- Change of Control."

     The presence of such options may affect the calculation of original issue discount, among other things. The relevant Treasury Regulations provide that, solely for purposes of the accrual of original issue discount, an issuer of a debt instrument having an option or combination of options to redeem the debt instrument prior to its stated maturity date will be presumed to exercise such option or options in a manner that minimizes the yield on the debt instrument. Conversely, a holder having an option to elect repayment of the debt instrument prior to its stated maturity date or a combination of such options will be presumed to exercise such option or options in a manner that maximizes the yield on the debt instrument. If the exercise of such option or options to redeem the debt instrument prior to its stated maturity date or to elect repayment of the debt instrument prior to its stated maturity date actually occurs or does not occur, contrary to the presumption made under the Treasury Regulations (a "change of circumstances"), then, solely for purposes of the accrual of original issue discount, the debt instrument is treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on that date.

APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS

     If the New Notes are considered to have "significant original issue discount" and if the yield of the New Notes is at least five percentage points above the applicable federal rate, for the calendar month in which the New Notes are issued, NEHC will not be able to deduct for tax purposes any original issue discount accruing with respect thereto until such interest is actually paid. In addition, in that event, if the yield of the New Notes is more than six percentage points above the applicable federal rate, then (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible by NEHC at any time, and (ii) a corporate holder may be entitled to treat the interest that is not deductible as a dividend to the extent of the earnings and profits of NEHC, which dividend may then qualify for the dividends-received deduction. In such event, corporate holders should consult their tax advisors concerning the availability of the dividends-received deduction.

TAX CONSEQUENCES TO U.S. ALIEN HOLDERS

     Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal or interest on the New Note (including original issue discount) by the NEHC or any paying agent to a beneficial owner of a New Note that is a U.S. Alien Holder, as defined above, will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of NEHC entitled to vote, (ii) such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to NEHC through stock ownership, (iii) such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met;

          (b) a U.S. Alien Holder of a New Note will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such New Note, unless (i) such Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain other conditions are met; (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the U.S. Alien Holder or (iii) the U.S. Alien Holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates; and

          (c) a New Note held by an individual who is not a citizen or resident of the U.S. at the time of his death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and payments with respect to such New Note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.


     Sections 871(b) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (i) the beneficial owner of a New Note must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such owner is a U.S. Alien Holder and must provide such owner's name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers securities in the ordinary course of its trade or business (a "Financial Institution") and holds the New Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to NEHC or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying U.S. Alien Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. Under currently effective U.S. Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a New Note certifies on Internal

Revenue Service Form W-8, under penalties of perjury, that it is a U.S. Alien Holder and provides its name and address, and any Financial Institution holding the New Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).


     Treasury Regulations released on October 6, 1997 (the "New Regulations") and effective for payments made after December 31, 1998, will provide alternative methods for satisfying the certificate requirement described above. The New Regulations also will require, in the case of New Notes held by a foreign partnership, that (x) the certification be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.



     If a U.S. Alien Holder of a New Note is engaged in a trade or business in the U.S., and if interest on the New Note, or gain realized on the sale, exchange or other disposition of the New Note, is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the U.S. Alien Holder, the U.S. Alien Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide NEHC a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such U.S. Alien Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a New Note will be included in the earnings and profits of such U.S. Alien Holder if such interest or gain is effectively connected with the conduct by the U.S. Alien Holder of a trade or business in the U.S. The New Regulations will change some of the withholding reporting requirements described above, effective for payments made after December 31, 1998, subject to certain grandfathering provisions.


BACKUP WITHHOLDING

     Under current U.S. federal income tax law, a 31% backup withholding tax requirement applies to certain payments of interest on, and the proceeds of a sale, exchange or redemption of, the New Notes.

     Backup withholding will generally not apply with respect to payments made to certain exempt recipients, such as corporations or other tax-exempt entities. In the case of a non-corporate U.S. Holder, backup withholding will apply only if such holder (i) fails to furnish its TIN, which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.


     In the case of a U.S. Alien Holder, under currently effective Treasury Regulations, backup withholding will not apply to payments made by NEHC or any paying agent thereof on a New Note if such holder has provided the required certification under penalties of perjury that it is not a U.S. Holder (as defined above) or has otherwise established an exemption, provided in each case that NEHC or such paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. Holder.



     Under currently effective Treasury Regulations, if payments on a New Note are made to or through a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a New Note, such custodian, nominee or other agent acting will not be required to apply backup withholding to such payments made to such beneficial owner. However, under the New Regulations, backup withholding may apply to payments made after December 31, 1998 if such custodian, nominee or other agent has actual knowledge that the payee is a U.S. Holder.



     Under currently effective Treasury Regulations, payments on the sale, exchange or other disposition of a New Note made to or through a foreign office of a broker generally will not be subject to backup withholding.

However, under the New Regulations, backup withholding may apply to payments made after December 31, 1998 if such broker has actual knowledge that the payee is a U.S. Holder. In the case of proceeds from a sale of a New Note by a U.S. Alien Holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the U.S., information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder and that certain other conditions are met or otherwise establishes an exemption.



     Holders of New Notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to New Notes after December 31, 1998. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against a Holder's U.S. federal income tax liability and may entitle such holder to a refund; provided that the required information is furnished to the Internal Revenue Service.



     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF NEW NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE PROSPECTIVE HOLDER OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS AND THE EFFECT OF THE NEW REGULATIONS WITH RESPECT TO PAYMENTS MADE AFTER DECEMBER 31, 1998.



                              PLAN OF DISTRIBUTION



     Each broker-dealer that receives New Notes for its own account ("Participating Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with the initial sales of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the sales of New Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this prospectus for a period not exceeding 120 days after the Expiration Date. In addition,
until             , 1997 (90 days after the date of this Prospectus), all
dealers effecting transactions in the New Notes may be required to deliver a prospectus.



     The Company will not receive any proceeds from any sales of the New Notes by participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and may profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."



     DLJMB, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 36.1% of the common stock of NEHC. Peter T. Grauer, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company; Benoit Jamar, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company. Further, DLJ Capital Funding, Inc., an affiliate of DLJ, acted as documentation agent in connection with the New Credit Facility for which it received certain customary fees and expenses. In addition, DLJ received a merger advisory fee of $4.0 million in cash from the Company upon consummation of the Transactions.



     In connection with the Transactions, an affiliate of DLJ received customary fees in connection with their agreement to finance a portion of the purchase price for PFS to the extent the Company could not arrange alternative financing for the Acquisition prior to the Transactions Closing.



                                 LEGAL MATTERS



     Certain legal matters in connection with the New Notes offered hereby will be passed upon for NEHC by Wachtell, Lipton, Rosen & Katz, New York, New York.



                                    EXPERTS



     The consolidated financial statements of NEHC at December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 appearing in this Prospectus and in the Registration Statement, and the financial statement schedule for each of the three years in the period ended December 28, 1996 included in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


     The financial statements of PFS (A Division of PepsiCo, Inc. Held For Sale) as of December 27, 1995 and December 25, 1996 and for each of the years in the three-year period ended December 25, 1996 appearing in this Prospectus and in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated statements of operations, stockholders' equity, and cash flows of AmeriServ Food Company for each of the two years in the period ended December 30, 1995 appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         CHANGE IN COMPANY'S ACCOUNTANT

     Prior to the acquisition by the Company of AmeriServ, the Company's principal independent auditors were Deloitte & Touche LLP ("Deloitte & Touche"). At the time of its acquisition by the Company the principal independent auditors for AmeriServ were Ernst & Young LLP ("Ernst & Young"). In July 1996 the Company invited both Deloitte & Touche and Ernst & Young to submit proposals to act as principal independent auditors to the Company. On or about October 1, 1996, the Company notified Deloitte & Touche that Deloitte & Touche had been dismissed as the Company's principal accountants. On October 1, 1996, the Company selected and retained Ernst & Young as the Company's principal independent auditors for the Company's 1996 fiscal year. The Company's Board of Directors approved of this change.

     Deloitte & Touche's reports on the Company's financial statements, which financial statements were prepared on a private entity basis and not in accordance with the requirements of Regulation S-X, for the fiscal years ended December 31, 1994 and December 30, 1995 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or procedure, or accounting principles. During the fiscal years ended December 31, 1994 and December 30, 1995 and through October 1, 1996 there were no disagreements with Deloitte & Touche, as described in Item 304(a)(1)(iv), nor were there any events that would be "reportable events" pursuant to Item 304(a)(1)(v) of Regulation S-K.

     The Company's financial statements, which financial statements have been presented on a basis which will comply with the requirements of Regulation S-X for the fiscal years ended December 31, 1994 and December 30, 1995 included in this Prospectus have been audited by Ernst & Young.

     As required pursuant to Item 304 of Regulation S-K, filed as Exhibit 16.1 hereto is a letter from Deloitte & Touche addressed to the Securities and Exchange Commission (the "SEC") stating that Deloitte & Touche agrees with the statements in the first and fourth sentences of the first paragraph and the statements in the second paragraph (and has no basis to agree or disagree with the other statements) of this section.

                         INDEX OF CERTAIN DEFINED TERMS

                                         PAGE NO.
                                         --------
Accounts Receivable Program............        32
Acquisition............................         5
Administrative Agent...................        31
Affiliate Transaction..................        73
Agents.................................        31
AmeriServ..............................        18
AmeriServe.............................         5
AmeriServe Funding.....................        61
AmeriServe Transactions................         7
Applicable Reserve Ratio...............        61
Asset Purchase Agreement...............        28
BancAmerica Securities.................        31
Bank of America NT&SA..................        31
Banks..................................        62
Base Amount............................        62
Base Rate..............................        63
CAGR...................................         5
Calculation Date.......................        86
Carrying Cost Receivables Reserve......        62
Certificate of Incorporation...........        18
Change of circumstances................        93
Change of Control Offer................        66
Change of Control Payment..............        66
Change of Control Payment Date.........        66
Code...................................        91
Commission.............................         4
Company................................         5
Covenant Defeasance....................        76
Depository.............................         3
Distribution Agreement.................        55
DLJ....................................         3
DLJMB..................................        28
DLJMB Equity Investment................        29
DLJMBII................................        29
DTC....................................         3
EBITDA.................................        14
Effectiveness Target Date..............        81
Equity Contribution....................        29
Evans..................................        18
Exchange Act...........................         4
Exchange Offer.........................         1
Financial Institution..................        94
Global Notes...........................        86
Guarantors.............................        63
Holberg................................        18
HWPI...................................         5
IDA....................................        56
Indebtedness...........................        86
Indenture..............................         1
Indirect Participants..................        79
Initial Purchaser......................         3

                                         PAGE NO.
                                         --------
Invested Amount........................        62
Junior Preferred Stock.................        29
Junior Securities......................        29
Legal Defeasance.......................        76
Lenders................................        16
Named Executive Officers...............        58
NEBCO..................................        18
NEBCO EVANS............................        18
NED....................................        59
NEHC...................................         1
NEHC Subsidiaries......................         5
NEHC Transactions......................         7
Net Eligible Receivables...............        62
New Credit Facility....................        31
New Notes..............................         1
New Regulations........................        94
New Warrants...........................        29
Notes..................................         1
Offering...............................         2
Old NEHC Notes.........................        28
Orkla..................................        28
Participants...........................        79
Payment Default........................        75
PepsiCo................................         6
PepsiCo Chains.........................        55
PFS....................................         6
Post...................................         5
Post Contribution......................        30
Post Holdings..........................        29
Preferred Stock Contribution...........        30
Receivables............................        62
Reference rate.........................        63
Registration Default...................        81
Registration Rights Agreement..........         1
Regulation S Permanent Global Notes....        89
Revolving Credit Facility .............        31
Rule 144A Global Note..................        89
SEC....................................         4
Securities Act.........................         1
Senior Preferred Stock.................        29
Shelf Registration Statement...........        11
Subordinated Notes Offering............         7
Term Loans.............................        31
Transactions...........................         7
Transactions Closings..................        28
Trust..................................        62
Trustee................................        65
U.S. Alien Holder......................        91
U.S. Holder............................        91
Warrant Shares.........................        29

               INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
NEBCO EVANS HOLDING COMPANY
  Unaudited Pro Forma Consolidated Balance Sheet as of June 28, 1997..................   P-2
  Notes to Unaudited Pro Forma Consolidated Balance Sheet as of June 28, 1997.........   P-3
  Unaudited Pro Forma Consolidated Statement of Income for the Fiscal Year 1996.......   P-5
  Unaudited Pro Forma Consolidated Statement of Income for the Six Months Ended June
     28, 1997.........................................................................   P-6
  Notes to Unaudited Pro Forma Consolidated Statements of Income for Fiscal Year 1996
     and the Six Months Ended June 28, 1997...........................................   P-7

                          NEBCO EVANS HOLDING COMPANY


             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following sets forth the Unaudited Pro Forma Consolidated Balance Sheet and the Unaudited Pro Forma Consolidated Statements of Income of Nebco Evans Holding Company in each case giving effect to the Transactions and the Refinancing as if such Transactions and Refinancing had been consummated on June 28, 1997 (in the case of the Unaudited Pro Forma Consolidated Balance Sheet) and at the beginning of the earliest period presented (in the case of the Unaudited Pro Forma Consolidated Statements of Income). The Unaudited Pro Forma Consolidated Financial Statements of the Company do not purport to present the financial position or results of operations of the Company had the transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.



                          NEBCO EVANS HOLDING COMPANY


                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 28, 1997
                                 (IN THOUSANDS)


                                                                                                                      PRO FORMA
                                                                                                    PRO FORMA            FOR
                                                               PRO FORMA            PRO FORMA      ADJUSTMENTS       TRANSACTIONS
                               HISTORICAL     HISTORICAL    ADJUSTMENTS FOR            FOR             FOR               AND
                                  NEHC           HWPI        TRANSACTIONS          TRANSACTIONS    REFINANCING       REFINANCING
                               -----------    ----------    ---------------        ------------    -----------       ------------
ASSETS

Current assets:
  Cash and cash equivalents... $     3,474     $     --       $    24,692(1)       $    28,166      $ 134,000(5)     $   162,166
  Accounts receivable.........     424,579           --          (378,821)(2)           45,758             --             45,758
  Undivided interest in
    accounts receivable
    trust.....................          --           --           153,821(2)           153,821             --            153,821
  Inventories.................     157,403           --                --              157,403             --            157,403
  Other current assets........      17,482        1,054            (4,700)(4)           13,836             --             13,836
                                ----------      -------         ---------           ----------        -------         ----------
    Total current assets......     602,938        1,054          (205,008)             398,984        134,000            532,984
Property and equipment, net...     125,657       11,467                --              137,124             --            137,124
Other assets:
  Goodwill....................     688,648           --                --              688,648             --            688,648
  Other.......................      29,269           --            26,600(1)            51,144         11,000(5)          55,044
                                                                   (2,000)(2)                          (7,100)(6)
                                                                     (225)(1,3)
                                                                   (2,500)(4)
                                ----------      -------         ---------           ----------        -------         ----------
                               $ 1,446,512     $ 12,521       $  (183,133)         $ 1,275,900      $ 137,900        $ 1,413,800
                                ==========      =======         =========           ==========        =======         ==========
LIABILITIES & STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of
    long-term debt............ $     6,029     $     99       $    (1,958)(1)      $     4,170      $      --        $     4,170
  Accounts payable............     304,506           36                --              304,542             --            304,542
  Accrued liabilities.........      69,934           --           (12,800)(1)           57,134             --             57,134
                                ----------      -------         ---------           ----------        -------         ----------
    Total current
      liabilities.............     380,469          135           (14,758)             365,846             --            365,846
Non-current liabilities.......      21,019          750                --               21,769             --             21,769
Long-term debt:
  Existing credit
    facilities................     148,292           --          (148,292)(1)               --             --                 --
  Note payable to PepsiCo,
    Inc. .....................     830,000           --          (830,000)(1,2)             --             --                 --
  Term Loans..................          --           --           205,000(1)           205,000       (205,000)(5)             --
  Senior Notes................      27,174           --           (27,174)(1)               --        350,000(5)         350,000
  Senior Discount Notes.......          --           --            55,000(1)            55,000             --             55,000
  Senior Subordinated Notes...          --           --           500,000(1)           500,000             --            500,000
  Other.......................      24,767       11,213            (4,768)(1)           31,212             --             31,212
                                ----------      -------         ---------           ----------        -------         ----------
    Total long-term debt......   1,030,233       11,213          (250,234)             791,212        145,000            936,212
                                ----------      -------         ---------           ----------        -------         ----------
      Total liabilities.......   1,431,721       12,098          (264,992)           1,178,827        145,000          1,323,827
                                ----------      -------         ---------           ----------        -------         ----------
Stockholder's equity:
  Preferred...................      17,350           --           115,000(3)           132,350             --            132,350
  Common......................      (2,559)         423            (1,725)(3)          (35,277)        (7,100)(6)        (42,377)
                                                                  (13,700)(1)
                                                                   (2,000)(3)
                                                                   (8,516)(3)
                                                                   (7,200)(4)
                                ----------      -------         ---------           ----------        -------         ----------
    Total stockholder's
      equity..................      14,791          423            81,859               97,073         (7,100)            89,973
                                ----------      -------         ---------           ----------        -------         ----------
                               $ 1,446,512     $ 12,521       $  (183,133)         $ 1,275,900      $ 137,900        $ 1,413,800
                                ==========      =======         =========           ==========        =======         ==========


   See accompanying notes to unaudited pro forma consolidated balance sheet.

                          NEBCO EVANS HOLDING COMPANY


            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 28, 1997
                                 (IN THOUSANDS)

(1) Represents the following:


        Sources of funds:
        Proceeds under the New Credit Facility............................  $205,000
        Proceeds from the Senior Discount Notes Offering..................    55,000
        Proceeds from the Senior Subordinated Notes Offering..............   500,000
        Proceeds from DLJMB Equity Investment.............................   115,000
                                                                            --------
                                                                            $875,000
                                                                            ========
        Use of Proceeds:
        Reduction of existing indebtedness:
          Current maturities of long-term debt............................  $  1,958
          Existing credit facilities......................................   148,292
          Senior notes....................................................    35,690
          Other...........................................................     4,768
        Equity Contribution to AmeriServe to partially repay the PepsiCo,
          Inc. note payable...............................................   130,000
        Deferred financing fees and offering costs........................    26,600
        One time commitment and securitization fees and other costs
          expensed at closing.............................................    13,700
        Acquisition of remaining 55% interest in HWPI.....................     1,500
        Partially repay PepsiCo, Inc. note payable (excludes $11 million payable
          subsequent to closing)..........................................   475,000
        Payment of accrued transaction costs at closing...................    12,800
        Cash for working capital..........................................    24,692
                                                                            --------
                                                                            $875,000
                                                                            ========


     In connection with the reduction of existing indebtedness, $2,000 of deferred financing costs were written off.


(2) Represents the sale of accounts receivable ($378,821) to AmeriServe Funding Corporation (Funding), a wholly owned, special purpose, bankruptcy remote subsidiary of the Company, for $225,000 in cash (which was used to partially repay the PepsiCo, Inc. note payable), and a $153,821 undivided interest in the AmeriServe Master Trust (Trust). Under the Accounts Receivable Program, Funding will acquire, on a daily basis, all of the trade receivables generated by the Company and its subsidiaries. The purchases by Funding will be financed through the transfer of the receivables to the Trust, which will issue a series of short-term notes to investors, currently yielding 6.875%, representing undivided interests in the assets of the Trust. Currently, $225,000 under the Accounts Receivable Program is available to Funding for a period of five years. Under the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the transaction has been recorded as a sale of receivables to an unconsolidated, special purpose entity.

                          NEBCO EVANS HOLDING COMPANY

                              AS OF JUNE 28, 1997
                                 (IN THOUSANDS)

(3) Adjustments to stockholder's equity:


        Sale of NEHC Senior Preferred Stock...............................  $ 60,000
        Sale of NEHC Junior Preferred Stock...............................    55,000
        Extraordinary loss on redemption of senior notes..................    (8,516)
        Non-capitalized expenses associated with the Transactions.........   (13,700)
        Write-off of deferred financing costs.............................    (2,000)
        Acquisition of HWPI...............................................    (1,725)
                                                                            --------
          Increase in stockholder's equity................................  $ 89,059
                                                                            ========



(4) To eliminate the intercompany balance.


(5) Represents the following:


        Proceeds from the Senior Notes Offering...........................  $350,000
                                                                            ========
        Use of Proceeds:
        Repay Term Loans..................................................  $205,000
        Deferred financing fees and offering costs........................     8,750
        Payment of accrued transaction costs at closing...................     2,250
        Cash for working capital..........................................   134,000
                                                                            --------
                                                                            $350,000
                                                                            ========


(6) Represents write-off of the deferred financing costs of $7,100 related to the Term Loans.

                          NEBCO EVANS HOLDING COMPANY

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                            FOR THE FISCAL YEAR 1996
                             (DOLLARS IN THOUSANDS)

                                                                                 ACQUISITION       PRO FORMA          PRO FORMA
                                          HISTORICAL   HISTORICAL   HISTORICAL        OF        ADJUSTMENTS FOR          FOR
                                             NEHC         PFS          HWPI      AMERISERV(9)    TRANSACTIONS        TRANSACTIONS
                                          ----------   ----------   ----------   ------------   ---------------      ------------
INCOME STATEMENT DATA:
Net sales(11)...........................  $1,389,601   $3,422,086     $  500       $ 63,292        $      --          $ 4,875,479
Cost of goods sold......................   1,249,135    3,080,602         --         57,190               --            4,386,927
                                          ----------   ----------   --------        -------         --------           ----------
Gross profit............................     140,466      341,484        500          6,102               --              488,552
                                          ----------   ----------   --------        -------         --------           ----------
Operating expenses:
  Distribution, selling and
    administrative......................     112,541      241,911       (831)         6,660          (11,100)(1)          360,550
                                                                                                      (8,100)(2)
                                                                                                      15,469(6)
                                                                                                       4,000(4)
  Depreciation..........................       5,523       19,830        331            158           (1,000)(3)           24,842
  Amortization..........................       4,849           --         31            507           14,721(7)            20,108
  Other -- net..........................        (483)          --                        --               --                 (483)
                                          ----------   ----------   --------        -------         --------           ----------
Total operating expenses................     122,430      261,741       (469)         7,325           13,990              405,017
                                          ----------   ----------   --------        -------         --------           ----------
Operating income........................      18,036       79,743        969         (1,223)         (13,990)              83,535
Interest expense........................      15,895       15,566      1,182            846           47,499(5)            80,988
Minority interest.......................       2,345           --         --             --               --                2,345
                                          ----------   ----------   --------        -------         --------           ----------
Income (loss) before income taxes.......        (204)      64,177       (213)        (2,069)         (61,489)                 202
Provision (credit) for income taxes.....       1,300       24,597         --             17          (25,835)(8)               79
                                          ----------   ----------   --------        -------         --------           ----------
Net income (loss).......................  $   (1,504)  $   39,580     $ (213)      $ (2,086)       $ (35,654)         $       123
                                          ==========   ==========   ========        =======         ========           ==========

                                                                  PRO FORMA
                                             PRO FORMA               FOR
                                            ADJUSTMENTS         TRANSACTIONS
                                          FOR REFINANCING      AND REFINANCING
                                          ---------------      ---------------
INCOME STATEMENT DATA:
Net sales(11)...........................     $      --           $ 4,875,479
Cost of goods sold......................            --             4,386,927
                                               -------            ----------
Gross profit............................            --               488,552
                                               -------            ----------
Operating expenses:
  Distribution, selling and
    administrative......................            --               360,550

  Depreciation..........................            --                24,842
  Amortization..........................            --                20,108
  Other -- net..........................            --                  (483)
                                               -------            ----------
Total operating expenses................            --               405,017
                                               -------            ----------
Operating income........................            --                83,535
Interest expense........................        13,080(10)            94,068
Minority interest.......................            --                 2,345
                                               -------            ----------
Income (loss) before income taxes.......       (13,080)              (12,878)
Provision (credit) for income taxes.....        (5,101)(8)            (5,022)
                                               -------            ----------
Net income (loss).......................     $  (7,979)          $    (7,856)
                                               =======            ==========


See accompanying notes to unaudited pro forma consolidated statements of income.

                          NEBCO EVANS HOLDING COMPANY

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 28, 1997
                                 (IN THOUSANDS)


                                                                                                                      PRO FORMA
                                                                    PRO FORMA                        PRO FORMA           FOR
                                                                   ADJUSTMENTS        PRO FORMA     ADJUSTMENTS      TRANSACTIONS
                            HISTORICAL   HISTORICAL   HISTORICAL       FOR               FOR            FOR              AND
                               NEHC         PFS          HWPI      TRANSACTIONS      TRANSACTIONS   REFINANCING      REFINANCING
                            ----------   ----------   ----------   ------------      ------------   -----------      ------------
INCOME STATEMENT DATA:
Net sales(11).............   $802,900    $1,498,345    $    250      $     --         $2,301,495      $    --         $2,301,495
Cost of goods sold........    723,889     1,342,659          --            --          2,066,548           --          2,066,548
                             --------    ----------     -------      --------         ----------      -------         ----------
Gross profit..............     79,011       155,686         250            --            234,947           --            234,947
                             --------    ----------     -------      --------         ----------      -------         ----------
Operating expenses:
  Distribution, selling
    and administrative....     66,294       112,131        (415)       (5,550)(1)        178,144           --            178,144
                                                                       (4,050)(2)
                                                                        7,734(6)
                                                                        2,000(4)
  Depreciation............      4,406         8,814         186          (500)(3)         12,906           --             12,906
  Amortization............      2,385            --           3         7,361(7)           9,749           --              9,749
                             --------    ----------     -------      --------         ----------      -------         ----------
Total operating
  expenses................     73,085       120,945        (226)        6,995            200,799           --            200,799
                             --------    ----------     -------      --------         ----------      -------         ----------
Operating income..........      5,926        34,741         476        (6,995)            34,148           --             34,148
Interest expense..........     10,283         8,041         587        22,303(5)          41,214        6,540(10)         47,754
                             --------    ----------     -------      --------         ----------      -------         ----------
Income (loss) before
  income taxes............     (4,357)       26,700        (111)      (29,298)            (7,066)      (6,540)           (13,606)
Provision (credit) for
  income taxes............       (629)        9,924          --       (12,051)(8)         (2,756)      (2,550)(8)         (5,306)
                             --------    ----------     -------      --------         ----------      -------         ----------
Net income (loss).........   $ (3,728)   $   16,776    $   (111)     $(17,247)        $   (4,310)     $(3,990)        $   (8,300)
                             ========    ==========     =======      ========         ==========      =======         ==========


See accompanying notes to unaudited pro forma consolidated statements of income.

                          NEBCO EVANS HOLDING COMPANY


         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

 (1) Represents net cost reductions in accordance with the terms of the Asset Purchase Agreement for the following items:


                                                                                    SIX
                                                                                   MONTHS
                                                                       FISCAL      ENDED
                                                                        1996        1997
                                                                       -------     ------
     Reduction in lease expense for existing PFS facilities being
       retained by PepsiCo, Inc. ....................................  $ 4,100     $2,050
     Net reduction in data processing costs charged by
       PepsiCo, Inc. to PFS under the terms of a one year data
       processing service contract...................................    4,100      2,050
     Reduction of employee retirement expense due to the termination of pension and retirement plans of PepsiCo, Inc.,
       net of amounts to be paid under AmeriServe's plans............    1,900        950
     Compensation of certain PFS employees retained by
       PepsiCo, Inc. ................................................    1,000        500
                                                                       -------     ------
     Net cost savings................................................  $11,100     $5,550
                                                                       =======     ======


 (2) Represents the net reduction in costs in accordance with the Company's business plan to integrate PFS:


                                                                                    SIX
                                                                                   MONTHS
                                                                        FISCAL     ENDED
                                                                         1996       1997
                                                                        ------     ------
     Payroll reductions for the elimination of duplicative
       administrative personnel.......................................  $3,800     $1,900
     Reduction in warehouse facilities and operating personnel........   1,800        900
     Reduction of MIS costs...........................................   2,500      1,250
                                                                        ------     ------
     Net cost savings.................................................  $8,100     $4,050
                                                                        ======     ======


     In addition, there are $7,900 of anticipated cost savings that have not been reflected in the pro forma statements of income because they are not directly attributable to the acquisition of the PFS business but result from actions taken by the Company in the third quarter of 1997 to restructure existing AmeriServe operations. The restructuring charge taken by the Company in the third quarter of 1997 is $31,000 (composed of $18,000 related to impairment of assets, $9,000 related to future lease terminations and employee displacements and $4,000 related to current integration costs associated with a previous acquisition). The Company has also identified $28,800 of synergistic cost savings related primarily to transportation and insurance which also are not included in the pro forma statements of income.

 (3) Represents reduction of $1,000 annually in depreciation expense as a result of the closure of certain distribution centers.

 (4) Represents an annual management fee of $4,000 to be paid by the Company to Holberg Industries, Inc. in accordance with the management agreement.

                          NEBCO EVANS HOLDING COMPANY


         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

 (5) Represents the change in interest expense related to the Transactions:


                                                                                    SIX
                                                        PRINCIPAL                  MONTHS
                                                         AMOUNT       FISCAL       ENDED
                                                        OF DEBT        1996         1997
                                                        --------     --------     --------
     Recording of pro forma interest:
       Term Loans at rates from 8.375% to 9.375%......  $205,000     $ 18,124     $  9,062
       Revolving Credit Facility......................        --           --           --
       Senior Discount Notes due 2007 at 12.375%......    55,000        7,017        3,508
       Senior Subordinated Notes due 2007 at
          10.125%.....................................   500,000       50,625       25,313
       Letters of credit..............................    12,000          300          150
       Other debt.....................................                    346          173
       Capital leases at 9.0%.........................                  1,606        1,523
                                                                      -------      -------
       Cash interest expense..........................                 78,018       39,729
       Amortization of deferred financing costs.......                  2,970        1,485
                                                                      -------      -------
     Total interest expense...........................                 80,988       41,214
     Less: historical interest........................                (33,489)     (18,911)
                                                                      -------      -------
     Pro forma interest adjustment....................               $ 47,499     $ 22,303
                                                                      =======      =======


 (6) Represents the discount of $15,469 annually and $7,734 for six months on the sale of accounts receivable pursuant to the Accounts Receivable Program ($225,000 at a rate of 6.875%).

 (7) Represents the amortization of goodwill incurred in connection with the Acquisition of $14,721 annually and $7,361 for six months, assuming a 40-year amortization period.

 (8) Represents adjustments to reconcile income taxes to an effective income tax rate of 39%.


 (9) Represents AmeriServ net sales and expenses for the month of January 1996 prior to its acquisition by AmeriServe on January 26, 1996.



(10) Represents adjustment to record interest expense and amortization of deferred financing costs on the Senior Notes incurred to repay the Term Loans, calculated as follows:



                                                                                     SIX
                                                                                   MONTHS
                                                                       FISCAL       ENDED
                                                                        1996        1997
                                                                      --------     -------
    Senior Notes ($350,000 at 8 7/8%)...............................  $ 31,062     $15,531
    Eliminate interest on Term Loans................................   (18,124)     (9,062)
                                                                      --------     -------
                                                                        12,938       6,469
    Amortization of deferred financing costs........................     1,222         611
    Elimination of amortization of deferred financing costs on Term
      Loans.........................................................    (1,080)       (540)
                                                                      --------     -------
                                                                      $ 13,080     $ 6,540
                                                                      ========     =======



(11) PFS sales are reported net of $5,694 and $4,957, for the fiscal year 1996 and the six months ended June 28, 1997, respectively, as a result of profit limitation agreements with Pizza Hut, Inc. and its franchisees. Such profit limitation agreements continue after the Transactions Closing.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                       -----
NEBCO EVANS HOLDING COMPANY
  Report of Ernst & Young LLP, Independent Auditors..................................    F-2
  Consolidated Balance Sheets as of December 30, 1995 and December 28, 1996, and as
     of June 28, 1997 (unaudited)....................................................    F-3
  Consolidated Statements of Income for each of the three fiscal years in the period ended December 28, 1996, and for the six month periods ended June 29, 1996 and
     June 28, 1997 (unaudited).......................................................    F-4
  Consolidated Statements of Stockholder's Equity for each of the three fiscal years in the period ended December 28, 1996, and for the six month period ended June
     28, 1997 (unaudited)............................................................    F-5
  Consolidated Statements of Cash Flows for each of the three fiscal years in the period ended December 28, 1996, and for the six month periods ended June 29,
     1996 and June 28, 1997 (unaudited)..............................................    F-6
  Notes to Consolidated Financial Statements.........................................    F-7
PFS
  Report of KPMG Peat Marwick LLP, Independent Auditors..............................   F-18
  Balance Sheets as of December 27, 1995 and December 25, 1996, and as of June 11,
     1997 (unaudited)................................................................   F-19
  Statements of Income for each of the years in the three year period ended December
     25, 1996, and for the six month periods ended June 12, 1996 and June 11, 1997
     (unaudited).....................................................................   F-20
  Statements of Divisional Equity for each of the years in the three year period ended December 25, 1996, and for the six month period ended June 11, 1997
     (unaudited).....................................................................   F-21
  Statements of Cash Flows for each of the years in the three year period ended
     December 25, 1996, and for the six month periods ended June 12, 1996 and
     June 11, 1997 (unaudited).......................................................   F-22
  Notes to Financial Statements......................................................   F-23
AMERISERV FOOD COMPANY
  Report of Ernst & Young LLP, Independent Auditors..................................   F-28
  Consolidated Statements of Operations for each of the two fiscal years in the
     period ended December 30, 1995..................................................   F-29
  Consolidated Statements of Stockholders' Equity (Deficit) for each of the two
     fiscal years in the period ended December 30, 1995..............................   F-30
  Consolidated Statements of Cash Flows for each of the two fiscal years in the
     period ended December 30, 1995..................................................   F-31
  Notes to Consolidated Financial Statements.........................................   F-32

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Nebco Evans Holding Company

     We have audited the accompanying consolidated balance sheets of Nebco Evans Holding Company (the Company) as of December 30, 1995 and December 28, 1996, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 30, 1995 and December 28, 1996, and consolidated results of its operations and its cash flows for each of the three years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Milwaukee, Wisconsin
August 6, 1997

                          NEBCO EVANS HOLDING COMPANY

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                            DECEMBER 30,   DECEMBER 28,    JUNE 28,
                                                                1995           1996          1997
                                                            ------------   ------------   ----------
                                                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash....................................................    $    575       $  2,224     $    3,474
  Accounts receivable, less allowance for doubtful
     accounts of $1,170, $5,336 and $5,276,
     respectively.........................................      25,127         80,474        424,579
  Other receivables.......................................       2,234          4,104          5,363
  Inventories.............................................      15,230         52,246        157,403
  Due from Holberg........................................         623          3,793          5,356
  Prepaid expenses and other current assets...............         707          4,333          6,763
                                                               -------       --------       --------
          Total current assets............................      44,496        147,174        602,938
Property and equipment, net...............................       6,912         35,772        125,657
Other assets:
  Intangible assets, net..................................      20,189        126,212        710,773
  Note receivable from Holberg............................       3,516          3,516          3,516
  Other noncurrent assets.................................       2,390          2,272          3,628
                                                               -------       --------       --------
                                                              $ 77,503       $314,946     $1,446,512
                                                               =======       ========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt....................    $     --       $  3,389     $    6,029
  Accounts payable........................................      32,751         98,700        304,506
  Accrued liabilities.....................................       1,232         19,276         69,934
                                                               -------       --------       --------
          Total current liabilities.......................      33,983        121,365        380,469
Noncurrent liabilities....................................         584         14,007         21,019
Note payable to PepsiCo, Inc..............................          --             --        830,000
Long-term debt............................................      32,779        136,196        173,059
Subordinated loans........................................          --         24,859         27,174
Commitments
Stockholder's equity:
  Senior preferred stock, $.01 par value; 600 shares
     authorized and outstanding, $15,872 liquidation
     value................................................          --         15,000         15,000
  8% Senior preferred stock, $.01 par value; 300 shares
     authorized, 235 shares outstanding, $2,374
     liquidation value....................................          --          2,350          2,350
  Preferred stock, $50,000 par value; 150 shares
     authorized and outstanding at December 30, 1995......       7,500             --             --
  Preferred stock, $25,000 par value; 400 shares
     authorized, 300 shares outstanding at December 30,
     1995.................................................       7,500             --             --
  Common stock, $10 par value; 2,000 shares authorized,
     600 shares outstanding at December 30, 1995..........           6             --             --
  Class A voting common stock, $.01 par value; 30,000
     shares authorized, 6,508 shares outstanding..........          --             --             --
  Class B nonvoting common stock, $.01 par value; 20,000
     shares authorized, 1,733 shares outstanding..........          --             --             --
  Additional paid-in capital..............................          --          7,522          7,522
  Accumulated deficit.....................................      (4,849)        (6,353)       (10,081)
                                                               -------       --------       --------
          Total stockholder's equity......................      10,157         18,519         14,791
                                                               -------       --------       --------
                                                              $ 77,503       $314,946     $1,446,512
                                                               =======       ========       ========


                            See accompanying notes.

                          NEBCO EVANS HOLDING COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                       YEAR ENDED                      SIX MONTHS ENDED
                                       ------------------------------------------   -----------------------
                                       DECEMBER 31,   DECEMBER 30,   DECEMBER 28,   JUNE 29,     JUNE 28,
                                           1994           1995           1996         1996         1997
                                       ------------   ------------   ------------   ---------   -----------
                                                                                          (UNAUDITED)
Net sales............................    $358,516       $400,017      $1,389,601    $ 636,167    $ 802,900
Cost of goods sold...................     320,602        359,046       1,249,135      571,753      723,889
                                         --------       --------      ----------     --------     --------
Gross profit.........................      37,914         40,971         140,466       64,414       79,011
Distribution, selling and
  administrative expenses............      34,488         36,695         122,430       57,914       73,085
                                         --------       --------      ----------     --------     --------
Operating income.....................       3,426          4,276          18,036        6,500        5,926
Other income (expense):
  Interest expense...................      (3,294)        (3,936)        (16,423)      (7,694)     (10,520)
  Interest income -- Holberg and
     affiliate.......................         533            749             528          215          237
  Minority interest..................          --             --          (2,345)         100           --
                                         --------       --------      ----------     --------     --------
                                           (2,761)        (3,187)        (18,240)      (7,379)     (10,283)
                                         --------       --------      ----------     --------     --------
Income (loss) before income taxes....         665          1,089            (204)        (879)      (4,357)
Provision (credit) for income
  taxes..............................         523            583           1,300          340         (629)
                                         --------       --------      ----------     --------     --------
Net income (loss)....................    $    142       $    506      $   (1,504)   $  (1,219)   $  (3,728)
                                         ========       ========      ==========     ========     ========


                            See accompanying notes.

                          NEBCO EVANS HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                      SENIOR           SENIOR
                    PREFERRED        PREFERRED        PREFERRED        PREFERRED               ADDITIONAL
                      STOCK,           STOCK,           STOCK,           STOCK,       COMMON    PAID-IN     ACCUMULATED
                  $25,000 SERIES   $10,000 SERIES   $50,000 SERIES   $25,000 SERIES   STOCK     CAPITAL       DEFICIT      TOTAL
                  --------------   --------------   --------------   --------------   ------   ----------   -----------   -------
Balance, January
  2, 1994........    $     --          $   --          $  7,500         $  5,000       $  6     $  5,068     $  (2,795)   $14,779
  Issuance of 100
    shares of
    preferred
    stock........          --              --                --            2,500         --           --            --      2,500
  Dividends on
    preferred
    stock........          --              --                --               --         --       (1,200)           --     (1,200)
  Contribution of
    capital......          --              --                --               --         --          984            --        984
  Net income.....          --              --                --               --         --           --           142        142
                      -------          ------           -------          -------        ---      -------      --------    -------
Balance, December
  31, 1994.......          --              --             7,500            7,500          6        4,852        (2,653)    17,205
  Dividends:
    Preferred
      stock......          --              --                --               --         --           --        (2,494)    (2,494)
    Common
      stock......          --              --                --               --         --       (6,086)         (208)    (6,294)
  Contribution of
    capital......          --              --                --               --         --        1,234            --      1,234
  Net income.....          --              --                --               --         --           --           506        506
                      -------          ------           -------          -------        ---      -------      --------    -------
Balance, December
  30, 1995.......          --              --             7,500            7,500          6           --        (4,849)    10,157
  Formation of
    NEHC.........      15,000              --            (7,500)          (7,500)        (6)           6            --         --
  Issuance of 235
    shares of
    preferred
    stock........          --           2,350                --               --         --           --            --      2,350
  Issuance of
    common stock
    warrants.....          --              --                --               --         --        7,516            --      7,516
  Net loss.......          --              --                --               --         --           --        (1,504)    (1,504)
                      -------          ------           -------          -------        ---      -------      --------    -------
Balance, December
  28, 1996.......      15,000           2,350                --               --         --        7,522        (6,353)    18,519
  Net loss
   (unaudited)...          --              --                --               --         --           --        (3,728)    (3,728)
                      -------          ------           -------          -------        ---      -------      --------    -------
Balance, June 28,
  1997
  (unaudited)....    $ 15,000          $2,350          $     --         $     --       $ --     $  7,522     $ (10,081)   $14,791
                      =======          ======           =======          =======        ===      =======      ========    =======


                            See accompanying notes.

                          NEBCO EVANS HOLDING COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        YEAR ENDED                      SIX MONTHS ENDED
                                                        ------------------------------------------   ----------------------
                                                        DECEMBER 31,   DECEMBER 30,   DECEMBER 28,   JUNE 29,     JUNE 28,
                                                            1994           1995           1996         1996         1997
                                                        ------------   ------------   ------------   ---------   ----------
                                                                                  (IN THOUSANDS)          (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).....................................    $    142       $    506      $   (1,504)   $ (1,219)   $   (3,728)
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization of property and
    equipment.........................................       1,786          1,463           5,523       2,255         4,406
  Amortization of intangible assets...................       1,498          1,299           4,849       2,120         2,385
  Deferred income taxes...............................        (465)            48              --          --            --
  Contribution of capital.............................         984          1,234              --          --            --
  Other...............................................          83            131              --          --            --
  Minority interest in subsidiary.....................          --             --           2,345        (100)           --
  Gain on sale of property............................          --             --          (4,652)         --            --
  Interest accreted on subordinated loans.............          --             --           4,193       1,898         2,428
  Changes in assets and liabilities, net of effect of
    businesses acquired:
    Accounts receivable...............................      (3,567)        (1,645)         (5,510)    (13,937)      (20,356)
    Other receivables.................................         (69)          (645)           (350)       (215)       (1,844)
    Inventories.......................................         237             (5)         (5,657)    (11,982)      (19,047)
    Prepaid expenses and other assets.................        (261)        (2,425)          1,173        (200)          352
    Accounts payable..................................       2,831          5,035           7,030      23,619        33,337
    Accrued liabilities...............................       1,077           (393)         (7,083)      1,052         3,827
    Noncurrent liabilities............................          --             --           1,669      (6,961)      (22,888)
    Other.............................................          --            (98)          2,125       1,903         7,337
                                                           -------        -------        --------    --------      --------
Net cash provided by (used in) operating activities...       4,276          4,505           4,151      (1,767)      (13,791)
                                                           -------        -------        --------    --------      --------
INVESTING ACTIVITIES
Businesses acquired, net of cash acquired.............          --             --         (96,765)    (94,411)           --
Expenditures for property and equipment...............      (1,331)        (2,496)        (12,701)     (2,821)       (6,737)
Proceeds from disposals of property and equipment.....          14             22           9,699          --            --
Amounts received from Holberg.........................       6,432         28,969          11,121       4,616        14,315
Amounts paid to Holberg...............................      (7,797)       (30,659)        (14,291)     (6,201)      (15,878)
Net increase in deposits with affiliates..............      (2,720)          (315)         (2,480)     (1,880)       (1,150)
Expenditures for intangible and other assets..........         (20)        (1,095)             --          --            --
                                                           -------        -------        --------    --------      --------
Net cash used in investing activities.................      (5,422)        (5,574)       (105,417)   (100,697)       (9,450)
                                                           -------        -------        --------    --------      --------
FINANCING ACTIVITIES
Proceeds from issuance of subordinated loans..........          --             --          22,484      22,484            --
Proceeds from issuance of warrants....................          --             --           7,516       7,516            --
Proceeds from issuance of preferred stock.............       2,500             --              --          --            --
Net increase in borrowings under revolving line of
  credit..............................................          15          4,635         116,708     116,106        25,523
Repayments of long-term debt..........................      (2,025)        (4,016)        (43,793)    (42,860)       (1,032)
                                                           -------        -------        --------    --------      --------
Net cash provided by financing activities.............         490            619         102,915     103,246        24,491
                                                           -------        -------        --------    --------      --------
Net increase (decrease) in cash.......................        (656)          (450)          1,649         782         1,250
Cash at beginning of period...........................       1,681          1,025             575         575         2,224
                                                           -------        -------        --------    --------      --------
Cash at end of period.................................    $  1,025       $    575      $    2,224    $  1,357    $    3,474
                                                           =======        =======        ========    ========      ========
Supplemental cash flow information:
  Cash paid during the period for:
    Interest..........................................    $  3,100       $  3,622      $   10,683    $  5,239    $    7,933
    Income taxes, net of refunds......................         406            332           1,256         733         2,443
  Businesses acquired:
    Fair value of assets acquired.....................    $     --       $     --      $  210,357    $187,907    $1,069,117
    Cash paid/note payable issued.....................          --             --         (96,765)    (94,411)     (830,000)
                                                           -------        -------        --------    --------      --------
    Liabilities assumed...............................    $     --       $     --      $  113,592    $ 93,496    $   23,917
                                                           =======        =======        ========    ========      ========
Supplemental noncash investing and financing
  activities:
  Payment of dividends to reduce deposits and advances
    with Holberg and affiliate........................    $  1,200       $  8,788      $       --    $     --    $       --
  Property and equipment purchased with capital leases
    (included in long-term debt)......................          --             --          13,363       3,112        15,012


                            See accompanying notes.

                          NEBCO EVANS HOLDING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 28, 1996

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Nebco Evans Holding Company (NEHC) was formed on January 25, 1996 as a result of NEBCO EVANS Distributors, Inc. (NEDI) contributing all of its common and preferred stock in NEBCO EVANS Distribution, Inc. to NEHC. NEDI was created as a result of the shareholders of NEBCO EVANS Distribution, Inc. contributing all their ownership interest to NEDI during December 1995.

  Nature of Operations

     NEHC has two subsidiaries: AmeriServe Food Distribution, Inc. (AmeriServe) (formerly known as NEBCO EVANS Distribution, Inc.) (100% owned) and Harry H. Post, Inc. (Post) (93.6% owned) (collectively, the Company). The Company, through its subsidiaries, is a system foodservice distributor specializing in distribution to chain restaurants. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning and other supplies and small equipment.

     The majority of revenues arise from sales to franchisees and/or franchisers of several national limited-menu restaurant concepts. One customer represented approximately 10% of consolidated net sales for the year ended December 28, 1996. The Company's accounts receivable generally are unsecured.

     The Company is a wholly owned subsidiary of NEDI, which is a majority owned subsidiary (92.9%) of Holberg Industries, Inc. (Holberg). Holberg Industries, Inc., is a diversified service company with subsidiaries operating within the food distribution and parking services industries in North America.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year

     The Company has elected a 52-53-week fiscal year ending on the Saturday nearest to December 31. The fiscal years ended December 31, 1994 (fiscal 1994), December 30, 1995 (fiscal 1995) and December 28, 1996 (fiscal 1996) are 52-week periods.

  Inventories

     Inventories, which consist of purchased goods held for sale, are stated at the lower of cost (determined on a first-in, first-out basis) or market.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets, using either the straight-line or double-declining balance method. Amortization of leasehold improvements is recorded over the respective lease terms or useful lives of the assets, whichever is shorter.

                          NEBCO EVANS HOLDING COMPANY

Amortization of assets under capital leases is included in depreciation expense. Useful lives for amortization and depreciation calculations are as follows:

                                 DESCRIPTION                                LIFE
        --------------------------------------------------------------  -------------
        Buildings and improvements....................................  5 -- 40 years
        Delivery and automotive equipment.............................  3 --  9 years
        Warehouse equipment...........................................  5 -- 12 years
        Furniture, fixtures and equipment.............................  5 -- 10 years

     During 1995, the Company completed a review of the estimated useful lives of its property and equipment. The Company determined that, as a result of preventative maintenance programs and improved product quality, actual useful lives for certain assets were generally longer than the useful lives originally estimated. Therefore, the Company extended the estimated useful lives of certain categories of equipment, effective January 1, 1995. The effect of this change in estimate reduced depreciation expense for the year ended December 30, 1995 by $514,000 and increased net income by $308,000.

  Goodwill and Other Intangibles

     Costs in excess of the net identifiable assets of businesses acquired are amortized on a straight line basis over periods not to exceed 40 years. Customer lists and other intangible assets acquired in business acquisitions, deferred financing costs and other intangibles are being amortized using primarily the straight-line method over their respective estimated useful lives, which generally range from 3 to 40 years. The Company periodically reviews the carrying value of goodwill and other intangibles to assess recoverability and other than temporary impairments by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount.


  Group Insurance



     The Company participates in a self-insured group casualty risk program with an affiliate, which determines the insurance expenses to be allocated to the Company. The Company accrues for incurred but not yet reported or settled claims.


  Revenue Recognition

     Revenue from the sale of the Company's products is recognized upon shipment to the customer.

  Income Taxes and Tax Sharing Agreement

     The Company is part of a consolidated group for income tax purposes and, accordingly, has a tax-sharing agreement with Holberg which requires the Company to make tax sharing payments to Holberg for those entities within the Company's consolidated subgroup that have taxable income. Income taxes have been provided as if the Company were a separate taxpayer.

     Deferred income tax assets or liabilities are recognized for the estimated future tax effects attributable to temporary differences, including operating loss carryforwards. The currently enacted statutory rate is used to estimate differences between the financial statement and income tax bases of inventories, property and equipment, intangible assets, certain accrued liabilities and allowances and net operating losses. Because of the Company's prior operating losses in certain of the Company's taxable entities, a valuation allowance has been established to offset the entire amount of the net deferred tax assets.

                          NEBCO EVANS HOLDING COMPANY

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value Information

     The Company believes the carrying value of its financial instruments (notes, accounts and other receivables, accounts payable and long-term debt) are a reasonable estimate of the fair value of these instruments. Related party financial instruments are recorded at cost.

  Reclassifications


     Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation. In addition, the 1994 and 1995 financial statements have been restated to conform to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin Number 55 (SAB 55).



     SAB 55 requires the historical financial statements of the Company to reflect all of its costs of doing business. Accordingly, the financial statements have been revised to include expenses incurred by Holberg or affiliates on the Company's behalf. The expenses that have been included in the Company's financial statements are described in Note 11.


  Interim Financial Data


     The unaudited consolidated balance sheet as of June 28, 1997, and the related consolidated statements of income and cash flows for the six-month periods ended June 29, 1996 and June 28, 1997 and the consolidated statement of stockholder's equity for the six months ended June 28, 1997, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Operating results for the six-month period ended June 28, 1997, are not necessarily indicative of the results that might be expected for the year ending January 3, 1998.


2.  ACQUISITIONS AND DISPOSITIONS

     On January 25, 1996, AmeriServe acquired the common and preferred stock of AmeriServ Food Company (AmeriServ), a system foodservice distributor specializing in distribution of food and supplies to chain restaurants. The total cash outlay for the acquisition, including all direct costs, was $92.9 million. Of this amount, $44 million related to the retirement of all of AmeriServ's existing bank debt and accrued interest, which occurred concurrently with the closing of the purchase transaction. The transaction was financed through the issuance of $22.5 million of subordinated notes and $7.5 million of warrants by NEHC (see Note 6), as well as borrowings under a new Credit Agreement.

     The acquisition has been accounted for under the purchase method; accordingly, its results are included in the consolidated financial statements from the acquisition date. The purchase price was allocated based on the estimated fair values of identifiable intangible and tangible assets acquired and liabilities assumed at the acquisition date. The excess of the purchase price over the net assets acquired was $85 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

                          NEBCO EVANS HOLDING COMPANY

     The following unaudited pro forma results of operations for the years ended December 30, 1995 and December 28, 1996 assume the acquisition of AmeriServ occurred at the beginning of each fiscal year (in thousands):

                                                                           1995           1996
                                                                        ----------     ----------
        Net sales.....................................................  $1,224,200     $1,445,000
        Net loss......................................................       7,134          3,400

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results.

     At the time of the acquisition, AmeriServe and AmeriServ held ownership interests of 20% and 18%, respectively, in the outstanding common stock of Chicago Consolidated Corporation (CCC). CCC operates redistribution facilities that sell dry goods to independent wholesale distributors. In March 1996, AmeriServe acquired 49% of CCC's outstanding common stock for $1.5 million in cash, bringing the consolidated ownership interest in CCC to approximately 87%. The acquisition has been accounted for under the purchase method. AmeriServe had accounted for its original 20% investment in CCC under the cost method. The operating results of CCC are not significant to the consolidated results of the Company.

     At the time of the acquisition, AmeriServ effectively owned approximately 50% of the outstanding common stock of Post. AmeriServ controlled the operations of Post and accordingly, included the accounts of Post in its consolidated financial statements. In November 1996, NEHC issued 235 shares of 8% senior preferred stock, par value $0.01 per share, and $2,012,500 of cash to the minority owner of Post and increased its ownership interest to 93.6%.


     At the time of the acquisition, both AmeriServe and AmeriServ owned minority interests in the common stock of Independent Distributors of America
(IDA), a nonprofit cooperative providing purchasing services to AmeriServe and AmeriServ as well as other foodservice distributors. As a result of the acquisition, on a consolidated basis, the Company owns 40% of the outstanding stock of IDA and accounts for approximately 75% of IDA's purchasing activity. The investment in IDA is accounted for using the cost method which approximates the equity method. Patronage dividends received from IDA are accounted for on the accrual basis. IDA patronage dividends recognized by the Company for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 were $403, $488 and $1,761, respectively. The operating results of IDA are not significant to the consolidated results of the Company.


3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                      DECEMBER 30,    DECEMBER 28,
                                                                         1995            1996
                                                                      -----------     -----------
                                                                            (IN THOUSANDS)
        Land........................................................    $    --         $ 1,479
        Buildings and improvements..................................      2,379          10,115
        Delivery and automotive equipment...........................      6,322          17,422
        Warehouse equipment.........................................      2,604           4,803
        Furniture, fixtures and equipment...........................      3,413          12,213
        Construction in progress....................................         --           2,412
                                                                        -------         -------
                                                                         14,718          48,444
        Less accumulated depreciation and amortization..............      7,806          12,672
                                                                        -------         -------
                                                                        $ 6,912         $35,772
                                                                        =======         =======

                          NEBCO EVANS HOLDING COMPANY

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                              DECEMBER 30,    DECEMBER 28,
                                                                 1995            1996
                                                              -----------     -----------
                                                                    (IN THOUSANDS)
        Goodwill, less accumulated amortization of $2,823
          and $5,341........................................    $17,187        $ 103,877
        Customer lists, deferred financing costs and other
          intangibles, less accumulated amortization of
          $6,076 and $8,371.................................      3,002           22,335
                                                                -------         --------
                                                                $20,189        $ 126,212
                                                                =======         ========

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 30,    DECEMBER 28,
                                                                 1995            1996
                                                              -----------     -----------
                                                                    (IN THOUSANDS)
        Revolving credit facility under Bank Credit
          Agreement.........................................    $21,779        $  77,374
        Term loans under Credit Agreement...................     11,000           45,000
        Other notes payable.................................         --            6,034
                                                                -------         --------
                                                                 32,779          128,408
        Capital lease obligations (see Note 8)..............         --           11,177
                                                                -------         --------
                                                                 32,779          139,585
        Less current maturities.............................         --            3,389
                                                                -------         --------
                                                                $32,779        $ 136,196
                                                                =======         ========

     The weighted average interest rates on the outstanding bank borrowings at December 30, 1995 and December 28, 1996, were 8.61% and 7.99%, respectively. AmeriServe paid Holberg a guarantee fee of $180,000, $180,000 and $14,000 in 1994, 1995 and 1996, respectively.

     In January 1996, in connection with the AmeriServ acquisition (see Note 2), AmeriServe refinanced its borrowings under a new Credit Agreement. The new credit facility provided for borrowings of $25,000,000 and $20,000,000 under a Term A and Term B loan, respectively, and up to $85,000,000 under a revolving credit facility.

     In March 1997, the Credit Agreement was amended. The Amended and Restated Credit Agreement (Current Agreement), provides for borrowings of $20,000,000 and $30,000,000 under a Term A and Term B loan, respectively. The amount available under the revolving credit facility was increased to $100,000,000. Borrowings under the revolving credit facility are limited to percentages of eligible accounts receivable and inventories, as defined, and are reduced for letters of credit outstanding ($8,536,000 outstanding at December 28, 1996). The revolving credit facility expires on January 25, 2001. The term loans mature in annual installments through 2002. In addition, mandatory prepayments are required based on excess cash flow, as defined, and proceeds from sales of assets or issuances of shares of equity.

     Depending on leverage ratios, as defined in the Current Agreement, interest on the revolving credit facility and the Term A loan is payable at LIBOR plus
 .75% to 2.5% or an alternate reference rate plus 0% to 1.25% as selected by AmeriServe. Interest on the Term B loan is payable at LIBOR plus 2.75% to 3.00% or an alternate reference rate plus 1.5% to 1.75%, as selected by AmeriServe. The alternate rate is the higher of the

                          NEBCO EVANS HOLDING COMPANY
federal funds rate plus .50% and the prime rate, as defined. A commitment fee of .25% to .50% is payable on the unutilized revolving line of credit.

     Borrowings under the Current Agreement are collateralized by substantially all the assets of AmeriServe. The Current Agreement contains various restrictive covenants with respect to additional borrowings, acquisitions and dispositions of assets, rental liabilities, dividends, transactions with affiliates and certain financial ratios and requirements.

     Other notes payable represent indebtedness assumed in the acquisition of AmeriServ and consist primarily of subordinated term notes payable to former stockholders of companies acquired by AmeriServ. These notes mature in 1999 and bear interest ranging from 8.5% to 10.0%.

     In February 1996, AmeriServe entered into an interest rate swap agreement under which AmeriServe receives a variable rate on a notional amount of $30,000,000 based on three-month LIBOR and pays a fixed rate of 5.05% through March 1, 1999. In March 1996, AmeriServe entered into two additional interest rate swap agreements under which AmeriServe receives a variable rate on a notional amount of $30,000,000 based on three-month LIBOR and pays a fixed rate of 5.995% through March 26, 1999. The swap agreements effectively change a portion of AmeriServe's interest rate exposure from a floating rate to a fixed rate. In August 1996, the Company entered into an interest rate cap agreement on a notional amount of $5,000,000. The interest rate cap sets the maximum LIBOR rate at 9% through August 1999. The initial cost of the interest rate cap agreement is amortized over the term of the agreement. The counterparties to the interest rate swap agreements are large financial institutions. Credit loss from counterparty nonperformance is not anticipated. Net settlements are accrued over the term of the swap agreements as an adjustment to interest expense.

     Post has a revolving line of credit agreement with a financial institution limited to the lesser of $12,650,000 or an amount based upon eligible receivables and inventory, as defined. Amounts outstanding are secured by Post's receivables, inventory, property and equipment and general intangibles. The amount outstanding at December 31, 1996 under the revolving line of credit was $8,274,000. Outstanding amounts on the revolving line of credit are due January 26, 1999 and bear interest at either 1.5% above the base rate, equal to the higher of the prime rate or the latest published annualized rate on 90-day dealer commercial paper, or 3.75% above the three or six month LIBOR rate, as chosen by Post. The effective interest rate was 9.75% at December 28, 1996. Amounts outstanding under the revolving line of credit have been excluded from current liabilities at December 28, 1996 as Post intends that at least that amount will remain outstanding during 1997.

     Post is required to meet various financial and non-financial covenants under the credit agreement, including capital expenditures, interest, fixed charge, net worth, working capital ratio and EBITDA covenants.

     In May 1997, the revolving line of credit agreement was amended whereby the maximum commitment was increased from $12,650,000 to $20,000,000 and the LIBOR rate option was decreased to 3.5% above the three or six month LIBOR rate.

                          NEBCO EVANS HOLDING COMPANY

     Aggregate annual principal payments (excluding capital leases) required as of December 28, 1996, are as follows (in thousands):

                                FISCAL YEAR ENDING
        ------------------------------------------------------------------
        1997..............................................................  $    933
        1998..............................................................     7,968
        1999..............................................................    17,107
        2000..............................................................     6,450
        2001..............................................................    80,625
        Thereafter........................................................    15,325
                                                                            --------
                                                                            $128,408
                                                                            ========

6.  SUBORDINATED LOANS

     In connection with the AmeriServ acquisition, NEHC received $30 million in exchange for $22.5 million of 12.5% subordinated notes and warrants, valued at $7.5 million, to purchase up to an aggregate of 1,389 shares of Class A common stock and 370 shares of Class B common stock. The face value of the subordinated notes is $30 million and the interest is accreted to increase the purchase price of the notes to the stated principal. In addition, interest on the notes is paid in kind by increasing the face amounts of the notes. The notes are due January 26, 2006 or upon an initial public offering of common stock, whichever comes first. The warrants expire January 26, 2006.

7.  STOCKHOLDERS' EQUITY


     The authorized capital of NEHC consists of 600 shares of senior nonconvertible preferred stock with a liquidation preference of $25,000 per share and cumulative dividends at a rate of $1,563 per share; 300 shares of 8% senior convertible, nonvoting preferred stock with a liquidation preference of $10,000 per share and cumulative dividends at a rate of $800 per share; 30,000 shares of Class A voting common stock at a par value of $.01 per share; and 20,000 shares of Class B nonvoting common stock at a par value of $.01 per share. Accumulated dividends in arrears at December 28, 1996 are $896,000.



     In connection with the formation of NEHC on January 25, 1996, the Company issued the Class A and Class B common stock and the senior preferred stock. The 8% senior preferred stock was issued in November 1996 to the minority owner of Post to increase NEHC's ownership interest in Post (see Note 2). In connection with the AmeriServ acquisition in January 1996 and the issuance of the subordinated notes (see Note 6), NEHC issued warrants, valued at $7.5 million, to purchase up to an aggregate of 1,389 shares of Class A common stock and 370 shares of Class B common stock.


8.  LEASE COMMITMENTS

     The Company has noncancelable commitments under both capital and long-term operating leases, primarily for office and warehouse facilities, transportation and office equipment. The leases often contain fixed escalation features, purchase and renewal options and provisions for payment of certain expenses by the Company. Rent expense was approximately $5,408,000, $5,709,000 and $15,384,000 (including contingent rentals based on miles driven) for the years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.

     The Company leases a warehouse and office facility in Waukesha, Wisconsin from an affiliated partnership owned by certain former shareholders of an acquired Company for approximately $810,000 per year through May 31, 2008.

                          NEBCO EVANS HOLDING COMPANY

     On February 9, 1995, Holberg Warehouse Properties, Inc. (HWPI), an affiliate of Holberg, exercised AmeriServe's option to purchase a leased warehouse and office facility in Omaha, Nebraska. AmeriServe will lease the facility from HWPI for a fixed term of 13 years. Under the terms of the lease, rent is $500,000 for the first 5-year period of the lease, and includes fixed escalation provisions for the 8 years thereafter. The lease contains no renewal or purchase options and AmeriServe is responsible for all facility expenses. In connection with the lease, AmeriServe paid HWPI a security deposit of $750,000, which is included in other noncurrent assets in the accompanying consolidated balance sheets.

     Property and equipment include the following amounts under capital leases at December 28, 1996 (in thousands):

        Delivery and automotive equipment..................................  $ 9,876
        Furniture, fixtures and equipment..................................    3,487
                                                                             -------
                                                                              13,363
        Less accumulated amortization......................................    1,831
                                                                             -------
        Property and equipment under capital leases, net...................  $11,532
                                                                             =======

     The following is a schedule of aggregate future minimum lease payments (excluding contingent rentals) required under terms of the aforementioned leases at December 28, 1996 (in thousands):

                                                                      CAPITAL     OPERATING
                           FISCAL YEAR ENDING                         LEASES       LEASES
    ----------------------------------------------------------------  -------     ---------
    1997............................................................  $ 3,764     $   9,873
    1998............................................................    2,815        10,326
    1999............................................................    2,481        10,316
    2000............................................................    2,073         9,098
    2001............................................................    1,663         8,070
    Thereafter......................................................    3,683        69,724
                                                                      -------      --------
    Total...........................................................   16,479     $ 117,407
                                                                                   ========
    Less amount representing interest...............................    5,302
                                                                      -------
    Present value of net minimum lease commitments..................  $11,177
                                                                      =======

9.  INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                                      YEAR ENDED
                                                    ----------------------------------------------
                                                    DECEMBER 31,     DECEMBER 30,     DECEMBER 28,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
    Current:
      Federal.....................................     $  908            $437            $1,100
      State.......................................         80              98               200
                                                       ------          ------            ------
                                                          988             535             1,300
    Deferred......................................       (465)             48                --
                                                       ------          ------            ------
                                                       $  523            $583            $1,300
                                                       ======          ======            ======

                          NEBCO EVANS HOLDING COMPANY

     The provision for income taxes differs from the amount computed by applying the federal statutory rate of 34% to income (loss) before income taxes, as follows (in thousands):

                                                                      YEAR ENDED
                                                    ----------------------------------------------
                                                    DECEMBER 31,     DECEMBER 30,     DECEMBER 28,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
    Provision (credit) at statutory rate..........      $226             $370            $  (69)
    State income taxes, net of federal tax
      benefit.....................................        53               66               129
    Nondeductible goodwill........................       167              167               758
    Other, net....................................        77              (20)              482
                                                      ------          ----- -            ------
    Provision for income taxes....................      $523             $583            $1,300
                                                      ======           ======            ======

     The components of the Company's deferred income tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 30,     DECEMBER 28,
                                                                     1995             1996
                                                                 ------------     ------------
    Deferred income tax liabilities:
      Property and equipment...................................     $  380          $    369
      Intangible assets other than nondeductible goodwill......        582             8,499
      Other....................................................         38                --
                                                                    ------          --------
              Total deferred tax liabilities...................      1,000             8,868
    Deferred income tax assets:
      Allowances and reserves..................................        682             3,516
      Accrued liabilities......................................        321            10,521
      Federal net operating loss carryforwards.................         --            10,971
      Other....................................................        136                --
                                                                    ------          --------
                                                                     1,139            25,008
      Valuation allowance for deferred tax assets..............       (139)          (16,140)
                                                                    ------          --------
              Total deferred tax assets........................      1,000             8,868
                                                                    ------          --------
    Net deferred tax asset.....................................     $   --          $     --
                                                                    ======          ========

     Under the Company's tax sharing agreement with Holberg, no current tax benefit is provided for those entities within the Company with current operating losses. As of December 28, 1996, the Company has net operating loss carryforwards of $28,000,000, including $11,000,000 of losses incurred by AmeriServ prior to its acquisition, which are subject to limitation under Sections 382 and 1504 of the Internal Revenue Code. Under those Sections, after a change of control, which occurred on January 25, 1996, with respect to AmeriServ, no more than approximately $2,000,000 of operating loss carryforwards incurred by AmeriServ prior to that date will be available annually and only to the extent of future separate taxable income of AmeriServ during the permitted carryover period.

     The $11,000,000 separate return net operating loss carryforwards of AmeriServ will expire in 2007 to 2010. The $17,000,000 balance of net operating loss carryforwards of the Company will expire in 2011. As of its acquisition by the Company, AmeriServ had net operating losses and other deferred tax benefits (the Acquired Tax Attributes) of $46,000,000, which was entirely offset by a valuation reserve. Goodwill will be reduced to the extent of any tax benefit realized from the Acquired Tax Attributes.

                          NEBCO EVANS HOLDING COMPANY

10.  BENEFIT PLANS

     AmeriServe and its subsidiaries have four 401(k) retirement savings plans covering substantially all union and nonunion employees under which eligible participants may elect to contribute a specified percentage of their earnings, subject to certain limitations. AmeriServe matches the contributions of participating employees on the basis of percentages specified in the respective plans. At its discretion, AmeriServe may also elect to make a profit-sharing contribution to the nonunion plans. AmeriServe contributions charged to operations under the plans was approximately $67,000, $109,000 and $515,000 for the years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.

     Post has developed a defined contribution plan under Section 401(k) of the Internal Revenue Code utilizing the multiemployer 401(k) savings plan of AmeriServe. Employees age twenty one or older are eligible to participate in the plan. Post matches employee contributions quarterly, at the target rate of 50% on the first 2% and 25% on the next 2% of employee contributions. Post contributed $36,000 to the plan for the period from January 26, 1996 through December 28, 1996.

11.  OTHER RELATED-PARTY TRANSACTIONS

     The current amounts due from/to Holberg represent interest-bearing advances which are made in the normal course of business as part of the cash management strategy of Holberg. The note receivable from Holberg bears interest at 5% and is due January 1, 2007.

     AmeriServe participates in a self-insured group casualty (including workers' compensation and auto liability) risk program with an affiliate, which determines the insurance expenses to be allocated to AmeriServe. In fiscal year 1994 and 1995, the affiliate paid $1,694,000 and $1,128,000 of AmeriServe's casualty insurance expense, respectively. In addition, the affiliate paid $378,000 of the health insurance expenses of AmeriServe in 1995. These payments have been charged to operations and reflected as contributed capital in the accompanying consolidated financial statements. In connection with the insurance program, AmeriServe placed a deposit with an affiliate for insurance collateral purposes of $2,480,000 as of December 28, 1996, which is included in prepaid expenses and other current assets in the accompanying 1996 consolidated balance sheet.

     During 1995, distribution, selling and administrative expenses included $554,000 for certain expenses, including salary, severance, relocation and computer systems costs, which arose as a result of initiatives directed by Holberg.

     Interest income from Holberg and an affiliate of approximately $533,000, $749,000 and $528,000 in fiscal 1994, 1995 and 1996, respectively, represents interest on the advances and note receivable from Holberg and interest on the insurance deposits with an affiliate, less the guarantee fee to Holberg.


12.  SUBSEQUENT EVENT (UNAUDITED)



     On May 23, 1997, NEHC entered into a definitive agreement to acquire, in an asset purchase transaction, the U.S. and Canadian operations of the PFS division of PepsiCo, Inc. for $830 million in cash, subject to adjustment, and assumption of certain liabilities (the Acquisition). PFS is engaged in the distribution of food products and supplies to franchised and company-owned restaurants in PepsiCo, Inc.'s Pizza Hut, Taco Bell and KFC systems. PepsiCo has announced its intentions to pursue a spin-off of its restaurant operations. The U.S. and Canadian operations of PFS posted revenues of $3.4 billion for the fiscal year ended December 28, 1996. The effective date of the Acquisition was June 11, 1997, the end of PFS's second quarter. The table

                          NEBCO EVANS HOLDING COMPANY
below reflects the estimated current value of the net assets acquired from PFS (the final purchase price allocation will be based upon a final determination of the fair value of the net assets acquired):



                Accounts receivable..............................  $ 323,750
                Inventories......................................     86,110
                Property and equipment...........................     72,542
                Goodwill.........................................    585,300
                Other assets.....................................      1,415
                Accounts payable.................................   (172,502)
                Accrued liabilities..............................    (46,615)
                Restructuring reserves...........................    (20,000)
                                                                    --------
                Note payable to PepsiCo, Inc. ...................  $ 830,000
                                                                    ========



     The consolidated balance sheet of the Company as of June 28, 1997 includes the current value of the net assets acquired from PFS as of June 11, 1997. The final purchase price is subject to a negotiated price adjustment for working capital. The operations of PFS for the period from June 12, 1997 through June 28, 1997 will be included in the third quarter results of operations of the Company.



     In connection with the Acquisition, on July 11, 1997, NEHC (i) issued $100,387,000 principal amount of 12 3/8% Senior Discount Notes due 2007 in a Rule 144A private placement, and (ii) purchased Holberg's interest in HWPI. Concurrently, AmeriServe (i) issued $500 million principal amount of 10 1/8% Senior Subordinated Notes due 2007 in a Rule 144A private placement, (ii) entered into a $355 million senior credit facility, (iii) entered into a $250 million accounts receivable program, whereby AmeriServe established a wholly-owned, special purpose bankruptcy-remote subsidiary that purchases from AmeriServe, on a revolving basis, all trade receivables generated by AmeriServe,
(iv) received an equity contribution of $130 million from NEHC, and (v) acquired the remaining 6.4% of the outstanding common stock of Post from the minority stockholder and the capital stock of Post was transferred to AmeriServe from NEHC, and (vi) paid in full the $830 million note payable to PepsiCo, Inc.



     AmeriServe's subsidiaries fully, unconditionally, jointly and severally guarantee the Senior Subordinated Notes issued in the AmeriServe private placement discussed above. The guarantor subsidiaries are direct or indirect wholly owned subsidiaries of AmeriServe, and AmeriServe and the guarantor subsidiaries conduct substantially all of the operations of AmeriServe and its subsidiaries on a consolidated basis. The only subsidiary of AmeriServe that is not a guarantor subsidiary is the unconsolidated special purpose bankruptcy-remote subsidiary that AmeriServe established on July 11, 1997 which holds and transfers certain of AmeriServe's trade receivables to an unaffiliated corporation. Separate financial statements of the guarantor subsidiaries are not separately presented because, in the opinion of management, such financial statements are not material to investors.



     The following is summarized combined financial information (in accordance with Rule 1-02(bb) of Regulation S-X) for the guarantor subsidiaries of AmeriServe at December 28, 1996 (in thousands).



                Current assets....................................  $ 63,910
                Current liabilities...............................    78,961
                Non current assets................................    31,772
                Non current liabilities...........................     5,495

                Net sales.........................................  $820,882
                Gross profit......................................    90,175
                Net income........................................       956

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Management of PFS
(A Division of PepsiCo, Inc. Held for Sale):

     We have audited the accompanying balance sheets of PFS (A Division of PepsiCo, Inc. Held for Sale) as of December 27, 1995 and December 25, 1996, and the related statements of income, divisional equity, and cash flows for each of the years in the three-year period ended December 25, 1996. These financial statements are the responsibility of the management of PFS. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PFS as of December 27, 1995 and December 25, 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 25, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
April 18, 1997

                PFS (A DIVISION OF PEPSICO, INC. HELD FOR SALE)


                                 BALANCE SHEETS


                                                          DECEMBER 27,     DECEMBER 25,     JUNE 11,
                                                              1995             1996           1997
                                                          ------------     ------------     ---------
                                                                                            (UNAUDITED)
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
  Cash..................................................    $    203         $  1,625       $      32
  Receivables:
  Franchisees and licensees, net of allowance for
     doubtful accounts of $11,941 in 1995 and $7,733 in
     1996...............................................     115,004          117,729         132,679
  Affiliates............................................     206,658          162,485         191,006
  Inventories...........................................     101,767           94,418          86,068
  Prepaid expenses and other current assets.............       1,877            4,690           5,915
  Deferred income taxes (note 7)........................      10,105           10,629           9,975
                                                            --------         --------        --------
     Total current assets...............................     435,614          391,576         425,675
Property and equipment, net (notes 3 and 6).............      80,351           87,017          82,460
Other assets............................................         323              328             320
                                                            --------         --------        --------
                                                            $516,288         $478,921       $ 508,455
                                                            ========         ========        ========

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable -- trade.............................    $196,695         $170,611       $ 200,026
  Accrued liabilities (note 7)..........................      79,512           79,728          71,395
  Advances from Parent and affiliates, net (note 4).....     122,957          108,257         125,282
                                                            --------         --------        --------
     Total current liabilities..........................     399,164          358,596         396,703
Other liabilities and deferred credits (notes 6 and
  9)....................................................      23,449           22,400          20,568
Deferred income taxes (note 7)..........................       5,096            4,520           3,545
Divisional equity (note 4)..............................      88,579           93,405          87,639
Commitments (note 6)....................................
                                                            --------         --------        --------
                                                            $516,288         $478,921       $ 508,455
                                                            ========         ========        ========


                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                              STATEMENTS OF INCOME

                                                     YEARS ENDED                   TWENTY-FOUR WEEKS ENDED
                                      ------------------------------------------   -----------------------
                                      DECEMBER 28,   DECEMBER 27,   DECEMBER 25,    JUNE 12,     JUNE 11,
                                          1994           1995           1996          1996         1997
                                      ------------   ------------   ------------   ----------   ----------
                                       (53 WEEKS)     (52 WEEKS)     (52 WEEKS)          (UNAUDITED)

                                                                 (IN THOUSANDS)
Sales:
  Affiliates (note 4)...............   $2,378,963     $2,463,464     $2,292,423    $1,058,666   $  957,528
  Franchisees and licensees.........      905,874        999,988      1,136,201       497,003      544,425
                                       ----------     ----------     ----------      --------     --------
                                        3,284,837      3,463,452      3,428,624     1,555,669    1,501,953
  Less discounts and allowances.....        5,000          4,508          6,538         3,194        3,608
                                       ----------     ----------     ----------      --------     --------
     Net sales......................    3,279,837      3,458,944      3,422,086     1,552,475    1,498,345
                                       ----------     ----------     ----------      --------     --------
Costs and expenses:
  Cost of sales and operating.......    3,155,422      3,331,866      3,297,381     1,498,587    1,443,274
  General and administrative (notes
     4, 6 and 8)....................       37,515         47,606         44,962        21,564       20,330
                                       ----------     ----------     ----------      --------     --------
                                        3,192,937      3,379,472      3,342,343     1,520,151    1,463,604
                                       ----------     ----------     ----------      --------     --------
     Income from operations.........       86,900         79,472         79,743        32,324       34,741
Interest expense to Parent (note
  4)................................       12,934         17,613         15,566         7,102        8,041
                                       ----------     ----------     ----------      --------     --------
     Income before income taxes.....       73,966         61,859         64,177        25,222       26,700
Provision for income taxes (note
  7)................................       28,874         23,844         24,597         9,928        9,924
                                       ----------     ----------     ----------      --------     --------
     Net income.....................   $   45,092     $   38,015     $   39,580    $   15,294   $   16,776
                                       ==========     ==========     ==========      ========     ========


                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                        STATEMENTS OF DIVISIONAL EQUITY


                                                                                 (IN THOUSANDS)
                                                                                 --------------
Divisional equity at December 29, 1993.........................................     $100,146
Transfers to Advances from Parent and affiliates, net (note 4).................      (59,531)
Net income.....................................................................       45,092
                                                                                    --------
Divisional equity at December 28, 1994.........................................       85,707
Transfers to Advances from Parent and affiliates, net (note 4).................      (35,143)
Net income.....................................................................       38,015
                                                                                    --------
Divisional equity at December 27, 1995.........................................       88,579
Transfers to Advances from Parent and affiliates, net (note 4).................      (34,754)
Net income.....................................................................       39,580
                                                                                    --------
Divisional equity at December 25, 1996.........................................       93,405
Transfers to Advances from Parent and affiliates, net (note 4) (unaudited).....      (22,542)
Net income (unaudited).........................................................       16,776
                                                                                    --------
Divisional equity at June 11, 1997 (unaudited).................................     $ 87,639
                                                                                    ========


                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                            STATEMENTS OF CASH FLOWS

                                                                                      TWENTY-FOUR WEEKS
                                                     YEARS ENDED                            ENDED
                                     --------------------------------------------    --------------------
                                     DECEMBER 28,    DECEMBER 27,    DECEMBER 25,    JUNE 12,    JUNE 11,
                                         1994            1995            1996          1996        1997
                                     ------------    ------------    ------------    --------    --------
                                      (53 WEEKS)      (52 WEEKS)      (52 WEEKS)         (UNAUDITED)

                                                                (IN THOUSANDS)
Cash flows -- operating activities:
  Net income.......................    $ 45,092        $ 38,015        $ 39,580      $ 15,294    $ 16,776
  Adjustments to reconcile net
     income to net cash provided by
     operating activities:
     Depreciation and
       amortization................      17,053          18,764          19,830         8,819       8,814
     Loss on sale of property and
       equipment...................       1,788           2,324           1,065            72        (209)
     Deferred income taxes.........      (6,800)         (3,075)         (1,100)         (274)       (321)
     Change in assets and
       liabilities:
       Receivables.................     (22,614)        (22,051)         41,448        (6,769)    (43,471)
       Inventories.................       4,839          (5,046)          7,349         8,429       8,350
       Accounts payable............       9,524          (2,347)        (26,084)       (8,519)     29,415
       Accrued liabilities.........      13,105          (4,672)            216       (11,278)     (8,333)
       Other.......................       2,730           7,668          (3,867)       (4,877)     (3,049)
                                       --------        --------        --------      --------    --------
          Net cash provided by
            operating activities...      64,717          29,580          78,437           897       7,972
                                       --------        --------        --------      --------    --------
Cash flows -- investing activities:
  Additions to property and
     equipment.....................     (21,310)        (25,245)        (28,771)      (14,214)    (12,291)
  Transfers of property and
     equipment to affiliates.......          --              --              --            --       7,338
  Proceeds from sale of property
     and equipment.................       1,047             857           1,210         1,032         905
                                       --------        --------        --------      --------    --------
          Net cash used for
            investing activities...     (20,263)        (24,388)        (27,561)      (13,182)     (4,048)
                                       --------        --------        --------      --------    --------
Cash flows -- financing activities
  -- (repayment of)/ additions to
  advances from Parent and
  affiliates, net..................     (44,360)         (5,163)        (49,454)       12,661      (5,517)
                                       --------        --------        --------      --------    --------
Net increase (decrease) in cash....          94              29           1,422           376      (1,593)
Cash at beginning of period........          80             174             203           203       1,625
                                       --------        --------        --------      --------    --------
Cash at end of period..............    $    174        $    203        $  1,625      $    579    $     32
                                       ========        ========        ========      ========    ========


     During 1994, 1995, and 1996 PFS made the following transfers to Parent through the intercompany account:

                                                         1994        1995        1996
                                                        -------     -------     -------
        State income tax..............................  $ 4,135     $ 3,808     $ 3,475
                                                        =======     =======     =======
        Federal income tax............................  $18,876     $19,887     $18,800
                                                        =======     =======     =======
        Interest on advances..........................  $12,994     $17,613     $15,566
                                                        =======     =======     =======
        Divisional equity reclassifications...........  $59,531     $35,143     $34,754
                                                        =======     =======     =======

                See accompanying notes to financial statements.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 27, 1995 AND DECEMBER 25, 1996
                                 (IN THOUSANDS)

(1) GENERAL AND BASIS OF PRESENTATION

     PFS (A Division of PepsiCo, Inc. Held for Sale) ("PFS") operates as a division of PepsiCo, Inc. ("Parent") and has no separate legal status or existence. In January 1997, the Parent announced its intent to spin off its restaurant business. Concurrent with this announcement, the Parent also announced that it would explore the possible sale of PFS. The accompanying financial statements present the business of PFS which is being held for sale. Accordingly, they include only the assets, liabilities and results of operations of the PFS business to be sold. The principal nature of this business is to provide food, equipment, and supply items primarily to Taco Bell, Pizza Hut and KFC restaurants, which restaurants are either owned or franchised by the Parent in both the United States and Canada. The Division also has other transactions with the Parent and affiliates of the Parent ("Affiliates") (notes 4, 5, 7, 8 and 9). PFS' fiscal year ends on the last Wednesday in December and, as a result, a fifty-third week is added every five or six years. The fiscal year ended December 28, 1994 consisted of 53 weeks.


     The financial statements of the Company as of June 11, 1997 and for the periods ended June 12, 1996 and June 11, 1997 are unaudited, but in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair statement of the results of the interim periods presented. Results for interim periods are not necessarily indicative of the results to be expected for a full year or for periods which have been previously reported.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Inventories

     Inventories are valued at the lower of cost, as determined by the first-in, first-out ("FIFO") method, or net realizable value.

  (b) Income Taxes

     PFS is included in the consolidated federal income tax return of the Parent. For financial reporting purposes, federal income taxes are computed on a separate return basis. State income taxes are computed at a composite rate (6.3% in 1994 and 5.8% in 1995 and 1996) based upon actual taxes incurred by the Parent on behalf of the Division.

     PFS accounts for income taxes using the asset and liability method. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (c) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets, generally 3 to 10 years.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) PROPERTY AND EQUIPMENT

     Property and equipment at December 27, 1995 and December 25, 1996 is summarized as follows:

                                                                   1995         1996
                                                                 --------     --------
        Land...................................................  $    756     $    756
        Transportation equipment...............................    81,741       87,039
        Warehouse and office equipment.........................    33,654       38,916
        Buildings and leasehold improvements...................    38,490       46,651
        Construction in progress...............................     2,656        2,937
        Leased computer and material handling equipment........     5,712        5,750
                                                                 --------     --------
                                                                  163,009      182,049
        Less accumulated depreciation and amortization.........    82,658       95,032
                                                                 --------     --------
                                                                 $ 80,351     $ 87,017
                                                                 ========     ========

(4) RELATED PARTY TRANSACTIONS


     Transactions with the Parent include utilization of cash management services under which net cash balances of PFS are transferred to or provided by the Parent daily. In addition, the Parent provides payments under its incentive compensation plans to certain key employees of PFS.


     In 1994, 1995 and 1996, respectively, approximately 29%, 28% and 27% of the gross sales of PFS were to restaurants owned by Pizza Hut, Inc., 31%, 31% and 28% of gross sales were to restaurants owned by Taco Bell Corp., and 13%, 11% and 12% of gross sales were to restaurants owned by KFC Corporation.

     PFS and the Parent have agreed to reclassify amounts between advances and divisional equity in order to maintain a preestablished debt to equity ratio, as defined, as part of the agreements between PFS and Pizza Hut, Inc. and its franchisees.

     Advances from Parent and Affiliates bear interest at the prime rate (8.25% at December 25, 1996) and are not subject to stated repayment terms. Accordingly, such advances are classified as current liabilities in the accompanying balance sheets. The carrying amount of Advances from the Parent and Affiliates at December 27, 1995 and December 25, 1996 approximates the fair value since the borrowings bear interest at current market rates.

(5) PROFIT LIMITATION

     "Gross profit" and "net pretax profit" on certain sales of PFS to Pizza Hut restaurants, as defined in the agreements with Pizza Hut, Inc. and its franchisees, are limited to amounts not to exceed 14% and 2.5% of sales, respectively. Such limitations apply only to sales of food, paper products, and similar restaurant supplies and exclude other nonfood items such as furnishings, interior and exterior decor items, and equipment. As a result of the profit limitation, sales are reported net of $3,039, $4,449 and $5,249 in 1994, 1995 and 1996, respectively, for distributions to Pizza Hut, Inc. and its franchisees.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) LEASE COMMITMENTS

     PFS occupies warehouse and office facilities under noncancellable operating lease agreements expiring at various dates through 2006. Most of the leases contain renewal options for periods ranging from one to five years, with rentals generally equal to those stated for the initial term of the lease.

     PFS also rents transportation equipment under operating leases which provide for both short-term and long-term rentals.

     Rental expense for the years ended December 28, 1994, December 27, 1995 and December 25, 1996 is summarized as follows:

                                                         1994        1995        1996
                                                        -------     -------     -------
        Transportation equipment:
          Fixed rentals...............................  $   336     $   409     $   442
          Variable rentals............................    2,173       1,776       1,059
        Warehouse and office space....................    8,110       8,531      10,252
        Equipment.....................................    3,993       2,773       2,947
                                                        -------     -------     -------
                                                        $14,612     $13,489     $14,700
                                                        =======     =======     =======

     The future minimum rental commitments as of December 25, 1996 for all noncancellable operating transportation, warehouse, office, and other equipment leases are as follows:

        1997.............................................................    $10,783
        1998.............................................................      9,493
        1999.............................................................      8,110
        2000.............................................................      6,986
        2001.............................................................      7,020
        Thereafter.......................................................     17,027
                                                                             -------
                                                                             $59,419
                                                                             =======

     PFS leases computer equipment and material handling equipment under capital lease arrangements. The minimum lease payments as of December 25, 1996 for the remainder of the lease periods are as follows:

        1997................................................................    $692
        1998................................................................     118
                                                                                -----
                                                                                  --
        Total minimum lease payments........................................     810
        Less amount representing interest...................................      22
                                                                                -----
                                                                                  --
        Present value of net minimum lease payments.........................     788
        Less current obligations............................................     673
                                                                                -----
                                                                                  --
        Long-term obligations...............................................    $115
                                                                                =======

     Included in property and equipment as of December 25, 1996 are assets recorded under capital leases as follows:

        Computer and material handling equipment.........................    $ 5,750
        Less accumulated amortization....................................      5,114
                                                                             -------
                                                                             $   636
                                                                             =======

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7) INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                         1994        1995        1996
                                                        -------     -------     -------
        Current:
          Federal.....................................  $29,875     $24,227     $23,127
          State.......................................    5,799       2,692       2,570
        Deferred:
          Federal.....................................   (5,780)     (2,639)       (846)
          State.......................................   (1,020)       (436)       (254)
                                                        -------     -------     -------
                                                        $28,874     $23,844     $24,597
                                                        =======     =======     =======

     The differences between the statutory and effective federal income tax rates are as follows:

                                                         1994        1995        1996
                                                        -------     -------     -------
        Statutory federal rate........................       35%         35%         35%
        State income tax, net of federal benefit......        4           4           4
                                                             --          --          --
             Effective rate...........................       39%         39%         39%
                                                             ==          ==          ==

     Federal income taxes currently payable to the Parent of $35,714 at December 27, 1995 and $36,441 at December 25, 1996 are included in accrued liabilities in the accompanying balance sheets.

     The primary components of deferred taxes result from accelerated depreciation methods, bad debt provisions and the deferral of certain expenses related to postretirement benefits for tax purposes.

(8) RETIREMENT PLANS


     PFS participates in two defined benefit noncontributory pension plans for salaried and nonsalaried employees (the "Plans") which are administered directly or indirectly by the Parent. Substantially all employees of the Division are covered by these Plans. PFS's participation is accounted for as a multiemployer plan.


     Generally, benefits for salaried and nonsalaried employees are based on years of service and the employees' highest consecutive five-year average annual earnings. The Parent funds the Plans in amounts not less than the minimum statutory funding requirements nor more than the maximum amount which can be deducted for federal income tax purposes by the Parent. The Plans' assets consist principally of equity securities, government and corporate debt securities, and other fixed income obligations. Capital stock of the Parent accounted for approximately 24% and 22% of the total market value of the domestic Parent sponsored Plans' assets for 1995 and 1996.


     PFS was allocated pension expense of $1,211, $1,174 and $2,374 in 1994, 1995 and 1996, respectively.


(9) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     PFS participates in a postretirement benefit plan administered by the Parent. The plan provides postretirement health care and life insurance benefits to eligible retired U.S. employees. Employees who have 10 years of service and attain age 55 while in service with the Division are eligible to participate in the postretirement benefit plan. The plan in effect through 1994 was largely noncontributory and was not funded. PFS accrues the cost of postretirement benefits over the years employees provide services to the date of their full eligibility for such benefits.

                                      PFS
                  (A DIVISION OF PEPSICO, INC. HELD FOR SALE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Postretirement benefit expense amounted to $919, $481 and $1,047 in 1994, 1995 and 1996, respectively. The liability for postretirement benefits of $8,967 at December 25, 1995 and $9,962 at December 27, 1996 is included in other liabilities and deferred credits in the accompanying balance sheets.

     Effective in 1994, certain features of the plan were amended to expand retiree cost-sharing provisions and limit the Division's share of future increases in health care costs.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
AmeriServ Food Company

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of AmeriServ Food Company (the Company) for the years ended December 31, 1994 and December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Company for the years ended December 31, 1994 and December 30, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 22, 1996

                             AMERISERV FOOD COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              YEAR ENDED
                                                                     -----------------------------
                                                                     DECEMBER 31,     DECEMBER 30,
                                                                         1994             1995
                                                                     ------------     ------------
                                                                            (IN THOUSANDS)
Net sales..........................................................    $873,309         $939,096
Operating expenses:
  Cost of sales, including delivery and warehouse expenses.........     841,408          907,597
  Selling, general, and administrative.............................      19,314           20,209
  Depreciation.....................................................       2,778            2,768
  Amortization of goodwill and covenants not to compete............         888              677
  Losses of divested operations....................................         313               --
                                                                       --------         --------
          Total operating expenses.................................     864,701          931,251
                                                                       --------         --------
Income from operations.............................................       8,608            7,845
Other expense:
  Interest expense.................................................       6,442            7,465
  Interest expense, related parties................................         226              216
  Amortization of financing costs..................................         236              302
  Other expense, net...............................................          28            1,472
                                                                       --------         --------
Income (loss) before minority interest.............................       1,676           (1,610)
Minority interest..................................................           4               (2)
                                                                       --------         --------
Income (loss) before income taxes..................................       1,680           (1,612)
Income tax provision...............................................         108              270
                                                                       --------         --------
Income (loss) before extraordinary items...........................       1,572           (1,882)
Extraordinary gain on early extinguishment of debt.................         312               --
                                                                       --------         --------
Net income (loss)..................................................    $  1,884         $ (1,882)
                                                                       ========         ========

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                   COMMON       ADDITIONAL
                                                    STOCK        PAID-IN       ACCUMULATED
                                                  PAR VALUE      CAPITAL         DEFICIT        TOTAL
                                                  ---------     ----------     -----------     -------
                                                                     (IN THOUSANDS)
Balance at January 1, 1994......................     $25         $  8,742       $ (17,032)     $(8,265)
  Contribution of dividend promissory notes and
     accrued interest to equity.................      --            5,678              --        5,678
  Accretion of redemption value of Series A
     Redeemable Preferred Stock.................      --               --          (1,125)      (1,125)
  Net income....................................      --               --           1,884        1,884
                                                     ---          -------        --------      -------
Balance at December 31, 1994....................      25           14,420         (16,273)      (1,828)
  One for ten reverse stock split...............     (22)              22              --           --
  Accretion of redemption value of Series A
     Redeemable Preferred Stock.................      --               --            (675)        (675)
  Net loss......................................      --               --          (1,882)      (1,882)
                                                     ---          -------        --------      -------
Balance at December 30, 1995....................     $ 3         $ 14,442       $ (18,830)     $(4,385)
                                                     ===          =======        ========      =======

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED
                                                                     -----------------------------
                                                                     DECEMBER 31,     DECEMBER 30,
                                                                         1994             1995
                                                                     ------------     ------------
                                                                            (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)..................................................   $    1,884       $   (1,882)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation.....................................................        2,778            2,768
  Amortization of goodwill and covenants not to compete............          888              677
  Amortization of financing costs..................................          236              302
  Other non-cash expenses..........................................           --            1,079
  Deferred income tax provision....................................         (347)              45
  Provision for doubtful accounts..................................          410              181
  Minority interest................................................           (4)               2
  Extraordinary gain...............................................         (312)              --
  Changes in operating assets and liabilities:
     Accounts and other receivables................................       (3,116)            (664)
     Inventories...................................................       (5,929)          (2,880)
     Prepaid expenses and other....................................       (1,272)            (730)
     Accounts payable..............................................       10,143            7,228
     Accrued liabilities...........................................           67             (844)
                                                                       ---------        ---------
Net cash provided by operating activities..........................        5,426            5,282
INVESTING ACTIVITIES
Acquisitions of businesses.........................................       (1,625)              --
Capital expenditures for property, plant, and equipment............       (1,263)          (3,030)
Proceeds from sale of property, plant, and equipment...............           71              112
Other..............................................................          190             (229)
                                                                       ---------        ---------
Net cash used in investing activities..............................       (2,627)          (3,147)
FINANCING ACTIVITIES
Borrowings under line of credit agreements.........................      929,724          960,744
Repayments under line of credit agreements.........................     (933,505)        (958,785)
Proceeds from long-term debt.......................................        5,896               --
Repayments of long-term debt.......................................       (6,855)          (3,617)
Maturity of certificates of deposit................................        1,620               --
Proceeds from issuance of Series A Redeemable Preferred Stock......        2,000               --
Other..............................................................       (1,335)            (490)
                                                                       ---------        ---------
Net cash used in financing activities..............................       (2,455)          (2,148)
                                                                       ---------        ---------
Net increase (decrease) in cash....................................          344              (13)
Cash at beginning of year..........................................          502              846
                                                                       ---------        ---------
Cash at end of year................................................   $      846       $      833
                                                                       =========        =========
Supplemental disclosure of cash flow information -- Cash paid for
  interest.........................................................   $    6,526       $    7,097

                            See accompanying notes.

                             AMERISERV FOOD COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                    DECEMBER 31, 1994 AND DECEMBER 30, 1995

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Disposition

     AmeriServ Food Company (the Company or AmeriServ) was formed in September 1989 and was majority owned by J. Lewis Partners, L.P. (Lewis Partners). On January 26, 1996, all of the Company's outstanding stock (common and preferred) was acquired by AmeriServe Food Distribution, Inc. (formerly NEBCO EVANS Distribution, Inc.) (NEBCO). In conjunction with the acquisition, the Company's revolving line of credit, its term notes payable to five co-lenders, and its note to Signal Capital Corporation were paid off. The Company continues to operate as a wholly-owned subsidiary of NEBCO with NEBCO providing any working capital needed for the Company's operations.

     The consolidated financial statements of the Company include the accounts of the Company and the following subsidiaries:

                                    SUBSIDIARY                              OWNERSHIP
        ------------------------------------------------------------------  ---------
        Post Holding Company and subsidiary (Post)........................      50%
        Delta Transportation, Ltd. (Delta)................................     100%

     The Company was formed through a series of acquisitions. Interstate Distributors, Inc. (IDI), and The Sonneveldt Company (Sonneveldt) represent holding companies formed for the purpose of acquiring the respective operating subsidiaries. Lewis Partners acquired a 70% ownership interest in Sonneveldt and an 81% ownership interest in IDI on December 19, 1988, and August 1, 1989, respectively. In 1989, Lewis Partners transferred its ownership interests in these two entities to the Company in exchange for shares of the Company's common stock. Concurrent with the transfer of Lewis Partners' ownership interests in the subsidiaries to the Company, the Company acquired the remaining 30% minority interest in Sonneveldt by exchanging shares of the Company's common stock for the minority interest holders' shares of Sonneveldt. The Company acquired Post Holding Company (Post) in 1989, First Choice Food Distributors, Inc. (FCF), in 1990, Alpha Distributors, Ltd., Delta Transportation, Ltd., and Omega Distributions Services, Ltd. (collectively Alpha), and Food Service Systems
(FSS) in 1991. The Company merged FSS into IDI in December 1992.

     On January 11, 1994, the Company completed a series of transactions including a private equity offering, a corporate restructuring, and a refinancing of the majority of the Company's debt. As a part of these transactions, the Company purchased the 19% minority interest in IDI, and simultaneously merged all of its subsidiaries into AmeriServ, except Post and Delta Transportation, Ltd. (Delta), which were not merged for regulatory reasons.

  Nature of Operations

     The Company, through its divisions and subsidiaries, is a system foodservice distributor specializing in distribution to chain restaurants. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods, cleaning and other supplies and small equipment. At December 30, 1995, the Company served approximately 4,300 restaurant locations within 38 different restaurant chains (or "concepts") in 38 states, Mexico and the Caribbean from 14 distribution centers in the United States.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                             AMERISERV FOOD COMPANY

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Upon consolidation, all intercompany accounts, transactions, and profits have been eliminated.

  Fiscal Year

     The Company's fiscal year is the 52- or 53-week period ending on the Saturday closest to December 31. The fiscal years ended December 31, 1994 (fiscal 1994) and December 30, 1995 (fiscal 1995) are 52-week periods.

  Inventories

     Merchandise inventories are valued at the lower of cost (first-in, first-out method) or market.

  Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets, using either the straight-line or double-declining balance method. Amortization of leasehold improvements is recorded over the respective lease terms or useful lives, whichever are shorter; and assets recorded under capital leases are amortized over the respective lease terms. Amortization of capital leases is included in depreciation expense. Useful lives for amortization and depreciation calculations are as follows:

                                                                        5 -- 40
        Buildings and improvements....................................  years
                                                                        5 --  9
        Delivery and automotive equipment.............................  years
                                                                        5 -- 12
        Warehouse equipment...........................................  years
                                                                        5 -- 10
        Furniture, fixtures, and equipment............................  years

  Other Assets

     Goodwill represents the excess of the purchase prices over the fair values of net assets of acquired businesses and is amortized over 40 years using the straight-line method. On January 11, 1994, the Company purchased the remaining minority interest in IDI resulting in additional goodwill of $1,160. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If this review indicates that goodwill may not be recoverable, as determined based on the estimated future undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall.

     The costs of covenants not to compete, incurred in connection with acquisitions, are being amortized over the lives of the respective covenants (three to five years) using the straight-line method. Deferred financing costs are being amortized over the terms of the respective agreements, generally three to five years, using the straight-line method, which does not differ significantly from the interest method.

  Federal Income Taxes

     The Company and its subsidiaries (excluding Post) file a consolidated federal income tax return. Under federal tax regulations, Post is required to file a separate consolidated federal income tax return.

  Losses of Divested Operations

     In fiscal 1994, the Company incurred losses of $313, consisting of costs incurred to close the two remaining FSS distribution facilities. The majority of these expenses were related to operating, legal,

                             AMERISERV FOOD COMPANY
severance, and shut-down costs associated with the decision to close these facilities. The closing and divesting of these operations was deemed necessary due to continued operating losses with respect to these two facilities.

  Other Expenses, Net

     In fiscal 1995, other expense, net, of $1,472 in the consolidated statement of operations, included expenses of $827 related to an attempted public offering of the Company's common stock, and an accrual of $600 representing payments due under contract to two former owners of a company acquired by AmeriServ in 1988. As the two former owners are no longer involved in the business, these amounts have been written off.

2.  LEASES

     The Company leases warehouse facilities and certain transportation equipment under operating leases expiring at various dates through 1999. Minimum annual rental commitments under noncancelable operating leases are as follows at December 30, 1995:

        1996...............................................................  $ 8,233
        1997...............................................................    7,509
        1998...............................................................    6,604
        1999...............................................................    5,134
        2000...............................................................    3,700
        Thereafter                                                             5,887
                                                                             -------
                                                                             $37,067
                                                                             =======

     Rent expense for fiscal 1994 and 1995 was approximately $9,363 and $11,243, respectively. Under certain truck leases, various subsidiaries of the Company are obligated to pay contingent rentals based on miles driven each period.

     The Madison, Wisconsin, warehouse facility lease grants the Company an option to purchase the warehouse facility at any time during the initial or extended lease terms for $6,000. Additionally, the lease grants the lessors a put option to require the Company to purchase the warehouse facility for $6,000 should the Company either default on future monthly rental payments or fail to exercise, or not be entitled under the terms of the lease to exercise, any of its options to extend the initial 10-year term of the lease.

     The Company leases operating facilities and certain delivery and warehouse equipment under capital lease agreements. The leases are for various terms through 2002, with interest payable at rates ranging from 10 to 12.75%. The facilities are leased from a partnership, which is partially owned by stockholders of the Company. Payments representing principal on the facility leases totaled $133 and $150 in fiscal 1994 and 1995, respectively. The Company is required to pay real estate and other occupancy costs under the leases.

3.  STOCK COMPENSATION PLAN

     In 1991, the Company adopted a Stock Compensation Plan (the Plan), which became effective on December 31, 1991. The Plan covers the issuance of incentive and nonqualified stock options and restricted stock grants to directors and key employees of the Company and its subsidiaries. The Plan is administered by a committee (the Committee) appointed by the Company's Board of Directors. The Committee generally has the authority to fix the terms and numbers of options to be granted and to determine the employees or other parties who will receive the options and the grants. The number of shares that may be issued under the Plan shall not exceed 56. Incentive stock options granted by the Committee shall expire on the date determined by the Committee, but in no event shall any incentive stock option expire later than 10 years after the grant date. The exercise price per share for shares issued pursuant to the exercise of incentive stock options shall not be

                             AMERISERV FOOD COMPANY
less than the fair market value of common stock at the time of the grant of the option. All options granted will expire between January 1, 2002, and January 11, 2004.

     Common share stock options outstanding at December 31, 1994, and December 30, 1995, are as follows adjusted for a 1 for 10 reverse stock split effective September 1, 1995 (in thousands except per share data):

                                              NUMBER OF        PRICE PER          OPTIONS
                                               SHARES            SHARE          EXERCISABLE
                                              ---------     ---------------     -----------
        Outstanding at December 31, 1994....      23        $53.33 -- $93.33         23
        Outstanding at December 30, 1995....      24        $53.33 -- $93.33         24

4.  INCOME TAXES

     Significant components of the provision for income taxes are as follows:


                                                                      YEAR ENDED
                                                             -----------------------------
                                                             DECEMBER 31,     DECEMBER 30,
                                                                 1994             1995
                                                             ------------     ------------
        Current:
          Federal..........................................     $   72            $ --
          State............................................        383             289
                                                                  ----             ---
        Total current......................................        455             289
        Deferred:
          Federal..........................................       (347)            (19)
                                                                  ----             ---
        Total deferred.....................................       (347)            (19)
                                                                  ----             ---
                                                                $  108            $270
                                                                  ====             ===


     A reconciliation of the Company's income tax provision calculated at federal statutory rates to the provision for income taxes reported is as follows:

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             DECEMBER 31,     DECEMBER 30,
                                                                 1994             1995
                                                             ------------     ------------
        Federal statutory tax rate (34%) applied to income
          (loss) before taxes..............................     $  571           $ (548)
        Net operating losses not benefited.................         --              267
        Benefit of net operating loss carryovers...........       (827)              --
        AMT credit not benefited...........................         72               --
        State income taxes.................................        383              289
        Tax return settlements.............................       (347)              --
        Amortization of goodwill...........................        124              124
        Meals and entertainment............................         97              119
        Other..............................................         35               19
                                                                 -----            -----
                                                                $  108           $  270
                                                                 =====            =====

     At December 30, 1995, the Company has consolidated net operating loss carryforwards of $8,707 for federal income tax purposes that expire in years 2004 through 2009. Additionally, at December 30, 1995, Post has net operating loss carryforwards of $1,360, which are available to offset Post's separate taxable income. The Company establishes a valuation allowance for its deferred tax assets until, based on available evidence, it is more likely than not that a portion or all of the deferred tax assets will be realized.

                             AMERISERV FOOD COMPANY

     Section 382 of the 1986 Internal Revenue Code provides for limitations on the utilization of net operating loss carryovers subsequent to certain ownership changes. If the Company experiences an ownership change, as defined under
Section 382, the availability of its net operating loss carryovers may be limited.

5.  OTHER RELATED PARTY TRANSACTIONS

     The Company and its subsidiaries incurred monitoring and acquisition fees of $415 to Lewis Partners for management advisory, investment banking, and acquisition services during both fiscal 1994 and 1995.

6.  CAPITAL STOCK

     Effective November 10, 1994, the Board of Directors approved a three-for-four reverse stock split and effective September 1, 1995, the Board of Directors approved a one-for-ten reverse stock split. All references to stock related data has been restated to reflect the effect of the splits.

     The Board of Directors of the Company is authorized, without action by the stockholders, to divide authorized preferred stock into one or more series and to fix, for each series, the number of shares, powers, designations, preferences, relative rights, qualifications, limitations, and restrictions. The Company is authorized to issue 500 shares of Preferred Stock with a par value of $0.01. The Company issued 45 shares of $.01 par value non-voting preferred shares designated as Series A Redeemable Preferred Stock for $4,500. The Preferred Stock is convertible into shares of common stock at a rate of 2.5 shares of common for each share of Series A Redeemable Preferred Stock. The holders of shares of Series A Redeemable Preferred Stock are entitled to receive dividends as declared by the Board of Directors from time to time. The Series A Redeemable Preferred Stock is redeemable in whole at any time or from time to time in part, at the option of the Company, at a redemption price of $125.00 per share, with such redemption price increasing by 12% per year commencing on January 1, 1995, and being increased by a per share amount equal to any then declared but unpaid dividends. The redemption of the Series A Redeemable Preferred Stock is mandatory on December 31, 2003, or earlier in the event of an initial public offering, sale of the Company or merger, consolidation, or other form of business combination in which the Company is not the surviving entity. In the event of any form of liquidation of the Company, the holders of the Series A Redeemable Preferred Stock hold preference over all other forms of capital stock at an amount equal to $100.00 per share with the amount increasing by 12% per year compounded annually. Commencing on January 1, 1995, this amount is further increased by a per share amount equal to any then declared but unpaid dividends.

     Under the terms of an agreement with two of the Company's stockholders, the Company must obtain an affirmative vote by at least one of the directors, if any, nominated by each of the two stockholders and Lewis Partners, prior to the consummation of any of the following events: (i) the issuance by the Company or any subsidiary of any shares of its capital stock or other equity securities or options, rights, or warrants; (ii) a transfer, as defined, by the Company of any of the shares of capital stock of Post currently owned by it; (iii) the approval of any amendments to the Certificate of Incorporation of the Company or its subsidiaries; (iv) the merger, consolidation, liquidation, or dissolution of the Company or any of its subsidiaries or the sale or other disposition of all, or substantially all, of the assets of the Company or its subsidiaries; (v) the declaration or payment of any dividend on or distribution to holders of the common equity stock of the Company or any subsidiary that is not wholly owned by the Company; or (vi) the amendment, modification, supplementation, or termination of various agreements currently in effect or hereinafter to be executed by the stockholders.

     In connection with the acquisition of Sonneveldt and the related financing obtained, a warrant was issued to Signal Capital Corporation to purchase 25% of the common stock of the Company's former subsidiary for an aggregate exercise price of $0.25. The warrant was exercisable upon issuance. As a part of the refinancing and restructuring completed January 11, 1994 (Note 9), the warrant was purchased by the Company for $100.

                             AMERISERV FOOD COMPANY

7.  CONCENTRATIONS OF CREDIT RISK

     The Company and its subsidiaries perform periodic credit evaluations of its customers' financial conditions and generally do not require collateral. Franchiser-owned and franchisee-owned stores of three national limited-menu concepts accounted for approximately 40%, 10%, and 10% in 1994 and 40%, 11%, and 10% in fiscal 1995 of the Company's consolidated revenues. One customer represented approximately 15% and 14% of consolidated revenues for fiscal 1994 and 1995, respectively.

8.  EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries have two benefit plans, the AmeriServ 401(k) Savings Plan and The Sonneveldt Company 401(k) Plan. The AmeriServ 401(k) Plan covers all hourly and salaried employees of AmeriServ and its subsidiaries, except those covered in The Sonneveldt Plan. The Sonneveldt Company 401(k) Plan covers all hourly warehouse and transportation employees of a former subsidiary, The Sonneveldt Company. Under the plans, participants may elect to defer up to 15% of compensation, and the Company matches a portion of the participant's salary deferral, up to plan-specified maximums. The Company's contributions to the plans totaled $389 and $323 in fiscal 1994 and 1995, respectively.

9.  REFINANCING

     On January 11, 1994, the Company entered into a series of transactions that resulted in capital contributions of $10,178, the refinancing of a majority of the Company's debt, and the restructuring of the Company's corporate organization.

     The Company issued 45 shares of Series A Redeemable Preferred Stock for $4,500 (Note 6). The consideration for these shares was a combination of cash and the contribution of the Company's $2,500 promissory note payable to Lewis Partners. Additionally, the stockholders of the Company, as a group, contributed the $5,000 balance of the dividend promissory notes, together with accrued interest of $678 thereon, to the Company in the form of additional paid-in capital.

     In fiscal 1994, the Company recognized a $313 extraordinary gain as a result of the refinancing of its revolving credit notes payable and certain term notes payable. The Company purchased the warrants in a subsidiary from one lender for less than book value, generating a $275 gain, prepaid a note obtaining a $263 discount in exchange for early extinguishment, and repaid several issues of debt before the due date resulting in $225 in prepayment penalties.

     The corporate structure of the Company was also simplified with the merger of all the Company's subsidiaries, except Post and Delta, into the Company. The mergers were also consummated on January 11, 1994.

             ======================================================


  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEHC OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEHC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    5
The Company...........................    5
Risk Factors..........................   15
The Exchange Offer....................   21
Certain Federal Income Tax
  Consequences of the Exchange
  Offer...............................   28
The Transactions......................   28
Use of Proceeds.......................   32
Capitalization........................   33
Selected NEHC Historical Financial
  Data................................   34
Selected PFS Historical Financial
  Data................................   36
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   38
The Business..........................   45
The Acquisition.......................   55
Management............................   56
Security Ownership of Certain
  Beneficial Holders and Management...   59
Certain Relationships and Related
  Party Transactions..................   60
Description of Indebtedness...........   61
Description of New Notes..............   66
Description of Certain Federal Income
  Tax Consequences....................   92
Plan of Distribution..................   96
Legal Matters.........................   97
Experts...............................   97
Change in Company's Accountant........   97
Index of Certain Defined Terms........   99
Index to Unaudited Pro Forma Financial
  Statements..........................  P-1
Index to Historical Financial
  Statements..........................  F-1


             ======================================================
             ======================================================
                                  $100,387,000
                          NEBCO EVANS HOLDING COMPANY
                       ---------------------------------
                               OFFER TO EXCHANGE
                       ---------------------------------
                       12 3/8% NEW SENIOR DISCOUNT NOTES

                                    DUE 2007
                                         , 1997
             ======================================================

                  PAGES TO BE USED IN MARKET-MAKING PROSPECTUS

                 [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]

[AMERISERVE LOGO]
                          NEBCO EVANS HOLDING COMPANY
                   12 3/8% NEW SENIOR DISCOUNT NOTES DUE 2007

                            ------------------------

     The 12 3/8% New Senior Discount Notes due 2007 (the "New Senior Discount Notes" or "New Notes") were issued in exchange for the 12 3/8% Senior Discount Notes due 2007 (the "Senior Discount Notes" or "Notes") by Nebco Evans Holding Company ("NEHC"), a Delaware corporation. See "Description of New Notes."

     The New Notes accrete at a rate of 12 3/8% compounded semi-annually to an aggregate principal amount of $100,387,000 at July 15, 2002. Thereafter, the New Notes will accrue interest at the rate of 12 3/8% per annum, payable semiannually on January 15 and July 15 of each year, commencing July 15, 2003. The New Notes are redeemable at the option of NEHC, in whole or in part, at any time on or after July 15, 2002 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. In addition, at any time, NEHC may redeem the New Notes, in whole but not in part, at the option of NEHC, at a redemption price of 112.375% of the accreted value (determined at the date of redemption), with the net cash proceeds of a Public Equity Offering. See "Description of the New
Notes -- Optional Redemption," and "Prospectus Summary -- Summary of Terms of New Notes."

     Upon the occurrence of a Change of Control, each Holder (as defined herein) of New Notes will have the right to require NEHC to repurchase all or any part of such Holder's New Notes at an offer price in cash equal to 101% of the Accreted Value (determined at the date of redemption) thereof on the date of repurchase (if such date of repurchase is prior to July 15, 2002) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase (if such date of repurchase is on or after July 15, 2002). "Description of New Notes-Repurchase at the Option of Holders." There can be no assurance that, in the event of a Change of Control, NEHC would have sufficient funds to repurchase all New Notes tendered. See "Risk Factors -- Payment Upon a Change of Control."


     The New Notes are general, unsecured obligations of NEHC, rank pari passu in right of payment with all existing and future senior indebtedness of NEHC and rank senior in right of payment to all subordinated indebtedness of NEHC. As indebtedness of NEHC, however, the Notes are effectively subordinated to all indebtedness of the Company. As of June 28, 1997, on a pro forma basis, after giving effect to the Transactions and the Refinancing, the Notes would have been effectively subordinate to approximately $885.4 million of indebtedness of the Company.


                            ------------------------

     SEE "RISK FACTORS," COMMENCING ON PAGE [      ], FOR A DISCUSSION OF
CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     This Prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in connection with the offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Company does not intend to list the New Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. DLJ has advised the Company that it intends to make a market in the New Notes; however, it is not obligated to do so and any market-making may be discontinued at any time. The Company will receive no portion of the proceeds of the sale of the New Notes and will bear expenses incident to the registration thereof.

                          DONALDSON, LUFKIN & JENRETTE
                                  SECURITIES CORPORATION

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1997.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by NEHC or DLJ. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the New Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     NEHC has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to NEHC or the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of which may be obtained from the SEC at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon the effectiveness of the Registration Statement, NEHC became subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith will file reports and other information with the SEC. Such reports and other information filed by NEHC can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Website (http://www.sec.gov.) maintained by the SEC, and the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.


     So long as NEHC is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the SEC to (i) State Street Bank and Trust Company as trustee (the "Senior Discount Note Trustee"), under the Indenture dated as of July 11, 1997 (the "Senior Discount Note Indenture") among the Company and the Senior Discount Note Trustee, pursuant to which the outstanding Notes were, and the New Notes will be, issued and (ii) the holders of the Notes and the New Notes. NEHC has agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish information that would be required to be furnished by NEHC by Section 13 of the Exchange Act to the Trustees and the holders of the Notes or New Notes as if they were subject to such periodic reporting requirements.



     In addition, NEHC has agreed that for so long as any of the New Notes remain outstanding, they will make available to any prospective purchaser of the New Notes or Holder of the New Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.



     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM AMERISERVE FOOD DISTRIBUTION, INC., 17975 WEST SARAH LANE, SUITE 100, BROOKFIELD, WISCONSIN 53045, (414) 792-9300. IN ORDER TO ENSURE TIMELY DELIVERY
OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER   , 1997.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

TRADING MARKET FOR THE NEW NOTES

     There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes or the ability of the Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such market were to develop, the New Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, NEHC's operating results and the market for similar securities. Although it is not obligated to do so, DLJ intends to make a market in the New Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJ. No assurance can be given as to the liquidity of or the trading market for the New Notes.

     DLJ may be deemed to be an affiliate of NEHC and, as such, may be required to deliver a prospectus in connection with its market-making activities in the New Notes. Pursuant to the Registration Rights Agreement, NEHC agreed to use its respective best efforts to file and maintain a registration statement that would allow DLJ to engage in market-making transactions in the New Notes for up to 120 days from the date on which the Exchange Offer is consummated. NEHC has agreed to bear substantially all the costs and expenses related to such registration statement.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the New Notes by DLJ in market-making transactions. NEHC will not receive any of the proceeds from such transactions.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by DLJ in connection with offers and sales of the New Notes in market-making transactions effected from time to time. DLJ may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.


     DLJMB, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 36.1% of the common stock of NEHC. Peter T. Grauer, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company; Benoit Jamar, a principal of DLJ, is a member of the Board of Directors of NEHC and the Company. Further, DLJ Capital Funding, Inc., an affiliate of DLJ, is acting as documentation agent in connection with the New Credit Facility for which it received certain customary fees and expenses. In addition, DLJ received a merger advisory fee of $4.0 million in cash from the Company after consummation of the Transactions. DLJ has informed NEHC that it does not intend to confirm sales of the New Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.


     NEHC has been advised by DLJ that, subject to applicable laws and regulations, DLJ currently intend to make a market in the New Notes following completion of the Exchange Offer. However, DLJ is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk
Factors -- Trading Market for the New Notes."


     DLJ has, from time to time, provided investment banking and other financial advisory services to the Company in the past for which they have received customary compensation, including fees received in connection with the Offering of the Senior Discount Notes, and may provide such services and financial advisory services to the Company in the future. DLJ acted as purchasers in connection with the initial sale of the Notes and received an underwriting discount of approximately $2.2 million in connection therewith. See "Certain Relationships and Related Party Transactions."


     DLJ and NEHC have entered into the Registration Rights Agreement with respect to the use by DLJ of this Prospectus. Pursuant to such agreement, NEHC agreed to bear all registration expenses incurred under such agreement, and NEHC agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

             ======================================================

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEHC OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEHC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................
The Company...........................
Risk Factors..........................
The Exchange Offer....................
Certain Federal Income Tax
  Consequences of the Exchange
  Offer...............................
The Transactions......................
Use of Proceeds.......................
Capitalization........................
Selected NEHC Historical Financial
  Data................................
Selected PFS Historical Financial
  Data................................
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
The Business..........................
The Acquisition.......................
Management............................
Security Ownership of Certain
  Beneficial Holders and Management...
Certain Relationships and Related
  Party Transactions..................
Description of Indebtedness...........
Description of New Notes..............
Description of Certain Federal Income
  Tax Consequences....................
Plan of Distribution..................
Legal Matters.........................
Experts...............................
Change in Company's Accountant........
Index of Certain Defined Terms........
Index to Unaudited Pro Forma Financial
  Statements..........................
Index to Historical Financial
  Statements..........................

             ======================================================
             ======================================================
                                  $100,387,000
                          NEBCO EVANS HOLDING COMPANY
                       12 3/8% NEW SENIOR DISCOUNT NOTES

                                    DUE 2007
                              --------------------
                                   PROSPECTUS
                              --------------------
                                          , 1997
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockbrokers,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII, Section 1 of the Company's Certificate of Incorporation limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Article VIII, Section 2(a) of the Certificate of Incorporation of the Company provides that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

     Article VIII, Section 2(a) of the Company's Certificate of Incorporation also provides that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board. Any rights to indemnification conferred in Section 2 are contract rights, and include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such capacity in advance of final disposition shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under Section 2 or otherwise. By action of the board of directors, the Company may extend such indemnification to employees and agents of the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


 2.1      Purchase Agreement, by and among NEHC and Donaldson, Lufkin & Jenrette Securities
          Corporation, dated as of July 9, 1997.*
 2.2      Asset Purchase Agreement between PepsiCo, Inc. and Nebco Evans Holding Company.*
 3.1      Certificate of Incorporation of NEHC.*
 3.2      By-Laws of NEHC.*
 4.1      Indenture, dated as of July 11, 1997, by and among NEHC and State Street Bank and
          Trust Company, with respect to the New Senior Discount Notes.*
 4.2      Form of New Senior Discount Note.*

 5.1      Opinion of Wachtell, Lipton, Rosen & Katz.
10.1      Registration Rights Agreement, dated as of July 11, 1997, by and among NEHC and
          Donaldson, Lufkin & Jenrette Securities Corporation.*
10.2      Second Amended and Restated Credit Agreement, dated as of July 11, 1997 among the
          Company, Bank of America National Trust and Savings Association, as Administrative
          Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Documentation Agent,
          Bank of America National Trust and Savings Association as Letter of Credit Issuing
          Lender, the Other Financial Institutions Party thereto and BancAmerica Securities,
          Inc. as Arranger.*
10.3      Stock Purchase Agreement, dated as of July 11, 1997, between NEHC and DLJ Merchant
          Banking, II, L.P.*
10.4      Sales and Distribution Agreement dated as of May 6, 1997 by and among PFS, Pizza
          Hut, Inc., Taco Bell Corp., Kentucky Fried Chicken Corporation and Kentucky Fried
          Chicken of California, Inc.*
12.1      Statements re computation of ratios.
16.1      Letter from Deloitte & Touche LLP.*
21.1      Subsidiaries of NEHC.*
23.1      Consent of Ernst & Young LLP.
23.2      Consent of KPMG Peat Marwick LLP.
23.3      Consent of Ernst & Young LLP.
23.6      Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).
24.1      Power of Attorney (see signature pages).*
25.1      Statement of Eligibility and Qualification of Trustee on Form T-1 of State Street
          Bank and Trust Company under the Trust Indenture Act of 1939.
27.1      Financial Data Schedule.
99.1      Form of Letter of Transmittal for the 12 3/8% New Senior Discount Notes due 2007.*
99.2      Guidelines for Certification of Taxpayer Identification Number on Substitute Form
          W-9.*
99.3      Form of Notice of Guaranteed Delivery.*


---------------


  * Previously filed.



(b) Financial Statement Schedule.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 17, 1997.


                                          NEBCO EVANS HOLDING COMPANY

                                          By     /s/ RAYMOND E. MARSHALL
                                            ------------------------------------
                                                    Raymond E. Marshall
                                                         President


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond E. Marshall, A. Petter 0stberg and Donald
J. Rogers, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on October 17, 1997.


                    NAME                                            TITLE
---------------------------------------------   ----------------------------------------------

           /s/ RAYMOND E. MARSHALL              President, Chief Operating Officer, Treasurer
---------------------------------------------     and Director
              Raymond Marshall

            /s/ DONALD J. ROGERS                Chief Financial Officer and Vice President
---------------------------------------------
              Donald J. Rogers

                      *                         Director
---------------------------------------------
              Daniel W. Crippen

                      *                         Director
---------------------------------------------
                John R. Evans

                      *                         Chief Executive Officer and Director
---------------------------------------------
               John V. Holten

                      *                         Director
---------------------------------------------
               Peter T. Grauer

                      *                         Director
---------------------------------------------
                Benoit Jamar

                      *                         Director
---------------------------------------------
             Gunnar E. Klintberg

                      *                         Director
---------------------------------------------
              Leif F. Onarheim


By:      /s/ DONALD J. ROGERS

    ----------------------------------

             Donald J. Rogers


             Attorney-in-Fact

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of Nebco Evans Holding Company as of December 30, 1995 and December 28, 1996, and for each of the three years in the period ended December 28, 1996, and have issued our report thereon dated August 6, 1997 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule for each of the three years in the period ended December 28, 1996, listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin
August 6, 1997

                                                                     SCHEDULE II

                          NEBCO EVANS HOLDING COMPANY

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                             ADDITIONS
                                                ------------------------------------
                                   BALANCE AT    CHARGED TO    CHARGED                                 BALANCE
                                   BEGINNING     COSTS AND     TO OTHER    ACQUIRED                    AT END
           DESCRIPTION              OF YEAR       EXPENSES     ACCOUNTS   BALANCE(2)   DEDUCTIONS(1)   OF YEAR
---------------------------------  ----------   ------------   --------   ----------   -------------   -------
Year ended December 31, 1994:
  Deducted from asset accounts
     Allowance for doubtful
       accounts..................    $1,142       $    359       $ --       $   --         $ (61)      $ 1,440
                                     ======         ======        ===       ======         =====        ======
     Reserve for inventory
       obsolescence..............    $   50       $      5       $ --       $   --         $  --       $    55
                                     ======         ======        ===       ======         =====        ======
Year ended December 30, 1995:
  Deducted from asset accounts
     Allowance for doubtful
       accounts..................    $1,440       $    134       $ --       $   --         $(404)      $ 1,170
                                     ======         ======        ===       ======         =====        ======
     Reserve for inventory
       obsolescence..............    $   55       $     --       $ --       $   --         $  --       $    55
                                     ======         ======        ===       ======         =====        ======
Year ended December 28, 1996:
  Deducted from asset accounts
     Allowance for doubtful
       accounts..................    $1,170       $  1,306       $ --       $3,385         $(525)      $ 5,336
                                     ======         ======        ===       ======         =====        ======
     Reserve for inventory
       obsolescence..............    $   55       $    344       $ --       $  430         $ (51)      $   778
                                     ======         ======        ===       ======         =====        ======

---------------
(1) Represents uncollectible accounts written off, net of recoveries.

(2) Balance of acquired company at date of acquisition.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
  2.1    Purchase Agreement, by and among NEHC and Donaldson, Lufkin & Jenrette Securities
         Corporation, dated as of July 9, 1997.*
  2.2    Asset Purchase Agreement between PepsiCo, Inc. and Nebco Evans Holding Company.*
  3.1    Certificate of Incorporation of NEHC.*
  3.2    By-Laws of NEHC.*
  4.1    Indenture, dated as of July 11, 1997, by and among NEHC and State Street Bank and
         Trust Company, with respect to the New Senior Discount Notes.*
  4.2    Form of New Senior Discount Note.*
  5.1    Opinion of Wachtell, Lipton, Rosen & Katz.
 10.1    Registration Rights Agreement, dated as of July 11, 1997, by and among NEHC and
         Donaldson, Lufkin & Jenrette Securities Corporation.*
 10.2    Second Amended and Restated Credit Agreement, dated as of July 11, 1997 among the
         Company, Bank of America National Trust and Savings Association, as Administrative
         Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Documentation Agent,
         Bank of America National Trust and Savings Association as Letter of Credit Issuing
         Lender, the Other Financial Institutions Party thereto and BancAmerica Securities,
         Inc. as Arranger.*
 10.3    Stock Purchase Agreement, dated as of July 11, 1997, between NEHC and DLJ Merchant
         Banking, II, L.P.*
 10.4    Sales and Distribution Agreement dated as of May 6, 1997 by and among PFS, Pizza
         Hut, Inc., Taco Bell Corp., Kentucky Fried Chicken Corporation and Kentucky Fried
         Chicken of California, Inc.*
 12.1    Statements re computation of ratios.
 16.1    Letter from Deloitte & Touche LLP.*
 21.1    Subsidiaries of NEHC.*
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of KPMG Peat Marwick LLP.
 23.3    Consent of Ernst & Young LLP.
 23.6    Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).
 24.1    Power of Attorney (see signature pages).*
 25.1    Statement of Eligibility and Qualification of Trustee on Form T-1 of State Street
         Bank and Trust Company under the Trust Indenture Act of 1939.
 27.1    Financial Data Schedule.
 99.1    Form of Letter of Transmittal for the 12 3/8% New Senior Discount Notes due 2007.*
 99.2    Guidelines for Certification of Taxpayer Identification Number on Substitute Form
         W-9.*
 99.3    Form of Notice of Guaranteed Delivery.*


---------------

   * Previously filed.